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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
McDONALD'S CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2003

McDONALD'S CORPORATION

Annual Meeting Notice and Proxy Statement

To McDonald's Corporation shareholders:

        McDonald's Corporation will hold its 2003 Annual Shareholders' Meeting on Thursday, May 22, 2003, at 9:00 a.m. Central Time, in the Prairie Ballroom at The Lodge at McDonald's Office Campus, Oak Brook, Illinois. The registration desk will open at 7:30 a.m.

        At the meeting, shareholders will be asked to:

  1.
  Elect nine Directors;

  2.
  Approve the appointment of independent auditors for 2003;

  3.
  Act on a shareholder proposal, if presented; and

  4.
  Transact other business properly presented at the meeting.

        Shareholders are cordially invited to attend the Annual Meeting. If you are unable to attend the meeting in person, you may watch a live webcast by going to www.investor.mcdonalds.com and clicking "Webcast". (A replay of the Annual Meeting also will be available for a limited time.)

        Your Board of Directors recommends that you vote FOR all nominees for Directors, FOR the approval of our auditors and AGAINST the shareholder proposal. Your vote is important.

        Please consider the issues presented in our Proxy Statement and vote your shares as promptly as possible.

By order of the Board of Directors,

Gloria Santona
Secretary

Oak Brook, Illinois
April 8, 2003

General information

RECORD DATE AND VOTING AT THE ANNUAL MEETING

        Shareholders owning McDonald's common stock at the close of business on March 24, 2003 (the record date), may vote at the 2003 Annual Meeting. On that date, 1,271,960,917 shares of common stock were outstanding. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

        Most shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Refer to your proxy or voting instruction card to see which options are available to you and how to use them.

        The Internet and telephone voting procedures are designed to authenticate shareholders' identities and to confirm that their instructions have been properly recorded.

        If you properly sign and return your proxy card or complete your proxy via the telephone or the Internet, your shares will be voted as you direct. If you sign and return your proxy but do not specify how you want your shares voted, they will be voted FOR the election of all nominees for Director as set forth under "Election of Directors," FOR the approval of auditors and AGAINST the shareholder proposal. You may revoke your proxy and change your vote at any time before the Annual Meeting by submitting written notice to the Corporate Secretary, by submitting a later-dated and properly executed proxy (including by means of a telephone or Internet vote) or by voting in person at the Annual Meeting.

        All votes cast at this year's Annual Meeting will be tabulated by EquiServe Trust Company, N.A. (EquiServe), which has been appointed independent inspector of election. EquiServe will determine whether or not a quorum is present. With respect to the election of Directors, shareholders may vote (a) in favor of all nominees, (b) to withhold votes as to all nominees, or (c) to withhold votes as to specific nominees. Directors are elected by a plurality vote, so the nine nominees named on page 2 of the Proxy Statement receiving the greatest number of votes will be elected. EquiServe will treat votes withheld as shares present for purposes of determining a quorum. Withheld votes will not affect the outcome of the election. With respect to the approval of auditors, the shareholder proposal or any other matter properly brought before the meeting, shareholders may vote (a) in favor of the matter, (b) against the matter, or (c) abstain from voting on the matter. EquiServe will treat abstentions as shares present for purposes of determining a quorum. Since a majority of the shares represented at the meeting and entitled to vote is required for approval of these matters, abstentions will have the effect of a vote against approval.

        Under New York Stock Exchange rules, the proposals to elect Directors and approve the appointment of independent auditors are considered "discretionary" items. This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions at least fifteen days before the date of the Annual Meeting.

        In contrast, the shareholder proposal described in the Proxy Statement is a "non-discretionary" item. This means brokerage firms that have not received voting instructions from their clients on this matter may not vote on this proposal. These "broker non-votes" will not be considered in determining the number of votes necessary for approval, and, therefore, will have no effect on the outcome of the vote for this proposal.

        We do not know of any other matters to be presented or acted upon at the meeting. If any other matter properly comes before the meeting, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

PROXY SOLICITATION

        The 2003 Proxy Statement and form of proxy were mailed to shareholders beginning on or about April 8, 2003 in connection with the solicitation of proxies by the Board of Directors to be used at the 2003 Annual Meeting.

        The cost of soliciting proxies will be paid by the Company. The Company has retained Innisfree M&A Incorporated to aid in the solicitation at a fee of $15,000 plus reasonable out-of-pocket expenses. Proxies may also be solicited by employees and Directors of the Company by mail, by telephone, by facsimile, by e-mail or in person.

CONFIDENTIAL VOTING

        It is the Company's policy to protect the confidentiality of shareholder votes throughout the voting process. In this regard, your vote will not be disclosed to the Company, its Directors, officers or employees, except to meet legal requirements or to assert or defend claims for or against the Company or except in those limited circumstances where (1) a proxy solicitation is contested; (2) you write comments on a proxy card; or (3) you authorize disclosure. The inspector of election has been and will remain independent of the Company.

        Nothing in this policy prohibits you from disclosing the nature of your vote to the Company, its Directors, officers or employees, or impairs voluntary communication between you and the Company, nor does this policy prevent the Company from ascertaining which shareholders have voted or from making efforts to encourage shareholders to vote.

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Item 1.    Election of Directors

        The Board is divided into three classes, each having three-year terms that expire in successive years. The five nominees standing for election as Directors at this year's Annual Meeting to hold office for three-year terms expiring in 2006 are James R. Cantalupo, Robert A. Eckert, Enrique Hernandez, Jr., Jeanne P. Jackson and Andrew J. McKenna. To provide for classes of equal size, two nominees, namely John W. Rogers, Jr. and Roger W. Stone, are standing for election as Directors for one-year terms expiring in 2004, and two nominees, namely Charles H. Bell and Cary D. McMillan, are standing for election as Directors for two-year terms expiring in 2005.

NOMINEES

        The nominees for Director are: Charles H. Bell, James R. Cantalupo, Robert A. Eckert, Enrique Hernandez, Jr., Jeanne P. Jackson, Andrew J. McKenna, Cary D. McMillan, John W. Rogers, Jr. and Roger W. Stone.

        The Board of Directors expects all nominees to be available for election. If any of them should become unavailable to serve as a Director for any reason prior to the Annual Meeting, the Board may substitute another person as a nominee. In that case, your shares will be voted for that other person.

        Your shares will be voted according to your instructions. If you execute your proxy but do not provide voting instructions, your shares will be voted FOR the election of the nine nominees named above. The nine nominees who receive the most votes will be elected.

        The Board of Directors recommends that shareholders vote FOR all nine nominees.

BIOGRAPHICAL INFORMATION

        Hall Adams, Jr.    Retired Chief Executive Officer of Leo Burnett & Co., Inc. Director of Moody's Corporation and Sears, Roebuck and Co. Class of 2005. Age: 69. Director since 1993.

        Charles H. Bell    Nominee.    President and Chief Operating Officer since January 2003. Mr. Bell previously held the following positions at McDonald's Corporation: from June 2001 to December 2002, President of McDonald's Europe; from September 1999 to June 2001, President of Asia/Pacific, Middle East and Africa Group; and from 1993 to September 1999, Managing Director of McDonald's Australia. Nominated for Class of 2005. Age: 42. Director since January 2003.

        Edward A. Brennan    Retired Chairman, President and Chief Executive Officer of Sears, Roebuck and Co. Director of The Allstate Corporation, AMR Corporation, Exelon Corporation, Minnesota Mining and Manufacturing Company and Morgan Stanley Dean Witter & Co. Class of 2005. Age: 69. Director since 2002.

        James R. Cantalupo    Nominee.    Chairman and Chief Executive Officer since January 2003. Mr. Cantalupo previously held the following positions at McDonald's Corporation: Vice Chairman, Emeritus and President, Emeritus, January 1, 2002 to December 31, 2002; Vice Chairman and President, December 1999 to December 2001; Vice Chairman and Chairman and Chief Executive Officer of McDonald's International, August 1998 to December 1999; and President and Chief Executive Officer, McDonald's International, January 1992 to August 1998. Director of Illinois Tool Works, Inc., Rohm and Haas Company (until May 2003) and Sears, Roebuck and Co. Nominated for the Class of 2006. Age: 59. Except for an eight-month absence from the Board, Mr. Cantalupo has served as a Director since 1987.

        Robert A. Eckert    Nominee.    Chairman and Chief Executive Officer of Mattel, Inc., a designer, manufacturer and marketer of family products, since May 2000. From 1997 to 2000, Mr. Eckert was President and Chief Executive Officer of Kraft Foods. Nominated for Class of 2006. Age 48.

        Enrique Hernandez, Jr.    Nominee.    Chairman and Chief Executive Officer of Inter-Con Security Systems, Inc., a provider of high-end security and facility support services to government, utilities and industrial customers. Presiding Director of Nordstrom, Inc., Director of Tribune Company and Wells Fargo & Company. Nominated for Class of 2006. Age: 47. Director since 1996.

        Jeanne P. Jackson    Nominee.    Formerly Chief Executive Officer of Walmart.com, a subsidiary of Wal-Mart Stores, Inc., from March 2000 to January 2002. From May 1995 to March 2000, President and Chief Executive Officer of Banana Republic, a Gap Inc. brand. From November 1998 to March 2000, Ms. Jackson held the additional responsibility for the Gap Inc. Direct Division. Director of NIKE, Inc. and Nordstrom, Inc. Nominated for Class of 2006. Age: 51. Director since 1999.

        Donald G. Lubin    Partner of the law firm of Sonnenschein Nath & Rosenthal, which provides legal services to the Company on a regular basis. Director of Molex Incorporated. Class of 2004. Age: 69. Director since 1967.

        Walter E. Massey    President of Morehouse College since 1995. Director of Bank of America Corporation, BP p.l.c. and Motorola, Inc. Class of 2004. Age: 64. Director since 1998.

        Andrew J. McKenna    Nominee.    Chairman and Chief Executive Officer of Schwarz Paper Company, a printer, converter, producer and distributor of packaging and promotional materials. Director of Aon Corporation, Click Commerce, Inc. and Skyline Corporation. Mr. McKenna has reached the retirement age of 73; however, the Board has asked him to serve for an additional term to aid in the management transition. Nominated for Class of 2006. Age: 73. Director since 1991.

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Adams	Bell, Nominee	Brennan	Cantalupo, Nominee	Eckert, Nominee	Hernandez, Nominee
Jackson, Nominee	Lubin	Massey	McKenna, Nominee	McMillan, Nominee	Rogers, Nominee
Savage	Stone, Nominee	Thurston	Turner

        Cary D. McMillan    Nominee.    Chief Executive Officer of Sara Lee Branded Apparel since October 2001, and Executive Vice President of Sara Lee Corporation, one of the world's leading branded consumer packaged goods companies, since January 2000. From 1999 to 2001, Mr. McMillan was Chief Financial and Administrative Officer of Sara Lee Corporation. Prior to that time, Mr. McMillan was Managing Partner of Arthur Andersen, LLP. Director of Hewitt Associates, Inc. and Sara Lee Corporation. Nominated for Class of 2005. Age 45.

        John W. Rogers, Jr.    Nominee.    Chairman and Chief Executive Officer and founder of Ariel Capital Management, Inc., a privately-held institutional money management firm specializing in equities, since January 1983. Director of Aon Corporation, Bank One Corporation, Exelon Corporation and GATX Corporation. Nominated for Class of 2004. Age 45.

        Terry L. Savage    Financial journalist, author and President of Terry Savage Productions, Ltd., which provides speeches, columns and videos on personal finance for corporate and association meetings, publications and national television programs, and networks including CNN, NBC and PBS. Class of 2005. Age: 58. Director since 1990.

        Roger W. Stone    Nominee.    Chairman and Chief Executive Officer of Box USA Group, Inc., corrugated box manufacturer, since July 2000. Mr. Stone retired as President and Chief Executive Officer of Smurfit-Stone Container Corporation, a multinational paper company primarily producing and selling pulp, paper and packaging products, a position he held from 1999 to 2000. Prior to 1999, Mr. Stone served as Chairman, President and Chief Executive Officer of Stone Container Corporation. Director of Autoliv Inc. Nominated for Class of 2004. Age: 68. Director since 1989.

        Robert N. Thurston    Business consultant. Class of 2004. Age: 70. Director since 1974.

        Fred L. Turner    Senior Chairman since 1990. Director of Baxter International Inc. and W.W. Grainger, Inc. Class of 2005. Age: 70. Director since 1968.

SENIOR DIRECTORS

        A Senior Director is a retired director who advises the Board in a non-voting capacity. At the upcoming Annual Meeting, Gordon C. Gray and Donald R. Keough will retire as Senior Directors. These gentlemen have made significant contributions to our Company, and we thank them.

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STOCK OWNERSHIP

        The following table shows the common stock ownership of the named individuals and the group as of February 1, 2003, except as indicated below. The Company does not believe there is any person or group who owned, as of February 1, 2003, more than 5% of the outstanding common stock. Directors, Nominees, Executive Officers and Mr. Greenberg as a group have sole voting and investment power over shares of common stock listed below except for 31,895 shares held jointly with spouses, 19,075 shares held by members of their immediate families and 860,826 shares held in trust or in a partnership, over which they share voting and investment power. None of the named individuals or Executive Officers owns more than 1.0% of the common stock outstanding. Directors, Nominees, Executive Officers and Mr. Greenberg as a group owned (directly, indirectly and through benefit plans) approximately 1.0%.

Name	Common stock (a,b,c,d)	Stock equivalents (e)	Total
Hall Adams, Jr.	20,000	6,987	26,987
Charles H. Bell	410,807	4,251	415,058
Edward A. Brennan	2,500	2,324	4,824
James R. Cantalupo	3,130,177	19	3,130,196
Robert A. Eckert, Nominee(f)	0	0	0
Jack M. Greenberg	3,398,302	35,930	3,434,232
Enrique Hernandez, Jr.	20,400	14,983	35,383
Jeanne P. Jackson	8,250	9,499	17,749
Donald G. Lubin	73,754	41,391	115,145
Walter E. Massey	10,000	5,744	15,744
Andrew J. McKenna	46,640	42,405	89,045
Cary D. McMillan, Nominee(f)	0	0	0
John W. Rogers, Jr., Nominee(f)	10,100	0	10,100
Michael J. Roberts	523,064	20,718	543,782
Terry L. Savage	19,000	44,838	63,838
James A. Skinner	896,109	33,169	929,278
Stanley R. Stein	556,225	0	556,225
Roger W. Stone	31,666	54,322	85,988
Robert N. Thurston	102,526	58,611	161,137
Fred L. Turner	1,473,338	19,451	1,492,789
Directors, Nominees, Executive Officers and Mr. Greenberg as a group (the Group)(28 persons)	12,997,341	460,690	13,458,031

(a)
Beneficial ownership of shares that are owned by members of their immediate families directly or through trusts is disclaimed as follows: Messrs. Lubin, 374; McKenna, 640; Rogers, 100; and the Group, 1,014.

(b)
Excludes 48,000 shares held by Mr. McKenna as Trustee of the Schwarz Profit Sharing Trust.

(c)
Includes unallocated shares held in the Company's Profit Sharing and Savings Plan as follows: Messrs. Bell, 1,148; Cantalupo, 3,642; Greenberg, 4,356; Roberts, 10,498; Skinner, 15,809; Stein, 3,575; Turner, 19,577; and the Group, 119,573.

(d)
Includes shares that could be purchased by exercise of stock options on or within 60 days after February 1, 2003 under the Company's option plans as follows: Directors Adams, 16,000; Bell, 395,889; Cantalupo, 2,810,846; Hernandez, 12,000; Jackson, 6,000; Lubin, 16,000; Massey, 10,000; McKenna, 16,000; Savage, 16,000; Stone, 13,666; Thurston, 16,000; Turner, 637,000; Messrs. Greenberg, 3,106,500; Roberts, 482,588 Skinner, 708,645; Stein, 471,875 (of these shares, 129,528 were transferred to members of Mr. Stein's immediate family); and the Group, 10,703,892.

(e)
Includes common stock equivalents credited under the Supplemental Profit Sharing and Savings Plan and the Directors' Stock Plan.

(f)
Share ownership as of March 28, 2003. These Director nominees do not currently serve on the Board of Directors.

STOCK OWNERSHIP GUIDELINES

        In 1997, minimum stock ownership guidelines for outside Directors were established. Each Director is expected to acquire, within a five-year period after becoming a Director, common stock or common stock equivalent units equal in value to at least five times the annual retainer and hold such amount of stock throughout his or her term.

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Additional information concerning the Board of Directors

BOARD COMMITTEES

        The Audit Committee reviews the performance, and recommends to the Board the selection and retention, of the Company's independent auditors. The Audit Committee reviews with the internal auditors and the independent auditors the overall scope and results of their respective audits, the internal accounting and financial controls and the steps management has taken to monitor and control the Company's major risk exposure. Members of the Committee are Directors Hernandez (Chairman), Massey, Savage and Stone. In 2002, the Audit Committee met 13 times, including meeting to review the Company's annual and quarterly financial results prior to their public issuance.

        The Compensation Committee evaluates the performance of the Company's Chief Executive Officer in consultation with the outside Directors and recommends his compensation to the Board annually; reviews and approves senior management's compensation; and establishes compensation guidelines for all other officers. The Committee administers the Company's incentive compensation and stock option plans and develops compensation policies. Members of the Committee are Directors Thurston (Chairman), Adams, Brennan and Jackson. In 2002, the Compensation Committee met eight times.

        The Governance Committee sets criteria for Board membership; searches for and screens candidates to fill Board vacancies; recommends appropriate candidates for election each year and, in this regard, evaluates individual Director performance; assesses overall Board performance; considers issues regarding Board composition and size; recommends to the Board the compensation paid to outside Directors; and evaluates the Company's corporate governance process. Members of the Committee are Directors McKenna (Chairman), Brennan, Lubin, Savage and Stone. In 2002, the Committee met six times. Shareholders can nominate Director candidates for consideration by writing to the Governance Committee, c/o the Corporate Secretary, McDonald's Corporation, McDonald's Plaza, Oak Brook, Illinois 60523 and providing the candidate's name, biographical data, qualifications and the candidate's written consent to being named as a nominee in the Company's Proxy Statement and to serve as a Director if elected.

        The Corporate Responsibility Committee acts in an advisory capacity to the Company's management with respect to policies and strategies that affect the Company's role as a socially responsible organization, including, but not limited to, issues pertaining to health and safety, the environment, employee opportunities, consumers and the communities in which the Company does business. Members of the Committee are Directors Massey (Chairman), Adams, Jackson and McKenna. In 2002, the Committee met two times.

        The Board also has an Executive Committee and a Finance Committee. The Executive Committee may exercise most Board powers during the period between Board meetings. Members of this Committee are Directors Cantalupo (Chairman), Lubin, McKenna and Thurston. No meetings were held in 2002.

        The Finance Committee acts in an advisory capacity to management and the Board on financial matters, including investments and acquisitions, as may from time to time be referred to it by the Board or management. Members of the Committee are Directors Stone (Chairman), Hernandez, Lubin and Thurston. The Committee met two times in 2002.

COMPENSATION OF THE BOARD

        In 2002, each outside Director received an annual retainer of $35,000 plus a $2,000 fee for each Board meeting attended, a $1,000 fee for each committee meeting attended and a $1,000 fee for each executive session attended that was not held in conjunction with a Board meeting. The chairman of each committee also received an additional annual retainer of $10,000. Directors can defer their retainer and fees in the form of common stock equivalent units under the Company's Directors' Stock Plan. Deferred amounts are credited to an account, which is adjusted to reflect dividends as well as gains or losses, as if invested in common stock. Each outside Director also received a credit of $17,500 to his or her Directors' Stock Plan account at the end of each full year of service, up to a maximum of 10 years. Deferred amounts are generally paid in cash after the Director retires from the Board but can be deferred further up to a maximum of 15 years at the option of the Director. Outside Directors may participate in a Matching Gift Program, whereby charitable donations to qualifying organizations are matched.

        In May 2002, each outside Director received an option to purchase 5,000 shares of common stock. All options vest in equal annual installments over three years, have a 10-year life and permit the holder to purchase shares at their fair market value on the date of grant. A stock option grant of 5,000 shares is made to each outside Director when he or she joins the Board of Directors. Such a grant was made to Mr. Brennan when he joined the Board in May 2002.

        In 2002, Directors Lubin and Thurston received the use of corporate vehicles valued at $11,671 and $3,680, respectively.

        The Board met 12 times in 2002.

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McDONALD'S CORPORATION
CORPORATE GOVERNANCE PRINCIPLES

        The following is the complete text of McDonald's Corporate Governance Principles:

        McDonald's Corporation's Board of Directors is entrusted with, and responsible for, the oversight of the assets and business affairs of McDonald's Corporation in an honest, fair, diligent and ethical manner. This Board has long believed that good corporate governance is critical to our fulfilling our obligations to shareholders. We have tried to be a leader in this area, having adopted written governance principles as early as 1994. We were among the first to memorialize our governance principles, to regularly evaluate them and to publish information about them annually in our proxy statement. We firmly believe that good governance is a journey, not a destination. Therefore, we are committed to reviewing our governance principles at least annually, with a view to continuous improvement. As our governance processes evolve, we will change this document. One thing that we will not change, however, is our commitment to ensuring the integrity of the Company in all of its dealings with stakeholders. Our continued focus on leadership in corporate governance is an integral part of fulfilling our commitment to shareholders.

ROLES AND RESPONSIBILITIES

        Role of the Board.    The Board, which is elected by the shareholders, is the ultimate decision-making body of the Company, except with respect to matters reserved to shareholders. The primary function of the Board is oversight. The Board, in exercising its business judgment, acts as an advisor and counselor to senior management and defines and enforces standards of accountability—all with a view to enabling senior management to execute their responsibilities fully and in the interests of shareholders. The following are the Board's primary responsibilities:

  >
  Overseeing the conduct of the Company's business so that it is effectively managed in the long-term interest of shareholders;

  >
  Selecting, evaluating and compensating the Chief Executive Officer (CEO) and planning for CEO succession, as well as monitoring management's succession planning for other key executives;

  >
  Reviewing, approving and monitoring the Company's strategic plans and objectives;

  >
  Monitoring the Company's accounting and financial reporting practices and reviewing the Company's financial and other controls;

  >
  Overseeing the Company's compliance with applicable laws and regulations; and

  >
  Overseeing the processes that are in place to safeguard the Company's assets and mitigate risks.

        In performing its oversight function, the Board is entitled to rely on the advice, reports and opinions of management, counsel, auditors and outside experts. In that regard, the Board and its Committees shall be entitled, at the expense of the Company, to engage such independent legal, financial or other advisors as they deem appropriate, without consulting or obtaining the approval of any officer of the Company.

        Role of Management.    The Company's business is conducted by its employees, managers and officers, under the direction of senior management and led by the CEO. In carrying out the Company's business, the CEO and senior management are accountable to the Board and ultimately to shareholders. Management's primary responsibilities include the day-to-day operation of the Company's business, strategic planning, budgeting, financial reporting and risk management; and in fulfilling those responsibilities, management must balance the unique relationships between and among the McDonald's System of employees, franchisees, suppliers and customers.

COMPOSITION OF THE BOARD

        Size of the Board.    The Board itself determines its size within the range of 11 to 24 members required by the Company's Certificate of Incorporation. The Board believes that, at this time, the optimal number of Directors is between 12 and 17.

        Qualifications and Selection of Directors.    The Governance Committee is responsible for selecting candidates for Board membership, subject to Board approval, and for extending invitations to join the Board. In selecting candidates, the Board endeavors to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who display the independence of mind and strength of character to effectively represent the best interests of shareholders. Candidates are selected for their ability to exercise good judgment, and to provide practical insights and diverse perspectives. Consistent with its charter, the Governance Committee is responsible for screening candidates, for establishing criteria for nominees, and for recommending to the Board a slate of nominees for election to the Board at the Annual Meeting of Shareholders. Candidates are approved by the full Board.

        Independence of Directors.    A substantial majority of Directors shall be independent of management. It is the intent of the Board that all newly appointed or elected non-management Directors shall be independent. An independent Director is one who is free of any relationship with the Company or its management that may impair, or appear to impair, the Director's ability to make independent judgments. The Board of Directors determines each Director's independence after reviewing pertinent facts and circumstances. This determination is made in conformity with applicable laws, regulations and stock exchange listing requirements. If a change in circumstance affects an independent Director's continuing

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independence, that Director shall submit his or her resignation to the Chair of the Governance Committee. The Governance Committee shall determine whether to accept or reject such resignation.

        Management Directors.    The only management members of the Board shall be the CEO, the President and the Senior Chairman. Each of the CEO and the President shall resign from the Board at the time that service as a Company officer ends.

        Retirement; Term Limits.    A Director will be expected to retire on the date of the Annual Meeting of Shareholders immediately following his or her 73rd birthday, although the full Board may nominate existing members of the Board over the age of 73 as candidates in exceptional circumstances. The Board does not believe that arbitrary term limits on Directors' service are appropriate as they may sometimes force the Company to lose the contribution of Directors who have over time developed increased insight into the Company and its operations. However, a Director's service should not outlast his or her ability to contribute and consequently the Board does not believe that Directors should expect to be renominated continually until they reach the age of 73. Each Director's continued tenure shall be re-considered at the end of his or her term, taking into account the results of the Board's most recent self-evaluation. It is the Board's intent to maintain a balance of Directors who have longer terms of service and those who have joined more recently.

BOARD LEADERSHIP

        Selection of CEO and Chairman.    The non-management Directors shall select the CEO and the Chairman. The non-management Directors will exercise their discretion in combining or separating the positions of Chairman and CEO, as they deem appropriate in light of prevailing circumstances.

        Executive Officers.    The CEO shall select all executive officers, subject to the approval of the Board of Directors.

        Presiding Director.    The role of the Presiding Director is to preside at all executive sessions of the Board of Directors and to be an avenue for communications with non-management Directors. If the Chairman is a non-management Director, then the Chairman shall be the Presiding Director. If the Chairman is a management Director, the Chair of the Governance Committee shall be the Presiding Director.

RESPONSIBILITIES AND CONDUCT OF DIRECTORS

        Responsibilities of Directors.    Directors must devote the time and attention, and meet as frequently as necessary, to discharge their responsibilities. In discharging their responsibilities, Directors must exercise their business judgment and act in a manner that they believe in good faith is in the long-term best interests of the Company and its shareholders. Directors are expected to attend all or substantially all Board meetings and meetings of the Committees of the Board on which they serve. Directors are also expected to spend whatever additional time as may be necessary for them to discharge their responsibilities appropriately. Directors shall ensure that other existing or future commitments do not materially interfere with their ability to fulfill their responsibilities as Company Directors.

        Other Board Service by Management Directors.    The CEO shall not serve on the boards of more than two for-profit companies, and the President shall not serve on the board of more than one for-profit company, in addition to the McDonald's Board. Each management Director shall obtain the approval of the Board before accepting an invitation to serve on the Board of another for-profit company.

        Other Board Service by Non-Management Directors.    Whether service on the boards of directors of other companies is likely to interfere with the performance of a Director's duties to the Company depends on the individual and the nature of the Director's other activities. Accordingly, the Board does not have a specific limitation on the number of directorships a non-management Director may hold. It is expected that, before accepting another board position, a Director will consider whether that service will compromise his or her ability to perform his or her present responsibilities to the Company. Each non-management Director shall provide advance notice to the Chairman and the Chair of the Governance Committee of acceptance of an invitation to serve on the Board of any other for-profit company.

        Change of Circumstance.    If a Director's principal occupation or business association changes, or if other similarly material changes in a Director's circumstances occur, the Director shall submit a resignation to the Chair of the Governance Committee. The Governance Committee shall determine whether to accept or reject such resignation.

        Code of Conduct for Directors.    Directors shall adhere to the Code of Conduct for Directors.

        Conflicts of Interest.    Directors shall avoid any situation that may give rise to a conflict of interest or the appearance of a conflict of interest. If an actual or potential conflict of interest arises, the Director shall promptly inform the Chairman of the Board and the Chair of the Governance Committee and recuse himself or herself from any Board deliberations or decisions related to the matter that is the subject of the conflict of interest. If an actual or potential conflict exists and cannot be resolved by a Director's recusal from participation in discussions or deliberations related to the matter or in any other reasonable manner, the Director shall submit a resignation to the Chair of the Governance Committee. The Governance Committee shall determine whether to accept or reject such resignation. The Board shall resolve any conflict of interest question involving the CEO or any executive officer.

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FUNCTIONING OF THE BOARD

        Board Meetings.    The Board of Directors meets at least six times a year. Additional meetings are scheduled as necessary or appropriate in light of prevailing circumstances. The Chairman chairs all meetings of the Board of Directors. The Chairman establishes an agenda for each meeting. Agendas are set so as to ensure that the Board will be able to fulfill its oversight responsibilities. Directors may at any time suggest the addition of any matters to a meeting agenda or raise for discussion at any meeting any subject that they wish, whether or not it is on the agenda for the meeting. The Secretary attends all meetings of the Board and records the minutes. The Vice Chairman, Chief Financial Officer and General Counsel also attend meetings of the Board. Any one or all of these officers may be excused from all or any portion of a Board meeting at the request of any Director.

        Executive Sessions.    The Board of Directors refers to meetings of the non-management Directors as "executive sessions." The Presiding Director chairs executive sessions; however, he may choose to defer to a Committee Chair when the subject matter of the meeting falls within the purview of a Board Committee. The non-management Directors, led by the Presiding Director, determine the frequency, length and agenda for executive sessions. An executive session is scheduled immediately before or after a regular Board meeting at least twice each year.

        Site Visits.    Directors are expected to visit Company facilities throughout the year. Periodically, the Board will meet away from the Company's headquarters in order to visit certain of the Company's operations and provide the Directors the opportunity to meet with local management.

        Information to be Distributed Prior to Meetings.    Information regarding the Company's business and performance is distributed to all Directors on a monthly basis. In addition, business updates and information regarding recommendations for action by the Board at a meeting shall be made available to the Board a reasonable period of time before meetings.

FUNCTIONING OF COMMITTEES

        Committee Structure.    The Board believes that the Company benefits from its collective wisdom and therefore the Board as a whole will deal with major corporate decisions. There are, however, certain key areas that require more in-depth examination than might be possible at a full Board meeting. Accordingly, the Board has established six standing Committees: Audit, Compensation, Corporate Responsibility, Executive, Finance and Governance. The Board also may establish ad hoc committees from time to time as circumstances and business activities warrant.

        Committee Charters.    Each standing Committee shall have a written charter that shall be approved by the full Board, upon the recommendation of the Governance Committee. Each Committee charter shall state the purpose of the Committee and reflect the responsibilities that the Committee has undertaken. Each Committee shall review its charter annually and recommend amendments to it as appropriate to reflect changes in the Committee's responsibilities, applicable law or regulations, and other relevant considerations.

        Committee Membership.    Committees and their Chairs shall be appointed by the Board annually at the Annual Meeting of the Board, on recommendation of the Governance Committee. It is the Board's policy that, with the exception of the Executive Committee, only non-management Directors shall serve on the standing Committees. The members of the Audit, Compensation and Governance Committees shall at all times meet the requirements of applicable law and listing standards. It is the sense of the Board that it should benefit from the periodic rotation of Committee members and Committee Chairs, and the Governance Committee shall take this into account in its annual review of Committee membership.

        Committee Meetings.    The Chairs of the various Committees, in consultation with their Committee members, shall determine the frequency, length and agenda of Committee meetings. Information regarding matters to be considered at Committee meetings shall be distributed to Committee members a reasonable period of time before such meetings. The Chair of each Committee shall report on the activities of the Committee to the Board following Committee meetings and minutes of Committee meetings shall be distributed to all Directors for their information.

BOARD COMPENSATION AND SHARE OWNERSHIP

        Board Compensation.    Directors who are Company employees shall not be compensated for their services as Directors. The Governance Committee shall determine the form and amount of compensation for non-management Directors, subject to approval of the full Board of Directors. The Committee shall be sensitive to questions of independence that may be raised where Director fees and expenses exceed customary levels for companies of comparable scope and size.

        Share Ownership by Directors.    The Board of Directors believes that an alignment of Director interests with those of shareholders is important. All Directors are expected to own stock in the Company in accordance with the policy established by the Governance Committee.

8

LEADERSHIP DEVELOPMENT

        Annual Review of Management Performance.    After consulting with the non-management Directors, the Chairs of the Compensation and Governance Committees shall approve the annual goals and objectives of the CEO. In order to ensure alignment in these discussions and in evaluating the CEO's performance, the Chair of the Compensation Committee shall be a member of the Governance Committee. Each year, the Chairs of the Compensation and Governance Committees shall consult with the non-management Directors in evaluating the CEO's performance and shall thereafter jointly provide the CEO with a performance review for the preceding year. Consistent with this evaluation, the Compensation Committee shall establish the CEO's salary, bonus and other incentive and equity compensation for the year. In addition, the Compensation Committee shall also annually approve the compensation structure for the Company's officers, and shall evaluate the performance of the Company's executive officers before approving their salary, bonus and other incentive and equity compensation.

        Succession Planning.    The Board shall annually consider a succession plan for the CEO and senior management.

        Board Self-Evaluations.    The Governance Committee shall annually evaluate the performance of the Board of Directors as a whole. Individual Directors will be evaluated periodically, but in no event less often than each time they are slated for re-election. In completing these evaluations, the Governance Committee may choose to benchmark the practices of other boards of directors; circulate surveys, questionnaires and evaluation forms; hire outside consultants and advisors; and use such other methods as it may deem helpful and appropriate. At the conclusion of the evaluation process the Chair of the Governance Committee shall report the Committee's conclusions to the full Board and may make recommendations for improvement to the full Board.

        Committee Self-Evaluations.    Each of the Audit, Compensation, Corporate Responsibility and Governance Committees shall annually evaluate its performance as a Committee. At the conclusion of the evaluation process, the Chair of each respective Committee shall report the Committee's conclusions to the full Board and may make recommendations for improvement to the full Board.

        Director Orientation and Education.    New Directors shall participate in an orientation process, which shall address the Company's operations, performance, strategic plans, and corporate governance practices, and will include introductions to members of the Company's senior management and their respective responsibilities. All Directors are encouraged to participate in continuing education programs, and the Company shall pay the reasonable expenses of attendance by a Director at one such program per year.

COMMUNICATIONS

        Access to Management and Information.    In order to fulfill their oversight responsibilities, Directors shall have free access to Company management and employees. The Board encourages the Chairman to invite members of management to make presentations at Board meetings in order to provide particular insights into aspects of the Company's business or to provide individuals with exposure to the Board for purposes of management development. Management shall be responsive to all requests for information from Board members.

        Board Interaction with Institutional Investors, the Press and other Constituencies.    The Board believes that management speaks for the Company.

        Public Communications with the Board.    The Board of Directors shall provide a means by which persons, including shareholders, may communicate directly with non-management Directors, which shall be disclosed in the Company's annual proxy statement.

SHAREHOLDER PRACTICES

        Shareholder Nominations.    Shareholders may nominate Director candidates for consideration by the Governance Committee by writing to the Committee and providing the candidate's name, biographical data and qualifications. The policy in this regard shall be disclosed in the Company's annual proxy statement.

        Consideration of Shareholder Proposals.    The appropriate Board committee will consider any proposal properly presented by a shareholder for inclusion in the Company's annual proxy statement. In considering the proposal, the committee may seek input from an independent advisor and/or legal counsel, as appropriate; and will reach a conclusion and report to the full Board for its consideration. After full consideration by the Board of Directors, the shareholder proponent will be notified of the conclusion of the Board.

        Confidential Voting.    It is the Company's policy to protect the confidentiality of shareholder votes throughout the voting process. The policy in this regard shall be disclosed in the Company's annual proxy statement.

OTHER GUIDELINES AND POLICIES

        In addition to these Principles and the Committee charters, the Board and its Committees will from time to time establish operating procedures, guidelines and policies that pertain to their respective oversight functions. The Secretary of the Company is charged with maintaining copies of these guidelines and policies.

9

Compensation Committee report on executive compensation

DEAR FELLOW SHAREHOLDERS:

PHILOSOPHY

        Our Committee approves executive compensation, establishes compensation guidelines for corporate officers and administers the Company's stock option and other incentive plans. The Company's executive compensation program is designed to attract, motivate, reward and retain the best people.

        We believe that the Company's executives will more effectively pursue the interests of McDonald's shareholders, whose interests they are charged with enhancing, if they are shareholders themselves. Therefore, McDonald's encourages ownership and retention of Company stock by executives. Our profit sharing program and stock option plans are designed to facilitate this share ownership.

EXECUTIVE COMPENSATION

        We believe that executive compensation should be competitive with other large globally branded companies and alternative careers within the McDonald's System (i.e., careers as a franchisee or supplier) and our determinations are guided in part by the increasingly competitive demand in the market for talented executives who have the skills and expertise required to lead a large, dynamic global business. In this regard, we conduct an overall review of compensation annually.

        We review information supplied by independent consultants to determine the competitiveness of McDonald's total compensation package with that of a peer group. The peer group, which we use for compensation comparison purposes, consists of most of the companies comprising the Dow Jones Industrial Average. We believe that these major corporations are most likely to compete with McDonald's for executive talent. At this point in time, base salary paid to the officers named in the summary compensation table on page 12 of the Proxy Statement approximates the middle of this peer group's range, while annual and long-term incentives paid to such officers are below the median.

        In addition to reviewing competitive pay information, we also review shareholder returns for the Company and the peer group illustrated in the graph set forth on page 14 of this Proxy Statement. We also consider certain qualitative factors, which we believe contribute to building McDonald's global brand.

ANNUAL CASH COMPENSATION

        Annual cash compensation for senior management, as for all employees, consists of base salary and a variable, at-risk incentive under the Target Incentive Plan (TIP).

        Our Committee annually establishes an executive's base salary through our evaluation of the executive's level of responsibility and individual performance, considered in light of competitive pay practices. We gauge individual performance in: developing and executing corporate strategies; leading and developing people; initiating and managing change; balancing the many relationships within the McDonald's System; and contributing to programs that positively impact the Company's performance. Based on disappointing financial performance in 2001, and in order to reduce general and administrative expenses, no base salary merit increases were granted to any of the Company's officers in 2002. Actual salaries earned by officers in 2002, however, increased slightly over 2001 levels due to the fact that 2001 merit increases were awarded in April 2001, and were therefore in effect for only three-fourths of that year while they were in effect for all of 2002.

        Under TIP, each employee is assigned a target incentive at the beginning of the year (the greater the individual's responsibility, the higher the percentage of target incentive to salary). Target incentives paid to executives are adjusted by financial performance factors (subject to adjustment for the effect of foreign currency translation on reported results and significant charges) for the Company or the particular area of the world led by that executive. In each case, an individual performance factor is also applied and, in certain cases, a team performance measure may also be applied. In order to provide for greater accountability, the Committee set threshold financial performance levels in 2002 that must be met before any target incentive awards would be paid. If these thresholds were not achieved, no awards would be paid to officers under TIP.

        For those executives with responsibility for the Company's U.S. business, 2002 target incentives were adjusted by team and individual performance factors based in part on performance of the Company's U.S. business in 2002, as measured by U.S. operating income, economic profit and U.S. owner/operator cash flow. Other non-financial factors designed to improve Quality, Service & Cleanliness (QSC) at McDonald's U.S. restaurants also impacted target incentives. Target incentives for those executives with specific responsibility for a particular area of the world other than the U.S. were adjusted by a performance factor measured against operating income growth and return on total assets for their respective areas. In certain markets, the following measures also were considered: customer and employee satisfaction, employer image, changes in comparable transaction counts and other nonfinancial initiatives designed to enhance our Brand.

        In 2002, target incentives for executives responsible for the Company's overall performance, including Mr. Greenberg, were adjusted by an average of the performance factors for each of the areas of the world as described above and the accomplishment of additional initiatives designed to achieve key global strategies. For 2002, these strategies included achievement of general and administrative expense reduction targets, leadership in the area of social responsibility, as well as advancement of certain innovation and technology initiatives.

        The Company failed to achieve its 2002 financial targets, although performance met the minimum thresholds established under TIP. Therefore, the Committee awarded target incentive awards for 2002 that were substantially below target. The Summary Compensation Table on page 12 of this Proxy Statement lists for 2002 the awards for the Named Officers.

10

LONG-TERM INCENTIVES

        Long-term incentives consist of stock options and cash awards under a long-term incentive plan (LTIP). These awards serve to focus executive attention on the long-term performance of the business and comprise a significant portion of total compensation for senior management consistent with our increased emphasis on the risk-reward element of executive compensation.

        Options.    Options granted to executives typically have a life of ten years, vest over periods of four to seven years, and have an exercise price equal to the fair market value of the common stock on the grant date. In establishing guidelines for the size of stock option awards, we consider the following criteria (in order of importance): achievement of plan objectives, the implementation of key strategies and level of responsibility. Individual awards to members of senior management are made within these guidelines, dependent primarily upon current individual performance and on the potential for positively influencing future results.

        Long-term incentive plan.    Under this plan, officers receive cash awards based on corporate performance targets over three-year performance cycles. Cash awards vary if minimum, target or maximum predetermined performance goals are achieved at the end of the cycle. Specific measurements are chosen each year for each successive three-year cycle. For the three-year cycle ended December 31, 2002, actual growth in earnings per share and return on equity fell below the minimum threshold required for payment; therefore no amounts were paid for this cycle. Further, the Committee did not approve a long-term incentive award for the three-year cycle that would have begun in 2002.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

        Mr. Greenberg participated in the compensation programs described throughout this report. Amounts paid and granted under these programs are disclosed in the compensation tables beginning on page 12 of this Proxy Statement. Mr. Greenberg did not receive a base salary increase in 2002. In accordance with the stock option grant criteria described above, Mr. Greenberg was granted an award of 600,000 stock options. On April 1, 2003, Mr. Greenberg was awarded an incentive payment of $800,000 under TIP reflecting the Company's below target performance in 2002.

        Mr. Greenberg is no longer an executive officer or a Director of the Company. He is scheduled to begin his transition employment on April 30, 2003, at which time he will begin receiving benefits under the Executive Retention Plan adopted in 1998 and described beginning on page 19 of this Proxy Statement.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

        Section 162(m) of the Internal Revenue Code of 1986 generally limits the tax deductibility of annual compensation paid to certain officers to $1 million. Our Committee is obligated to recognize and reward performance which increases shareholder value and will exercise its discretion in determining whether or not to conform the Company's executive compensation plans to the approach provided for in the Code. Assuming continued deferral of compensation by certain officers, we expect that substantially all compensation will qualify as a tax-deductible expense.

Submitted by the Compensation Committee

Robert N. Thurston
 Chairman

Hall Adams, Jr.

Edward A. Brennan

Jeanne P. Jackson

11

SUMMARY COMPENSATION TABLE

        James R. Cantalupo was appointed Chairman and Chief Executive Officer effective January 1, 2003. His 2003 compensation package, which is not required to be disclosed below, includes an annual salary of $1.4 million. In addition, Mr. Cantalupo received a stock option grant of 600,000 shares at $18.78 per share on December 5, 2002, when he accepted the appointment to Chief Executive Officer. After January 1, 2003, Mr. Cantalupo is eligible to receive stock option grants and other incentives available to senior executives.

        The following table summarizes the total compensation earned by or paid for services rendered in all capacities to the former Chief Executive Officer and four other Executive Officers who were most highly compensated in 2002 (Named Officers). Executive Officers are designated by the Board of Directors.

Long-term compensation
				Awards		Payouts
Annual compensation
Name and principal position				Restricted stock awards($)	Securities underlying options(#)	LTIP* payouts ($)	All other compensation ($)(a)
	Year	Salary($)	Bonus($)
James A. Skinner Vice Chairman	2002 2001 2000	$794,443 661,493 508,650	$475,000 482,000 322,191	0 0 0	235,000 250,000 106,193	$0 0 39,375	$125,381 97,510 98,467
Charles H. Bell(b) President and Chief Operating Officer	2002	550,000	368,676	0	425,000	0	52,319
Michael J. Roberts(b) President—McDonald's USA	2002	550,000	315,030	0	125,000	0	80,834
Stanley R. Stein Corporate Executive Vice President—Human Resources	2002 2001 2000	520,000 511,281 477,500	299,844 323,000 320,043	0 0 0	95,000 108,900 72,600	0 0 35,000	83,932 82,198 92,054
Jack M. Greenberg(c) Formerly, Chairman and Chief Executive Officer	2002 2001 2000	1,400,000 1,374,840 1,274,250	800,000 1,200,000 1,263,797	0 0 0	600,000 675,000 490,000	0 0 130,253	256,413 257,398 320,044

*
Long-Term Incentive Plan

(a)
These amounts represent matching contributions and allocations by the Company to: (i) the Profit Sharing and Savings Plan, and (ii) the Supplemental Profit Sharing and Saving Plan; and premiums on group term life insurance paid in June 2002. The Compensation Committee of the Board has approved the termination of the group term life insurance program. For 2002, the amounts in each category were as follows: Messrs. Skinner, $17,994, $98,846 and $8,541; Bell, $14,393, $36,479 and $1,447; Roberts, $12,927, $64,555 and $3,352; Stein, $11,300, $64,076 and $8,556; and Greenberg, $17,994, $215,924 and $22,495. Amounts which have been included with respect to the Supplemental Profit Sharing and Savings Plan represent the Company's obligation to pay such amounts to participants.

(b)
Since Messrs. Bell and Roberts were not Executive Officers of the Company during either 2001 or 2000, no information is given for those years.

(c)
Formerly, Chairman and Chief Executive Officer, McDonald's Corporation. Mr. Greenberg is no longer an Executive Officer or a Director of the Company. He is scheduled to begin his transition employment on April 30, 2003, at which time he will begin receiving benefits under the Executive Retention Plan described beginning on page 19 of this Proxy Statement.

12

STOCK OPTIONS

        Options have an exercise price equal to the fair market value of a share of common stock on the grant date, a 10-year life, and vest in installments over periods of four to seven years. The Company's stock option plans provide for accelerated vesting upon death, change in control, disability and retirement. The Compensation Committee has general authority to accelerate, extend or otherwise modify benefits under stock option grants. Subject to the approval of the Compensation Committee, options may be transferred to certain permissible transferees, including immediate family members, for no consideration.

        The following table shows the value of the 2002 stock option grants to the Named Officers, determined as of the grant date using the Black-Scholes option-pricing model:

STOCK OPTION GRANTS IN 2002

	Individual grants
Name	Number of securities underlying options granted (#)		Percent of total options granted to employees in 2002		Exercise price $/Sh		Expiration date	Grant date present value(a)
James A. Skinner	235,000		0.88%			$28.75	3/20/12	$2,610,850
Charles H. Bell	125,000 300,000	(b)	0.47 1.13	% %	$ $	28.75 18.78	3/20/12 12/05/12	1,388,750 1,971,000
Michael J. Roberts	125,000		0.47%			$28.75	3/20/12	1,388,750
Stanley R. Stein	95,000		0.36%			$28.75	3/20/12	1,055,450
Jack M. Greenberg	600,000		2.25%			$28.75	3/20/12	6,666,000

(a)
The Black-Scholes model was used assuming a dividend yield of .75%, a risk-free interest rate of 5.25%, an expected stock price volatility based on historical experience of 27.5% and an expected option life based on historical experience of seven years. The attribution of values with the Black-Scholes model to stock option grants requires the input of subjective assumptions, as described above, including the expected volatility of a stock price. While the assumptions are believed to be reasonable, the reader is cautioned not to infer a forecast of earnings or dividends either from the model's use or from the values adopted for the model's assumptions. Any future values realized would ultimately depend upon the excess of the stock price over the exercise price on the date the option is exercised.

(b)
Mr. Bell was granted this stock option in connection with his appointment as President and Chief Operating Officer of the Company.

AGGREGATED OPTION EXERCISES IN 2002 AND FISCAL YEAR-END OPTION VALUES

Name	Shares acquired on exercise (#)	Value realized ($)(a)	Number of securities underlying unexercised options at 12/31/02 (#)(b,c) Exercisable/unexercisable		Value of unexercised in-the-money options at 12/31/02 ($)(d) Exercisable/unexercisable
James A. Skinner	106,000	$1,386,845	535,847/ 624,346		$209,289/$0
Charles H. Bell	1,705	9,240	294,139/ 763,531		6,883/ 0
Michael J. Roberts	21,250	294,616	370,713/ 426,437		159,423/ 0
Stanley R. Stein	87,500	1,079,931	405,550/ 284,450	(e)	76,314/ 0
Jack M. Greenberg	79,000	1,228,073	2,681,500/2,797,500		1,395,948/ 0

(a)
Calculated by subtracting the exercise price from the market value of the common stock on the exercise date, then multiplying by the number of shares exercised. All values are on a pretax basis.

(b)
The securities underlying the options are shares of common stock.

(c)
The option term was extended three years for substantially all employee optionees, including the Named Officers, for those options granted between May 1, 1999 and December 31, 2000 and having an exercise price greater than $28.90.

(d)
Calculated using the market value of the common stock at December 31, 2002 ($16.08 per share) less the option exercise price multiplied by the number of exercisable or unexercisable option shares, as the case may be. All values are on a pretax basis.

(e)
Of these exercisable stock options, 129,528 shares were transferred to members of Mr. Stein's immediate family.

13

Stock performance graph

        The following performance graph compares the performance of the Company's common stock to the Standard & Poor's 500 Stock Index (S&P 500 Index) and to the performance of the companies comprising the Dow Jones Industrial Average (DJIA companies). The graph assumes that the value of the investment in the Company's common stock, the S&P 500 Index and the DJIA companies was $100 at December 31, 1997 and that all dividends were reinvested.

        At least annually, we consider which companies comprise a readily identifiable investment peer group. McDonald's is included in published restaurant indices; however, unlike most other companies included in these indices, which have no or limited international operations, McDonald's does business in more than 100 countries. For added perspective, a substantial portion of our operating income comes from outside the U.S. In addition, by virtue of our size, McDonald's inclusion in those indices tends to skew the results. Hence, we believe that such a comparison would not be meaningful.

        On the other hand, our capitalization, trading volume and importance in an industry that is vital to the U.S. economy have resulted in McDonald's inclusion in the Dow Jones Industrial Average since 1985.

        Thus, in the absence of any readily identifiable peer group for McDonald's, we believe that use of the DJIA companies as the group for comparison is appropriate. Like McDonald's, many DJIA companies generate meaningful sales and revenues outside the U.S., and some manage global brands.

        The performance graph that follows shows McDonald's cumulative total shareholder returns (i.e., price appreciation and reinvestment of dividends) relative to the S&P 500 Index and the DJIA companies (including McDonald's) for the five-year period ended December 31, 2002. Returns shown are for years ended December 31, and for the DJIA companies, returns are weighted for market capitalization as of the beginning of each year. Such returns will vary from that of the Dow Jones Industrial Average Index, which is not weighted by market capitalization and may be composed of different companies during the period under consideration.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURNS

Source: Standard & Poor's IMS

Item 2.    Approval of auditors

        The Board is asking shareholders to approve Ernst & Young LLP as auditors for 2003. Ernst & Young LLP audited the Company's financial statements for 2002. A representative of that firm will be present at the Annual Meeting and will have an opportunity to make a statement and answer questions.

        The Board recommends that shareholders vote FOR the appointment of Ernst & Young LLP as auditors for 2003 as proposed in this Item 2.

AUDIT FEES

        The following table presents fees billed for professional services rendered for the audit of the Company's annual financial statements for 2002 and 2001 and fees billed for other services rendered by Ernst & Young LLP for 2002 and 2001:

IN MILLIONS	2002	2001
Audit Fees(a)	$4.8	$4.8
Audit-Related Fees(b)	1.9	1.9
Tax Fees(c)	2.4	1.7
All Other Fees(d)	0.1	0.1

(a)
Fees for services associated with the annual audit, statutory audits required internationally, reviews of the Company's quarterly reports on Form 10-Q, comfort letters, consents and accounting consultations.

(b)
Fees for internal control reviews including internal audit services, employee benefits plan audits, certain attestation services not required by statute or regulation and due diligence services. Effective January 1, 2003, Ernst & Young is no longer performing internal audit services.

(c)
Fees for tax compliance, tax advice, tax planning and expatriate tax services.

(d)
Fees for consulting services.

14

Audit Committee report

DEAR FELLOW SHAREHOLDERS

        The Audit Committee is composed of four Directors, each of whom meets the independence and experience requirements of the New York Stock Exchange. The Committee acts under a written charter adopted by the Board of Directors, which is reviewed annually and revised as appropriate.

        Management is primarily responsible for the Company's financial statements and the reporting process, including the systems of internal controls. Ernst & Young LLP, the Company's independent auditors, is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted accounting principles (GAAP) and for issuing a report on those statements. The Committee oversees the financial reporting process and internal control system on behalf of the Board of Directors. The Committee met 13 times during 2002. The Committee also met regularly with Ernst & Young and the internal auditors, with and without management present.

        In the course of fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements as well as Management's Discussion and Analysis, included in the Company's Annual Report on Form 10-K, with management and Ernst & Young. This review included a discussion of:

  >
  all critical accounting policies followed by the Company;

  >
  the reasonableness of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including the quality (and not just the acceptability) of the Company's accounting principles;

  >
  the clarity and completeness of financial disclosures;

  >
  the adequacy of internal controls that could significantly affect the Company's financial statements;

  >
  items that could be accounted for using alternative treatments within GAAP and the treatment preferred by Ernst & Young;

  >
  the management letter issued by Ernst & Young and any unadjusted audit differences noted by Ernst & Young during their audit of the Company's financial statements; and

  >
  the potential effects of regulatory and accounting initiatives, as well as off-balance-sheet structures, on the Company's financial statements.

        The Committee discussed with Ernst & Young other matters required to be discussed with the auditors under Statement on Auditing Standards No. 61, as modified or supplemented (communication with audit committees). The Committee also received, reviewed and discussed with Ernst & Young their written disclosures and the letter required by Independence Standards Board Standard No. 1, (independence discussions with audit committees). In this regard, among other things, the Committee reviewed Ernst & Young's independence from the Company and its management, and reviewed and approved the Company's policies regarding the provision of non-audit services by the independent auditor and the hiring of employees of the independent auditing firm.

        The Committee recommended to the Board of Directors the selection of Ernst & Young as the Company's independent auditors. In addition, the Committee:

  >
  reviewed the scope of and overall plans for the annual audit and the internal audit program;

  >
  reviewed fees for all services provided by Ernst & Young;

  >
  consulted with management and Ernst & Young regarding risk management;

  >
  reviewed the adequacy of certain financial policies;

  >
  considered Ernst & Young's quality control procedures;

  >
  on a quarterly basis, reviewed the Company's financial results prior to their public issuance; and

  >
  reviewed significant legal developments.

        Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Respectfully submitted,
The Audit Committee

Enrique Hernandez, Jr.
 Chairman

Walter E. Massey

Terry L. Savage

Roger W. Stone

15

Item 3.    Shareholder proposal

SHAREHOLDER PROPOSAL RELATING TO THE REVIEW OF THE COMPANY'S ANIMAL WELFARE STANDARDS

        People for the Ethical Treatment of Animals (PETA) and Trillium Asset Management advised the Company that they intend to present a shareholder proposal at the Annual Meeting. The addresses and the share ownership of the proponents will be furnished to any shareholder upon request to the Company's Investor Relations Service Center at 1-630-623-7428, or McDonald's Plaza, Oak Brook, Illinois 60523.

        The Board recommends a vote AGAINST this proposal.

        McDonald's already has a well-defined and effective approach to integrating animal welfare within our supply chain, and we report our progress at www.mcdonalds.com/corporate/social/marketplace/welfare.

        McDonald's global animal welfare standards for abattoirs are working.

        We have a global abattoir (e.g., slaughterhouse) audit program that we developed with the assistance of Dr. Temple Grandin, the leading global authority on animal welfare issues. This effort first began in 1997.

        We have worked with Dr. Grandin to train and educate our global supply chain management team and our suppliers about animal welfare science and animal behavior. In fact, during 2002, Dr. Grandin conducted training sessions and audits in our Asia/Pacific, Latin American and North American zones of operation. She provided similar help in 2001 to McDonald's Europe. Her work for us is included in the animal welfare progress report on our website. During 2002, more than 500 abattoir audits were completed at suppliers' facilities in North America, Latin America, Europe and Asia/Pacific, focusing on cattle, chicken and hogs.

        Our animal welfare commitment and progress lead our industry.

        McDonald's continues to build upon our track record of leadership in animal welfare. For example, in 2000, we were the first in our industry to initiate and organize a council of preeminent, independent animal welfare experts—the McDonald's Animal Welfare Council—to provide us with their recommendations and counsel. Additionally, we were the first to introduce the abattoir auditing program.

        McDonald's has also led our industry in developing a strong policy on animal welfare. To ensure that our suppliers meet McDonald's animal welfare objectives, we adopted the McDonald's Animal Welfare Guiding Principles (Guiding Principles). The Guiding Principles express our commitment to working with our suppliers on the raising, transportation and slaughter of animals in a manner that is free of cruelty, abuse and neglect. The Guiding Principles are applicable to all meat suppliers from which the Company purchases product on a worldwide basis. As explained on our website, the Principles were developed to "help guide further development of animal welfare programs throughout McDonald's global supply chain."

        Our animal welfare program will continue to evolve.

        As stated in the Guiding Principles, the Company, together with its outside experts, works with its suppliers to develop systems to monitor and assess the effectiveness of suppliers' animal handling practices. Our program is growing, and over the past six years we have made significant progress. We operate in more than 100 countries, and it is a tremendous task to monitor every supplier in every country immediately. We are making progress. We are continually improving and evolving these systems.

        We will continue to communicate our progress.

        Our commitment, leadership and results are well established, recognized and global. Further, we already report to shareholders about our animal welfare program on our website at www.mcdonalds.com/corporate/social/marketplace/welfare.

        Accordingly, the Board of Directors recommends a vote against this proposal.

SHAREHOLDER PROPOSAL

        RESOLVED:    Shareholders request that the Board of Directors issue a report to shareholders by October 2003, prepared at reasonable cost and omitting proprietary information, reviewing McDonald's animal welfare standards with the view to adopting and enforcing consistent animal welfare standards internationally.

SUPPORTING STATEMENT:

  >
  In its "Animal Welfare Guiding Principles," our company states, "McDonald's commitment to animal welfare is global...McDonald's sets annual performance objectives to measure our improvement and will ensure our purchasing strategy is aligned with our commitment to animal welfare...McDonald's will communicate our process, programs, plans and progress surrounding animal welfare."

  >
  McDonald's stated in last year's proxy: "The Guiding Principles express our commitment to the raising, transportation and slaughter of animals in a manner that is free of cruelty, abuse and neglect. The Guiding Principles are applicable to all suppliers (i.e., all suppliers from which the Company purchases products) on a worldwide basis...the Company, together with its outside experts, works with its suppliers to develop systems to monitor and assess the effectiveness of the suppliers' animal handling practices...We operate in 121 countries, and it is a tremendous task to monitor every supplier in every country immediately. We are making progress...we already report to shareholders about our animal welfare program on our website at www.mcdonalds.com."

  >
  Our company states that "different markets may develop additional standards and compliance systems [for animal welfare] appropriate to the legal framework, supply chains, and culture of the area."

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However:

  >
  Despite exemplary practices in the U.S. and U.K., more than one-half of our company's 29,000 restaurants operate elsewhere. Some standards implemented in the U.S. apply exclusively in that country (e.g. battery cage and gestation crate bans). McDonald's.com "Animal Welfare Progress Highlights (1999-2002)" discusses many policies that apply only in the U.S., without mentioning that they are only in the U.S.

  >
  Our chief competitors, Burger King and Wendy's, have adopted standards similar to our U.S. standards and apply them internationally.

  >
  Our company has not made known any global program. McDonalds.com makes no reference to improved conditions in the raising of any animals (other than laying hens), transportation of any animals, use of experts, any programs or evaluation methods, "performance objectives," or any "process, programs, plans or progress" outside the U.S.

  >
  McDonald's Community Affairs Director Bob Langert has stated, "No longer are extremists driving the debate. Mainstream consumers are the primary force." We believe that our company risks harm to its reputation and image if it buys from suppliers engaged in animal abuse while it continues to assert its adherence to a program that it has not implemented. We urge our company to continue to protect and enhance its good reputation and business by ensuring that its public statements are accurate and that its suppliers worldwide meet the highest standards for the humane treatment of farmed animals by adopting the proposed resolution.

RECOMMENDATION OF THE BOARD

        For the reasons stated in the Board's position above, the Board of Directors recommends a vote AGAINST this shareholder proposal.

Other information

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The McDonald's System has more than 30,000 restaurants worldwide, many of which are independently owned and operated. Within this extensive system, it is not unusual for our business to touch many companies in many industries including suppliers of food and paper products. We do not believe that the following transactions are material or affect the independence of thought or judgment of the Directors involved.

        In 2002, the Company and its subsidiaries purchased approximately $1.2 million worth of paper and other printed products (principally tray liners, french fry bags and hash brown bags) from Schwarz Paper Company. Mr. McKenna is Chairman and Chief Executive Officer of Schwarz Paper Company, as well as a 63% shareholder of Schwarz. Schwarz's business with the Company and its subsidiaries represents less than 1% of Schwarz's total revenues. The Company believes that these purchases were made on terms at least as favorable as would have been available from other parties and intends to continue its dealings with Schwarz in 2003 on similar terms.

        In May 2002, the Company sponsored a production entitled "A National Salute to the United States Military." The program featured an air and sea show, a fleet week, a network television special and a national road show exhibit. The Company paid $6 million toward this production to a company operated by the brother of Ms. Savage. Ms. Savage was not involved in the contracting of this production and received no monetary benefit. The Company negotiated the transaction at arm's length.

        In 2002, the Company and its subsidiaries purchased approximately $781,000 worth of McSalad Shaker cups, forks, parfait cups and salad bowls from Prairie Packaging, Inc. Mr. Stone is a director of Prairie Packaging as well as a 6.39% shareholder. In addition, Mr. Stone's children are also shareholders of Prairie Packaging. The Company believes that these purchases, which represent less than 1% of the revenues of Prairie Packaging, were made on terms at least as favorable as would have been available from other parties and intends to continue its dealings with Prairie Packaging in 2003 on similar terms.

        In 2002, as part of its ongoing share repurchase program, the Company purchased shares of its common stock at the New York Stock Exchange closing price on the date of purchase, from the following Named Officers in the following amounts: Jack M. Greenberg, $774,900; and James A. Skinner, $1,116,236. Mr. Skinner acquired 41,331 of these shares through the exercise of stock options for $1,009,687 within two years prior to their sale.

SHAREHOLDER COMMUNICATIONS

        The Corporate Secretary must receive shareholder proposals no later than December 5, 2003 to be considered for inclusion in the Company's 2004 proxy materials. Additionally, the Company's advance notice by-law provisions require that any shareholder

17

proposal to be presented from the floor of the 2004 Annual Meeting must be received by the Corporate Secretary, at the Company's principal executive offices, no later than February 22, 2004 and not before January 23, 2004. Also, such proposal must be, under law, an appropriate subject for shareholder action in order to be brought before the meeting.

        Shareholders who are not presenting a proposal for inclusion in the proxy statement, but who wish to communicate directly with non-management Directors may direct written communications to Non-Management Directors, McDonald's Corporation, P.O. Box 4837, Oak Brook, Illinois 60522-4837.

REVIEW OF CLASSIFIED BOARD STRUCTURE

        As part of the Governance Committee's review of corporate governance policies and practices, the Committee has decided to conduct an in-depth analysis of the issues related to the staggered election of Directors, as compared with the annual election of Directors. Upon completion of the Committee's analysis, it will prepare a report and make a recommendation to the Board of Directors. A summary of that report will be made publicly available.

        In light of this decision and the Board's corporate governance practices, Walden Asset Management and Christian Brothers Investment Services (CBIS) withdrew the proposal that they had submitted to the Company asking that shareholders vote on the declassification of the Board at the Company's 2003 Annual Meeting.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        We are sending only one copy of the Company's Summary Annual Report, Financial Report and Notice and Proxy Statement to shareholders who share the same last name and address unless they have notified us that they wish to continue receiving multiple copies. This method of delivery, known as "householding," will help ensure that shareholder households do not receive multiple copies of the same document and will help reduce our printing and postage costs, as well as save natural resources.

        If you would like additional copies of the Summary Annual Report, Financial Report and/or Notice and Proxy Statement, please go to www.investor.mcdonalds.com or call 1-630-623-7428. If you would like to opt out of this practice for future mailings and your shares are held in street name, please contact your broker or bank. If you are a MCDirect Shares participant, hold McDonald's stock certificates or have shares in safekeeping at EquiServe, you can opt out by calling 1-800-621-7825 (toll free) from the U.S. and Canada, or 1-781-575-2731 (collect) from other countries, or write to McDonald's Corporation, Shareholder Services, c/o EquiServe, P.O. Box 43074, Providence, RI 02940-3074.

        If you are receiving multiple copies of the Summary Annual Report, Financial Report and/or Notice and Proxy Statement at your household and would prefer to receive a single copy of these materials, please contact EquiServe at the above numbers or address. If your shares are held in street name, contact your bank or broker.

CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

        The Board has authorized the Company to enter into change of control employment agreements with certain employees including the Named Officers and Mr. Cantalupo. These agreements provide that upon a change of control of the Company the executives will be entitled to the benefits described below. An executive who also participates in the Executive Retention Plan will be required to elect to receive severance benefits under either the Executive Retention Plan or these change of control agreements.

        Subject to exceptions specified in the agreements, a change of control will be deemed to occur if: a person or group acquires 20% or more of the Company's outstanding common stock or voting securities; the members of the Company's Board on the date of the agreements (and certain subsequent new Board members approved in a described manner by the persons who were members on the date of the agreement) cease to constitute at least a majority of the Board as a result of an actual or threatened election contest; there is a merger or other business combination involving the Company, or a disposition of all or substantially all of the assets of the Company; or the shareholders of the Company approve a liquidation or dissolution of the Company.

BENEFITS UPON A CHANGE OF CONTROL

        The agreements provide generally that, during the three-year period following a change of control, (i) the executive's position and authority may not be reduced, (ii) the executive's place of work may not be relocated by more than 30 miles, (iii) the executive's base salary may not be reduced, (iv) the executive's annual bonus opportunity may not be reduced and the annual bonus paid will not be less than the target annual bonus, and (vi) the executive will continue to participate in employee benefit plans on terms not less favorable than before the change of control. In addition, within 30 days after a change of control, the Company will pay to each executive a prorated portion of that executive's annual bonus and of each outstanding LTIP award (both computed at the target levels) for the partial year or LTIP period prior to the change of control.

TERMINATION FOR "GOOD REASON"

        The Company's failure to provide any of the benefits described above following a change of control will allow the executive to terminate his or her employment for "good reason" at any time during the three-year period following a change of control. The executive also may terminate his or her employment for good reason if, during the three-year period following a change of control: (i) there is a material adverse change in the executive's position or other terms of employment; (ii) the Company materially breaches the executive's agreement; (iii) the Company attempts to terminate the executive for cause without following requirements set forth in the executive's agreement; or (iv) a successor entity fails to assume the executive's agreement. In addition, the executive may terminate his or her employment for any reason, or no reason at

18

all, during the 30-day period commencing on the first anniversary of a change of control and receive full severance benefits as if the executive had terminated for good reason.

SEVERANCE BENEFITS UPON TERMINATION FOR GOOD REASON OR WITHOUT CAUSE

        If the executive terminates his or her employment for good reason or is terminated by the Company without cause (as defined in the agreement) at any time during the three-year period following a change of control, then, in addition to the executive's entitlement to receive accrued but unpaid salary, bonus, deferred compensation and other benefit amounts due at the time of such termination, the executive will be entitled to the following severance benefits, subject to the executive executing an agreement that includes a covenant not to compete, a covenant not to solicit employees, a nondisclosure covenant and a release of claims; a lump-sum cash payment equal to three times the sum of the executive's base salary, annual bonus (computed at the target level) and contribution received under the Company's defined contribution plan; a pro-rata portion of the annual bonus (computed at the target level) for the year of termination; continued medical and life insurance benefits, as well as fringe and other benefits, for three years after the termination; and a lump-sum cash payment for any sabbatical leave that has been earned but not yet taken. In addition, for purposes of determining the executive's eligibility for any available post-retirement medical benefits, the executive will be treated as having three additional years of service and being three years older.

SEVERANCE BENEFITS UPON TERMINATION FOR OTHER REASONS

        In the case of the death or disability of an executive during the three-year period immediately following a change of control, the executive or his estate will be entitled to receive accrued but unpaid salary, bonus, deferred compensation and other benefit amounts due at the time of such death or disability at levels provided to his or her peer employees and at least as favorable as those in place immediately prior to the change of control.

        If (i) the Company terminates an executive for cause following a change of control, (ii) an executive voluntarily terminates employment without good reason following a change of control or (iii) an executive who is otherwise eligible to receive severance benefits fails to execute the noncompetition and release agreement, then that executive will receive only a lump-sum payment of accrued but unpaid salary, bonus, deferred compensation and other benefit amounts due at the time of the termination.

TAXES

        Subject to limitations specified in the agreements, the Company will reimburse an executive on an after-tax (grossed-up) basis for any "parachute" excise taxes incurred by that executive because of any payments or other amounts under the agreement or otherwise provided which are considered to be contingent upon a change of control.

TERM OF THE AGREEMENTS

        The agreements have an initial term of three years. However, one year after the date of the agreements, they are automatically extended in order to perpetually retain a two-year term until terminated by the Company with a minimum of two years' notice.

EXECUTIVE RETENTION PLAN

        The Company maintains an Executive Retention Plan ("Retention Plan") under which select participants, including all of the Named Officers, become entitled to certain benefits if they remain employed by the Company as an officer for a specified "retention period." To receive these benefits, the participant must enter into and comply with an agreement that includes a covenant not to compete, a covenant not to solicit employees, a nondisparagement covenant, a nondisclosure covenant and a release of claims. The benefits are generally the same for all participants, but with specific differences as noted below.

        Once a participant covered by the plan has completed his or her retention period, he or she may elect to enter the "transition period," which continues for the lesser of 18 months or a number of months equal to the participant's total years of service. This election can only be made if a participant has reached the age of 62 or has a designated successor who has been approved by the Chief Executive Officer. During the transition period, the participant must agree to devote substantially all of his or her normal business time and efforts to the business of the Company in an officer position. During the transition period, the participant is entitled to receive: (1) base salary at the highest rate received by the participant before the transition period, (2) a target-level annual incentive for any calendar year or years that end during the transition period and a prorated target-level incentive for any partial year at the end of the transition period, and (3) target-level payouts for any LTIP cycles that began before the transition period but are completed during the transition period.

        For a period of five years following the transition period, the participant must devote such time to the business of the Company as the Company may reasonably request. During this "continued employment period," the participant is entitled to receive: (1) base salary at a rate equal to 35% of the base salary paid during the transition period (50% in the case of Messrs. Greenberg and Cantalupo), and (2) target-level payouts for any LTIP cycles that began before the transition period but are completed during the transition period. Participants will not receive annual incentives during the continued employment period.

        During both the transition period and the continued employment period, the participant will continue to participate in employee benefit plans, but will not be eligible to receive additional stock option grants, LTIP grants or other incentive compensation. Stock options granted prior to the commencement of the transition period, however, will continue to vest and become exercisable in accordance with their original terms.

19

        If a participant's employment is terminated by the Company during the retention period for any reason other than death, disability or "cause" (as defined in the plan), subject to the execution of an agreement as described above, the participant shall be entitled to payment of: (1) accrued but unpaid base salary and any annual incentive earned for prior years that has not been paid, (2) an amount equal to the present value of salary and target-level incentives that would have been payable to the participant during his transition period and the present value of salary that would have been payable to the participant during the remainder of his continued employment period, and (3) an amount equal to the estimated value of the participant's health and welfare benefits for the remainder of the transition and continued employment periods. Messrs. Cantalupo, Skinner, Stein and Greenberg and one other Executive Officer would also receive five years of accelerated stock option vesting and exercisability for stock options, while Messrs. Bell and Roberts and all other participants would receive three years of accelerated stock option vesting and exercisability for stock options. In addition, Messrs. Greenberg and Cantalupo each have the right to terminate their employment for "good reason" (as defined in the plan) at any time during their retention and transition periods, and receive the severance benefits described in this paragraph. During both the transition period and continued employment period, a participant's employment can only be terminated by the Company for cause or disability.

        The plan is in effect until the later of October 24, 2007 or two years after the Company gives notice to all participants of its intention to terminate the plan.

        Mr. Greenberg is currently completing his retention period, which will end on April 29, 2003. Beginning April 30, 2003, Mr. Greenberg is expected to begin his transition period pursuant to the terms of the Retention Plan and will receive benefits thereunder.

        Messrs. Cantalupo, Skinner and Stein and one other Executive Officer have already completed their retention periods. The retention period for Messrs. Bell and Roberts and all other participants ends on October 29, 2005. Mr. Stein announced his intention to step down as Executive Vice President in December 2003. He will start his transition period at that time and begin receiving benefits under the Retention Plan as described above.

        As previously announced, Mr. Cantalupo became Chairman and Chief Executive Officer of McDonald's Corporation, effective January 1, 2003. Prior to that date, Mr. Cantalupo was serving as a transition officer of McDonald's Corporation pursuant to the terms of the Retention Plan and was receiving benefits thereunder. Upon becoming Chief Executive Officer, Mr. Cantalupo ceased receiving benefits under the Retention Plan. However, when he ceases to serve as Chairman and Chief Executive Officer and enters a new transition period, he will qualify to receive the pay and benefits described above during the transition period and continued employment period, assuming that he executes and complies with an agreement as described above.

Executive Officers

        The following list sets forth the names of our Executive Officers, their current ages and their positions.

James R. Cantalupo
Age: 59. Chairman and Chief Executive Officer

Claire H. Babrowski
Age: 45. President, McDonald's Asia/Pacific, Middle East and Africa

Charles H. Bell
Age: 42. President and Chief Operating Officer

Mats Lederhausen
Age: 39. President, Business Development Group

M. Lawrence Light
Age: 61. Corporate Executive Vice President—Global Chief Marketing Officer

Matthew H. Paull
Age: 51. Corporate Executive Vice President and Chief Financial Officer

David M. Pojman
Age: 43. Corporate Senior Vice President—Controller

Michael J. Roberts
Age: 52. President—McDonald's USA

Eduardo Sanchez
Age: 45. President—Latin America and Canada Group

Gloria Santona
Age: 52. Corporate Senior Vice President, General Counsel and Secretary

James A. Skinner
Age: 58. Vice Chairman

Russell P. Smyth
Age: 46. President—McDonald's Europe

Stanley R. Stein
Age: 60. Executive Vice President, Corporate Human Resources

MCDONALD'S ANNUAL REPORT ON FORM 10-K

Shareholders may obtain a copy of the Company's 2002 Annual Report to the Securities and Exchange Commission ("SEC") on Form 10-K by going to the investor section of McDonald's website at www.mcdonalds.com, by going to the SEC's website at www.sec.gov or by calling us at 1-630-623-7428. This information also is available at no charge by sending a written request to the Company's Investor Relations Service Center, McDonald's Plaza, Oak Brook, Illinois 60523.

HOME OFFICE

McDonald's Corporation
McDonald's Plaza
Oak Brook IL 60523
1-630-623-3000
 www.mcdonalds.com

McDonald's, the McDonald's Golden Arches, McSalad Shaker and www.mcdonalds.com are trademarks owned by McDonald's Corporation and affiliates.

Cover photo: James Schnepf

Printed on recycled paper with
20% post-consumer content.

©2003 McDonald's Corporation
McD 03-4244

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Information about attending the Annual Meeting

DATE
Thursday, May 22, 2003

TIME
9:00 a.m. to approximately 10:00 a.m., Central Time

PLACE
Prairie Ballroom, The Lodge, McDonald's Office Campus, Oak Brook, Illinois 60523

PARKING
Limited parking is available on campus.

WEBCAST
Watch a live webcast of the Annual Meeting and submit questions via e-mail by going to www.investor.mcdonalds.com and clicking "Webcast." (A replay of the Annual Meeting will also be available for a limited time.)

IF YOU PLAN TO ATTEND
As seating in the Prairie Ballroom is very limited, we encourage shareholders to participate in the meeting via the live webcast. However, if you do decide to attend, please bring the top, tear-off portion of your proxy card or your brokerage statement reflecting your McDonald's holdings as proof of share ownership. Admission tickets will be given to shareholders on a first-come, first-served basis. Overflow rooms at The Lodge and Hamburger University will be available for viewing the meeting. The registration desk will open at 7:30 a.m.

        Please be aware that all items will be subject to inspection. Cameras and other recording devices will not be permitted at the meeting.

DIRECTIONS
 From downtown Chicago (and near west suburbs)
I-290 west (Eisenhower Expressway) to I-88 west (to Aurora). Exit I-88 at Cermak Road/22nd Street (first exit immediately after York Road tollbooth). At Cermak Road/22nd Street (stoplight), turn right. Go two stoplights to Jorie Boulevard, turn right. Go three stoplights to Kroc Drive, turn left. At stop sign, Ronald Lane, turn left. The Lodge is on left, parking is on right.

From I-294 (south suburbs)
I-294 north to I-88 west (to Aurora). Exit I-88 at Cermak Road/22nd Street (first exit immediately after York Road tollbooth). At Cermak Road/22nd Street (stoplight), turn right. Go two stoplights to Jorie Boulevard, turn right. Go three stoplights to Kroc Drive, turn left. At stop sign, Ronald Lane, turn left. The Lodge is on left, parking is on right.

From O'Hare Airport/I-294 (north suburbs)
I-294 south to I-88 west (to Aurora). Exit I-88 at Cermak Road/22nd Street (first exit immediately after York Road tollbooth). At Cermak Road/22nd Street (stoplight), turn right. Go two stoplights to Jorie Boulevard, turn right. Go three stoplights to Kroc Drive, turn left. At stop sign, Ronald Lane, turn left. The Lodge is on left, parking is on right.

From I-355 North or South or I-88 West (far west suburbs)
From either direction, take I-88 east (to Chicago). Exit at Midwest Road and turn left (stoplight). Take Midwest Road to 31st Street (stoplight), turn left. Take 31st Street to Jorie Boulevard (stoplight), turn left. Go to Kroc Drive (stoplight), turn right. At stop sign, Ronald Lane, turn left. The Lodge is on left, parking is on right.

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Contents

1	11-year summary
2	Management's discussion and analysis
16	Consolidated statement of income
17	Consolidated balance sheet
18	Consolidated statement of cash flows
19	Consolidated statement of shareholders' equity
20	Notes to consolidated financial statements
30	Quarterly results (unaudited)
31	Management's report
32	Report of independent auditors

11-year summary

	2002		2001		2000	1999	1998		1997	1996	1995	1994	1993	1992
	DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA
Total revenues	$15,406		14,870		14,243	13,259	12,421		11,409	10,687	9,795	8,321	7,408	7,133
Operating income	$2,113	(1)	2,697	(2)	3,330	3,320	2,762	(3)	2,808	2,633	2,601	2,241	1,984	1,862
Income before taxes and cumulative effect of accounting change	$1,662	(1)	2,330	(4)	2,882	2,884	2,307	(3)	2,407	2,251	2,169	1,887	1,676	1,448
Net income	$893	(1,5)	1,637	(4)	1,977	1,948	1,550	(3)	1,642	1,573	1,427	1,224	1,083	959

Cash provided by operations	$2,890		2,688		2,751	3,009	2,766		2,442	2,461	2,296	1,926	1,680	1,426
Capital expenditures	$2,004		1,906		1,945	1,868	1,879		2,111	2,375	2,064	1,539	1,317	1,087
Treasury stock purchases	$687		1,090		2,002	933	1,162		765	605	321	500	628	92

Financial position at year end:
Total assets	$23,971		22,535		21,684	20,983	19,784		18,242	17,386	15,415	13,592	12,035	11,681
Total debt	$9,979		8,918		8,474	7,252	7,043		6,463	5,523	4,836	4,351	3,713	3,857
Total shareholders' equity	$10,281		9,488		9,204	9,639	9,465		8,852	8,718	7,861	6,885	6,274	5,892
Shares outstanding IN MILLIONS	1,268		1,281		1,305	1,351	1,356		1,371	1,389	1,400	1,387	1,415	1,454

Per common share:
Net income—basic(5)	$.70	(1)	1.27	(4)	1.49	1.44	1.14	(3)	1.17	1.11	.99	.84	.73	.65
Net income—diluted(5)	$.70	(1)	1.25	(4)	1.46	1.39	1.10	(3)	1.15	1.08	.97	.82	.71	.63
Dividends declared	$.24		.23		.22	.20	.18		.16	.15	.13	.12	.11	.10
Market price at year end	$16.08		26.47		34.00	40.31	38.41		23.88	22.69	22.56	14.63	14.25	12.19

Franchised sales	$25,692		24,838		24,463	23,830	22,330		20,863	19,969	19,123	17,146	15,756	14,474
Company-operated sales	$11,500		11,040		10,467	9,512	8,895		8,136	7,571	6,863	5,793	5,157	5,103
Affiliated sales	$4,334		4,752		5,251	5,149	4,754		4,639	4,272	3,928	3,048	2,674	2,308

Total Systemwide sales(6)	$41,526		40,630		40,181	38,491	35,979		33,638	31,812	29,914	25,987	23,587	21,885

Franchised restaurants	17,864		17,395		16,795	15,949	15,086		14,197	13,374	12,186	10,944	9,918	9,237
Company-operated restaurants	9,000		8,378		7,652	6,059	5,433		4,887	4,294	3,783	3,216	2,733	2,551
Affiliated restaurants	4,244		4,320		4,260	4,301	3,994		3,844	3,216	2,330	1,739	1,476	1,305

Total Systemwide restaurants(7)	31,108		30,093		28,707	26,309	24,513		22,928	20,884	18,299	15,899	14,127	13,093

(1)
Includes pretax operating charges of $853 million ($700 million after tax or $0.55 per share) primarily related to restructuring markets and eliminating positions, restaurant closings/asset impairment and the write-off of technology costs. (The cash portion of this pretax expense was approximately $100 million after tax.) See page 2 for further details.

(2)
Includes $378 million of pretax operating charges primarily related to the U.S. business reorganization and other global change initiatives, and restaurant closing/asset impairment charges discussed on page 2.

(3)
Includes pretax operating charges of $322 million ($219 million after tax or $0.16 per share) consisting of $162 million of Made For You costs and the $160 million charge related to the home office productivity initiative.

(4)
Includes a net pretax expense of $253 million ($143 million after tax or $0.11 per share) consisting of $378 million of pretax operating charges noted in (2) above and $125 million of net pretax nonoperating income primarily related to a gain on the initial public offering of McDonald's Japan. (The cash portion of this net pretax expense was approximately $100 million after tax.) See page 2 for further details. Net income also reflects an effective tax rate of 29.8 percent, primarily due to the benefit of tax law changes in certain international markets ($147 million).

(5)
In 2002, includes a $98.6 million after-tax charge ($0.08 per share-basic and $0.07 per share-diluted) to reflect the cumulative effect of the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, which eliminates the amortization of goodwill and instead subjects it to annual impairment tests. See page 10 for further discussion. Net income per share, adjusted for the nonamortization provisions of SFAS No. 142, would have been $0.02 higher than the amount reported for 2001 and 2000 and $0.01 higher for 1996-1999.

(6)
Systemwide sales include sales by all restaurants, whether operated by the Company, by franchisees or by affiliates operating under joint-venture agreements. See page 4 for further discussion.

(7)
See page 10 for detail of Systemwide restaurants by geographic segment and Partner Brand.

Management's discussion and analysis of financial condition and results of operations

NATURE OF BUSINESS

        The Company operates in the food service industry and primarily operates and franchises quick-service restaurant businesses under the McDonald's brand (McDonald's restaurants). Approximately 80% of McDonald's restaurants and about 75% of the total revenues of McDonald's restaurants are in nine markets: Australia, Brazil, Canada, China, France, Germany, Japan (a 50%-owned affiliate accounted for under the equity method), the United Kingdom and the United States. Throughout this discussion, McDonald's restaurant businesses in these nine markets collectively are referred to as "major markets."

        The Company also operates other restaurant concepts under its Partner Brands: Boston Market, Chipotle Mexican Grill and Donatos Pizzeria. In addition, the Company has a minority ownership in Pret A Manger. In March 2002, the Company sold its Aroma Café business in the U.K.

CONSOLIDATED OPERATING RESULTS

Operating results

	2002		2001		2000
	Amount	Increase/(decrease)	Amount	Increase/(decrease)	Amount
	DOLLARS IN MILLIONS, EXCEPT FOR SHARE DATA
Revenues
Sales by Company-operated restaurants	$11,500	4%	$11,041	5%	$10,467
Revenues from franchised and affiliated restaurants	3,906	2	3,829	1	3,776

Total revenues	15,406	4	14,870	4	14,243

Operating costs and expenses
Company-operated restaurants	9,907	5	9,454	8	8,750
Franchised restaurants	840	5	800	4	772
Selling, general & administrative expenses	1,713	3	1,662	5	1,587
Other operating (income) expense, net	833	nm	257	nm	(196)

Total operating costs and expenses	13,293	9	12,173	12	10,913

Operating income	2,113	(22)	2,697	(19)	3,330

Interest expense	374	(17)	452	5	430
McDonald's Japan IPO gain		nm	(137)	nm
Nonoperating expense, net	77	48	52	nm	18

Income before provision for income taxes and cumulative effect of accounting change	1,662	(29)	2,330	(19)	2,882

Provision for income taxes	670	(3)	693	(23)	905

Income before cumulative effect of accounting change	992	(39)	1,637	(17)	1,977
Cumulative effect of accounting change, net of tax	(99)	nm

Net income	$893	(45)%	$1,637	(17)%	$1,977

Per common share—diluted:
Income before cumulative effect of accounting change	$.77	(38)%	$1.25	(14)%	$1.46
Cumulative effect of accounting change	(.07)	nm

Net income	$.70	(44)%	$1.25	(14)%	$1.46

nm
Not meaningful.

STRATEGIC ACTIONS

        In 2002, the Company initiated several strategic actions designed to optimize existing restaurant operations and improve the business. These actions were consistent with management's strategy of concentrating its capital and resources on the best near-term opportunities and of avoiding those that distract from restaurant-level execution. They included the restructuring of certain markets, the closing of a significant number of underperforming restaurants, the decision to terminate a long-term technology project, and the consolidation of certain home office facilities and elimination of positions to control costs, streamline operations and reallocate resources.

        In 2001, the Company implemented strategic changes and restaurant initiatives in the U.S. and certain international markets. The changes in the U.S. included streamlining operations by reducing the number of regions and divisions, enabling the Company to combine staff functions and improve efficiency.

        The Company recorded charges and/or gains associated with these actions in 2002 and 2001 as "significant items." Significant items generally represent charges and/or gains for actions or transactions related to the implementation of special initiatives of the Company or items that are unusual or infrequent in nature. The Company does not include these items when reviewing business performance trends, because management does not believe these are indicative of ongoing operations.

        The Company recorded $853 million of significant items in 2002 and $253 million of significant items in 2001. All significant items for both years were recorded in other operating expense, except as noted in the discussion that follows.

Significant items—expense/(income)

	Pretax		After tax		Per common share—diluted
	2002	2001	2002	2001	2002	2001
	DOLLARS IN MILLIONS
Restructuring charges	$267	$200	$244	$136	$.19	$.11
Restaurant closings/asset impairment	402	135	336	107.26		.08
Technology write-offs and other charges	184	55	120	37.10		.03
McDonald's Japan IPO gain		(137)		(137)		(.11)

Total significant items(1)	$853	$253	$700	$143	$.55	$.11

(1)
See other operating (income) expense, net note to consolidated financial statements on page 24 for a summary of the activity in the related liabilities.

Restructuring charges—restructuring markets and eliminating positions

        In 2002, the Company recorded $267 million of pretax charges related to transferring ownership in four countries in the Middle East and Latin America to developmental licensees (approximately 150 restaurants), ceasing operations in three countries in Latin America (approximately 20 restaurants), and eliminating positions (approximately 600 positions, about half of which were in the U.S. and half of which were in international markets), reallocating resources and consolidating certain home office facilities to control costs. Under the developmental license business structure, which the Company successfully employs in more than 25 markets outside the U.S. (approximately 350 restaurants), the licensee owns the business, including the real estate interest. While the Company generally does not have any capital invested in these markets, it receives a royalty based on a percent of sales.

        The 2002 restructuring charges consisted of: $136 million of asset write-offs and losses on the sale of assets and $65 million of costs for leases and other obligations in the markets restructured or exited, $56 million of severance and other employee-related costs, $15 million of lease cancellation and other costs related to the closing of certain home office facilities, and $10 million of payments made to facilitate a change of ownership from U.S. franchisees who have had a history of financial difficulty and consequently were unable to deliver the level of operational excellence needed to succeed in the future. These changes were partially offset by a $15 million reversal of accrued restructuring costs recorded in 2001, primarily due to lower employee-related costs than originally estimated.

        In 2001, the Company recorded $200 million of pretax restructuring charges related to the strategic changes and restaurant initiatives in the U.S. and certain international markets. The initiatives were designed to improve the restaurant experience and included accelerated operations training, restaurant simplification, incentives for outstanding restaurant operations and an enhanced national restaurant evaluation system. In connection with these initiatives, the Company eliminated approximately 850 positions, consisting of 700 positions in the U.S., primarily in the divisions and regions, and 150 positions in international markets.

        The 2001 restructuring charges consisted of: $114 million of severance and other employee-related costs, $69 million of lease cancellation and other costs related to the closing of region and division facilities, and $17 million of other cash costs, primarily consisting of payments made to facilitate a change of ownership from U.S. franchisees who have had a history of financial difficulty and consequently were unable to deliver the level of operational excellence needed to succeed in the future.

Restaurant closings/asset impairment

        In 2002, the Company recorded $402 million of pretax charges consisting of: $302 million related to management's decision to close 751 underperforming restaurants (234 were closed in 2002 and 517 will close throughout 2003) primarily in the U.S. and Japan, and $100 million primarily related to the impairment of assets for certain existing restaurants in Europe and Latin America. Most of the restaurants identified for closing had negative cash flows and/or very low annual sales volumes. Also, in many cases they would have required significant capital investment over the next several years to remain financially viable.

        In 2001, the Company recorded $135 million of pretax charges consisting of: $91 million related to the closing of 163 underperforming restaurants in international markets in 2001, a $24 million asset impairment charge due to an assessment of the ongoing impact of Turkey's significant currency devaluation on our business, and $20 million related to the disposition of Aroma Café in the U.K.

        Although restaurant closings occur each year, these 2002 and 2001 restaurant closing charges are identified as "significant items" because they were the result of separate intensive reviews by management in conjunction with other strategic actions.

Technology write-offs and other charges

        In 2002, the Company recorded $184 million of pretax charges consisting of: $170 million primarily related to the write-off of software development costs as a result of management's decision to terminate a long-term technology project, and $14 million primarily related to the write-off of receivables and inventory in Venezuela as a result of the temporary closure of all McDonald's restaurants due to the national strike that began in early December. Although the terminated technology project was projected to deliver long-term benefits, it was no longer viewed as the best use of capital in the current environment, as the anticipated Systemwide cost over several years was expected to be in excess of $1 billion.

        In 2001, the Company recorded $55 million of pretax charges consisting of: $18 million primarily related to the write-off of certain technology, $12 million (recorded in nonoperating expense) primarily related to the write-off of a corporate investment, and $25 million primarily related to the unrecoverable costs incurred in connection with the theft of winning game pieces from the Company's Monopoly and certain other promotional games over an extended period of time, and the related termination of the supplier of the game pieces. Fifty individuals (none of whom were Company employees) were convicted of conspiracy and/or mail fraud charges.

McDonald's Japan IPO gain

        In 2001, McDonald's Japan, the Company's largest market in the Asia/Pacific, Middle East and Africa (APMEA) segment, completed an IPO of 12 million shares. The Company owns 50% of McDonald's Japan, while the Company's founding partner Den Fujita and his family own approximately 26%. The Company recorded a $137 million gain (pre and after tax) in nonoperating income to reflect an increase in the carrying value of its investment as a result of the cash proceeds from the IPO received by McDonald's Japan.

EFFECT OF FOREIGN CURRENCIES ON REPORTED RESULTS

        While changing foreign currencies affect reported results, McDonald's lessens exposures, where practical, by financing in local currencies, hedging certain foreign-denominated cash flows and by purchasing goods and services in local currencies.

Effect of foreign currency translation on consolidated reported results—positive/(negative)

	2002	2001	2000
	DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA
Revenues	$15	$(457)	$(594)
Operating income	90	(78)	(151)
Net income	42	(50)	(92)
Net income per common share—diluted	.04	(.04)	(.07)

        In 2002, foreign currency translation had a minimal impact on the revenue growth rate as the stronger Euro and British Pound were offset by weaker Latin American currencies (primarily the Argentine Peso, Brazilian Real and Venezuelan Bolivar). The operating income growth rate for 2002 was positively impacted by foreign currency translation primarily due to the stronger Euro and British Pound. In 2001, foreign currency translation had a negative impact on the growth rates primarily due to the weaker Euro, British Pound, Australian Dollar, Japanese Yen and Canadian Dollar.

        All information presented in constant currencies excludes the effect of foreign currency translation on reported results except for hyperinflationary economies, whose functional currency is the U.S. Dollar. Constant currency results are calculated by translating the current year results at prior year average exchange rates.

SYSTEMWIDE SALES

        Systemwide sales include sales by all restaurants, whether operated by the Company, by franchisees or by affiliates operating under joint-venture agreements. Management believes that Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum payments.

Systemwide sales

	2002			2001			2000
		Increase/(decrease)			Increase/(decrease)
	As reported amount	As reported	Constant currency(1)	As reported amount	As reported	Constant currency(1)	As reported amount
	DOLLARS IN MILLIONS
U.S.	$20,306	1%	na	$20,051	2%	na	$19,573
Europe	10,476	11	5%	9,412	1	5%	9,293
APMEA	6,776	(3)	(3)	7,010	(6)	3	7,477
Latin America	1,444	(17)	4	1,733	(3)	6	1,790
Canada	1,456	1	2	1,447	—	5	1,443
Partner Brands	1,068	9	9	977	61	62	605

Total	$41,526	2%	2%	$40,630	1%	4%	$40,181

(1)
Excludes the effect of foreign currency translation on reported sales.

na
Not applicable.

        Restaurant expansion, partly offset by negative comparable sales, drove the consolidated constant currency sales increases in 2002 and 2001. (Comparable sales represent the percent change in constant currency sales from the same period in the prior year for restaurants in operation at least thirteen months.)

        Sales in the U.S. increased in 2002 and 2001 due to expansion. Results in 2002 reflected the overall slowdown in the restaurant industry and increased competition.

        The primary contributors to Europe's constant currency sales growth in both years were France and Russia. In addition, the U.K. contributed to the increases in 2002 and 2001, although comparable sales were negative in both years. Europe's results for both years were impacted by negative comparable sales in Germany, where the economy continued to contract. We expect the difficult economic conditions in Germany to continue in the near term. In 2001, despite the Company's outstanding quality and safety record, Europe's results were negatively impacted by consumer confidence issues regarding the European beef supply in several markets.

        Sales results in APMEA declined in 2002 in constant currencies primarily due to negative comparable sales in Japan, which were in part due to continuing weak economic conditions, partly offset by a strong performance in Australia and expansion in China. In 2001, the constant currency sales increase was driven by strong results in China, partly offset by weak results in Japan, Taiwan and Turkey, and weak consumer spending in Australia. Beginning in late 2001 and continuing in 2002, sales were also dampened by consumer confidence issues regarding food safety throughout Japan.

        In Latin America, constant currency sales increased in both 2002 and 2001, despite the fact that many markets continued to be impacted by weak economic conditions. The increase in 2002 was primarily due to positive comparable sales in Brazil and expansion in Mexico, while in 2001 positive comparable sales in Mexico and Venezuela drove the increase.

        The Company expects the weak economic conditions in many markets in APMEA (including Japan) and Latin America to continue in the near term.

        In Canada, constant currency sales increased in 2002 due to expansion, partly offset by negative comparable sales, while the 2001 constant currency sales increase was driven by positive comparable sales and expansion.

        The sales increase in Partner Brands in 2002 was primarily due to expansion and positive comparable sales at Chipotle. The sales increase in 2001 was primarily due to the acquisition of Boston Market in second quarter 2000. In addition, expansion of Chipotle along with strong comparable sales at Chipotle and Boston Market helped drive the increase in 2001.

Comparable sales—McDonald's restaurants

	Increase/(decrease)
	2002	2001	2000
U.S.	(1.5)%	0.1%	1.0%
Europe	1.0	(1.4)	0.4
APMEA	(8.5)	(4.8)	(0.1)
Latin America	1.0	(3.9)	(3.6)
Canada	(2.5)	1.3	4.7

Brand McDonald's	(2.1)%	(1.3)%	0.6%

Average annual sales—McDonald's restaurants

        Average sales per restaurant in constant currencies are affected by comparable sales as well as the size, location and number of new restaurants. The number of new restaurants affects average sales because new restaurants typically take a few years to reach long-term sales volumes. In addition, over the last several years more restaurants outside the U.S. have opened in less populated areas and in countries with lower average sales volumes and correspondingly lower average development costs.

Average annual sales—McDonald's restaurants

	As reported amounts			Constant currency increase/(decrease)(2)
	2002	2001	2000	2002	2001
	DOLLARS IN THOUSANDS
Per restaurant(1)
Traditional:
U.S.	$1,628	$1,650	$1,647	(1)%	—
Europe	1,821	1,722	1,851	—	(4)%
APMEA	1,091	1,190	1,376	(8)	(5)
Latin America	931	1,154	1,333	1	(5)
Canada	1,395	1,469	1,530	(4)	—

Satellite:
U.S.	$554	$546	$536	1%	2%
Outside the U.S.(3)	483	533	598	(7)	(1)

(1)
McDonald's restaurants in operation at least 13 consecutive months.

(2)
Excludes the effect of foreign currency translation on reported results.

(3)
Satellite restaurants are primarily located in Japan and Canada.

        In 2002, average annual sales per traditional restaurant in the U.S. declined slightly primarily due to negative comparable sales. In Europe, average annual sales per traditional restaurant were relatively flat in constant currencies. In APMEA and Canada, average annual sales per traditional restaurant declined in constant currencies primarily due to negative comparable sales and the impact of new restaurants. In Latin America, average annual sales per traditional restaurant increased slightly in constant currencies due to positive comparable sales. All segments benefited from the closing of underperforming restaurants in 2002 and 2001.

        In 2001, average annual sales per traditional restaurant were relatively flat for the U.S. and Canada in constant currencies. In other segments, negative comparable sales and the significant number of new restaurants, partly offset by the benefit of closing underperforming restaurants, drove the decreases in average annual sales per traditional restaurant.

        Satellite restaurants generally have significantly lower development costs and sales volumes than traditional restaurants. The use of these small, limited-menu restaurants has allowed profitable expansion into areas that otherwise would not be feasible (e.g., discount retail stores and airports). In 2002 and 2001, average annual sales for satellite restaurants increased in the U.S. This was due in part to our continued assessment of the appropriate use of these limited-menu sites and the closing of certain low-volume sites. Outside the U.S., average annual sales for satellite restaurants declined in constant currencies in both years primarily due to negative comparable sales in Japan, where the majority of satellites outside the U.S. are located. In connection with the restaurant closings previously discussed, the Company's Japanese affiliate will close more than 100 satellite restaurants in 2003.

REVENUES

        Revenues include sales by Company-operated restaurants and fees from restaurants operated by franchisees or affiliates under joint-venture agreements. These fees include rent, service fees and/or royalties that are based on a percent of sales with specified minimum payments along with initial fees. Fees vary by type of site and investment by the Company and also according to local business conditions. These fees, along with occupancy and operating rights, are stipulated in franchise agreements that generally have 20-year terms.

        Revenues grow as sales build in existing restaurants and as new restaurants are added. Menu price changes also affect revenues and sales, but it is impractical to quantify their impact because of different pricing structures, new products, promotions and product-mix variations among restaurants and markets.

        Systemwide sales and revenues may grow at different rates during a given period, primarily due to a change in the mix of Company-operated, franchised and affiliated restaurants. For example, this mix is impacted by purchases and sales of restaurants between the Company and franchisees. Company-operated restaurants generated about 30% of Systemwide sales and about 75% of revenues for all periods presented.

Revenues

	2002			2001
		Increase/(decrease)			Increase/(decrease)		2000
	As reported amount	As reported	Constant currency(1)	As reported amount	As reported	Constant currency(1)	As reported amount
	DOLLARS IN MILLIONS
Company-operated sales:
U.S.	$3,172	1%	na	$3,139	2%	na	$3,064
Europe	3,982	7	2%	3,727	—	4%	3,730
APMEA	2,115	9	8	1,938	4	11	1,857
Latin America	696	(15)	12	821	7	18	764
Canada	505	6	7	478	(2)	2	490
Partner Brands	1,030	10	10	938	67	67	562

Total Company-operated sales	$11,500	4%	4%	$11,041	5%	9%	$10,467

Franchised and affiliated revenues:
U.S.	$2,251	—	na	$2,257	3%	na	$2,195
Europe	1,154	13%	6%	1,025	—	4%	1,024
APMEA	253	(5)	(6)	265	8	21	245
Latin America	118	(21)	(8)	150	(19)	(11)	185
Canada	128	(2)	—	130	4	8	125
Partner Brands	2	—	—	2	—	—	2

Total franchised and affiliated revenues	$3,906	2%	1%	$3,829	1%	4%	$3,776

Total revenues:
U.S.	$5,423	1%	na	$5,396	3%	na	$5,259
Europe	5,136	8	3%	4,752	—	4%	4,754
APMEA	2,368	7	7	2,203	5	12	2,102
Latin America	814	(16)	9	971	2	12	949
Canada	633	4	6	608	(1)	3	615
Partner Brands	1,032	10	10	940	67	67	564

Total revenues	$15,406	4%	4%	$14,870	4%	8%	$14,243

(1)
Excludes the effect of foreign currency translation on reported revenues.

na
Not applicable.

        On a constant currency basis, total revenues increased at a higher rate than Systemwide sales in 2002 primarily due to significantly lower sales from our affiliate in Japan. Under our affiliate structure, we record a royalty in revenues based on a percentage of Japan's sales, whereas all of Japan's sales are included in Systemwide sales. For this reason, Japan's sales decline had a larger negative impact on Systemwide sales than on revenues. In 2001, total revenues increased at a higher rate than Systemwide sales primarily due to the second quarter 2000 acquisition of Boston Market restaurants, which were all Company-operated, and the restructuring of our ownership in the Philippines, effective July 1, 2001. As a result of the restructuring, most of our restaurants in the Philippines are now Company-operated rather than franchised. In addition, revenues in 2001 benefited from an increase in the royalty percent received from our Japanese affiliate, effective January 1, 2001.

        In the U.S., growth rates for Systemwide sales and total revenues were similar in 2002 and 2001. In both periods, Europe's total revenue growth rates were lower than the Systemwide sales growth rates primarily due to a lower percentage of Company-operated restaurants and an increase in rent assistance to franchisees compared with the prior year. APMEA's total revenue growth rates were higher than the Systemwide sales growth rates for both periods primarily due to our affiliate structure in Japan and a higher percentage of Company-operated restaurants, in part due to the restructuring of the Philippines. In addition, the total revenue growth rate in 2001 benefited from an increase in the royalty percent received from our Japanese affiliate. In Latin America, total revenue growth rates were higher than Systemwide sales growth rates for both periods primarily due to a higher percentage of Company-operated restaurants compared with the prior year.

OPERATING INCOME

        Consolidated operating income decreased $584 million or 22% in 2002 and $633 million or 19% in 2001; however, significant charges of $853 million in 2002 and $378 million in 2001 were included in operating income. Operating income for both years included higher selling, general & administrative expenses and lower other operating income. Combined operating margin dollars were higher in 2002 than in 2001 and lower in 2001 than in 2000.

        Operating income from the major markets accounted for substantially all of consolidated operating income in 2002, 2001 and 2000.

        The following table presents reported operating income amounts and growth rates along with the growth rates adjusted for foreign currency translation and significant items. Adjusted constant currency operating income is one of the primary measures used to evaluate segment performance, because management believes that adjusted constant currency operating income reflects the most accurate representation of ongoing business operations.

Operating income

	2002			2001			2000
		Increase/(decrease)			Increase/(decrease)
	As reported amount	As reported	Adjusted constant currency(1)	As reported amount	As reported	Adjusted constant currency(1)	As reported amount
	DOLLARS IN MILLIONS
U.S.	$1,673	3%	(2)%	$1,622	(10)%	—	$1,795
Europe	1,022	(4)	—	1,063	(10)	(3)%	1,180
APMEA	64	(80)	(23)	325	(28)	(10)	451
Latin America	(133)	nm	nm	11	(89)	(46)	103
Canada	125	1	2	124	(2)	10	126
Partner Brands	(66)	—	22	(66)	(61)	—	(41)
Corporate	(572)	(50)	(8)	(382)	(35)	(22)	(284)

Total	$2,113	(22)%	(6)%	$2,697	(19)%	(5)%	$3,330

(1)
Excludes the effect of foreign currency translation on reported results and the significant items discussed on page 2 and shown in the following tables.

nm
Not meaningful.

        The following table presents reconciliations of reported operating results to adjusted constant currency operating results by segment for both 2002 and 2001.

Reconciliation of reported operating results to adjusted constant currency operating results

	U.S.	Europe	APMEA	Latin America	Canada	Partner Brands	Corporate	Consolidated
	DOLLARS IN MILLIONS
2002
As reported operating income (loss)	$1,673	$1,022	$64	$(133)	$125	$(66)	$(572)	$2,113
Restructuring charges	25	9	141	66	2	3	21	267
Restaurant closings/asset impairment	74	135	81	62	4	31	15	402
Technology write-offs and other charges		4		14	4		162	184
Currency effect		(61)	(6)	(22)	2			(87)

Adjusted constant currency operating income (loss)	$1,772	$1,109	$280	$(13)	$137	$(32)	$(374)	$2,879

2001
As reported operating income (loss)	$1,622	$1,063	$325	$11	$124	$(66)	$(382)	$2,697
Restructuring charges	156	7	3	3	6	5	20	200
Restaurant closings/asset impairment		39	35	37	4	20		135
Technology write-offs and other charges	25		4				14	43
Currency effect		37	38	4	5			84

Adjusted constant currency operating income (loss)	$1,803	$1,146	$405	$55	$139	$(41)	$(348)	$3,159

        U.S. adjusted operating income decreased 2% in 2002 and was relatively flat in 2001 compared with 2000. The decrease in 2002 was due to lower combined operating margin dollars and lower other operating income, partly offset by lower selling, general & administrative expenses. Other operating income included $22 million of payments made to U.S. owner/operators to facilitate the introduction of a new front counter team service system. In 2001, higher combined operating margin dollars were offset by higher selling, general & administrative expenses and slightly lower other operating income. U.S. adjusted operating income accounted for more than 50% of consolidated adjusted operating income in 2002, 2001 and 2000.

        Europe's adjusted operating income accounted for more than 35% of consolidated adjusted operating income in 2002, 2001 and 2000. Europe's adjusted operating income was relatively flat in 2002 compared with 2001 and decreased 3% in 2001. The segment's results benefited from strong performances in France and Russia in both years; however, difficult economic conditions in Germany and weak results in the U.K. negatively impacted results. In 2001, consumer confidence issues regarding the European beef supply negatively impacted Europe's results. France, Germany and the U.K. accounted for about 75% of Europe's adjusted operating income in all three years.

        APMEA's adjusted operating income decreased 23% in 2002 and 10% in 2001. In 2002, strong results in Australia were more than offset by weak results in Japan and Hong Kong. In 2001, strong results in China, the increase in the royalty percent received from our affiliate in Japan and a gain on the sale of real estate in Singapore were more than offset by weak results in Australia, Japan, Taiwan and Turkey. Australia, Japan and China accounted for about 70% of APMEA's adjusted operating income in all three years.

        Latin America's adjusted operating income declined significantly for both periods due to the continuing difficult economic conditions experienced by most markets in the segment. In addition, Latin America's results in 2002 were negatively impacted by a higher provision for uncollectible receivables as well as the temporary closure of all McDonald's restaurants in Venezuela due to the national strike that began in early December 2002. Although the strike ended in February 2003, the Company expects the continued turmoil in Venezuela to impact results in 2003.

        The adjusted operating results for the Partner Brands improved 22% in 2002 and were flat in 2001 compared with 2000. The improvement in 2002 was primarily driven by the elimination of goodwill amortization beginning January 1, 2002 and continued strong results at Chipotle.

        The Corporate segment reflected higher spending on technology in 2002 and 2001.

OPERATING MARGINS

        Operating margin information and discussions relate to McDonald's restaurants only and exclude Partner Brands.

Company-operated margins

        Company-operated margin dollars represent sales by Company-operated restaurants less the operating costs of these restaurants. Company-operated margin dollars declined $12 million in 2002 and $145 million in 2001. In constant currencies, Company-operated margin dollars declined $41 million or 3% in 2002 and $96 million or 6% in 2001.

        The constant currency decreases in both years were primarily due to negative comparable sales and higher labor rates, partly offset by expansion.

Company-operated margins—McDonald's restaurants

	2002	2001	2000
	IN MILLIONS
U.S.	$507	$501	$521
Europe	631	626	683
APMEA	239	240	296
Latin America	66	83	95
Canada	70	75	75

Total	$1,513	$1,525	$1,670

PERCENT OF SALES
U.S.	16.0%	16.0%	17.0%
Europe	15.9	16.8	18.3
APMEA	11.3	12.4	15.9
Latin America	9.4	10.1	12.4
Canada	13.7	15.6	15.4

Total	14.4%	15.1%	16.9%

        Operating cost trends as a percent of sales were as follows: food & paper costs decreased in 2002 and increased in 2001; payroll costs as well as occupancy & other operating expenses increased for both periods.

        The U.S. Company-operated margin percent in 2002 benefited from the elimination of goodwill amortization and a lower contribution rate to the national co-op for advertising expenses. However, these benefits were offset by negative comparable sales and higher labor costs. Food & paper costs were lower as a percent of sales in 2002 and 2001, while payroll costs were higher in both years. Occupancy & other operating expenses as a percent of sales were lower in 2002 than in 2001 and higher in 2001 than in 2000.

        Europe's Company-operated margins as a percent of sales declined in 2002, primarily due to higher payroll and occupancy costs, partly offset by lower food & paper costs as a percent of sales. In 2001, Europe's Company-operated margin percent declined, primarily due to higher payroll costs and negative comparable sales.

        In APMEA, negative comparable sales in 2002 and 2001 affected Company-operated margins as a percent of sales. In 2001, a change in restaurant classification in the Philippines also contributed to APMEA's margin decline because its Company-operated margins were lower than the average for the segment. In Latin America, declines in margins as a percent of sales in both years were due to difficult economic conditions in most markets. In Canada, negative comparable sales in 2002 affected Company-operated margins as a percent of sales.

Franchised margins

        Franchised margin dollars represent revenues from franchised and affiliated restaurants less the Company's occupancy costs (rent and depreciation) associated with those sites. Franchised margin dollars represented more than 60% of the combined operating margins in 2002, 2001 and 2000. Franchised margin dollars increased $36 million in 2002 and $26 million in 2001. In constant currencies, franchised margin dollars were relatively flat in 2002 and increased $91 million or 3% in 2001. The constant currency increase in 2001 was primarily driven by expansion and an increase in the Japan royalty percent.

Franchised margins—McDonald's restaurants

	2002	2001	2000
	IN MILLIONS
U.S.	$1,781	$1,799	$1,765
Europe	885	792	802
APMEA	217	229	199
Latin America	79	103	135
Canada	102	105	101

Total	$3,064	$3,028	$3,002

PERCENT OF REVENUES
U.S.	79.1%	79.7%	80.4%
Europe	76.7	77.2	78.3
APMEA	85.8	86.2	81.5
Latin America	66.9	68.4	73.0
Canada	79.2	80.4	80.2

Total	78.5%	79.1%	79.5%

        The declines in the consolidated franchised margin percent in 2002 and 2001 reflected negative comparable sales, higher rent assistance to franchisees primarily in the U.S. and Europe, and higher occupancy costs, due in part to an increased proportion of leased sites in all geographic segments. APMEA's franchised margin percent in both years benefited from the restructuring of our ownership in the Philippines in July 2001. The restructuring resulted in the reclassification of restaurants and related margins, which were lower than the average for the segment, from franchised to Company-operated. In addition, the franchised margin percent in APMEA in 2001 benefited from the increase in the Japan royalty percent.

SELLING, GENERAL & ADMINISTRATIVE EXPENSES

        Consolidated selling, general & administrative expenses increased 3% in 2002 and 5% in 2001 (4% and 7% in constant currencies). The increase in 2002 was primarily due to increased spending on technology in the Corporate segment, higher advertising expenses in the U.S. primarily related to the introduction of the Dollar Menu, and higher expenses for Partner Brands. The increase in 2001 was due to increased spending on technology in the Corporate segment and higher expenses for Partner Brands, partly offset by lower Company-wide performance-based incentive compensation compared with the prior year. Selling, general & administrative expenses as a percent of sales were 4.1% in 2002 and 2001 and 4.0% in 2000.

Selling, general & administrative expenses

	2002			2001			2000
		Increase/(decrease)			Increase/(decrease)
	As reported amount	As reported	Constant currency(1)	As reported amount	As reported	Constant currency(1)	As reported amount
	DOLLARS IN MILLIONS
U.S.	$558	(1)%	na	$563	1%	na	$559
Europe	359	9	4%	328	(2)	1%	336
APMEA	158	4	3	152	2	9	149
Latin America	102	(19)	3	126	5	14	120
Canada	49	(3)	(2)	51	(6)	(2)	54
Partner Brands	114	13	12	102	20	20	85
Corporate(2)	373	10	na	340	20	na	284

Total	$1,713	3%	4%	$1,662	5%	7%	$1,587

(1)
Excludes the effect of foreign currency translation on reported expenses.

(2)
Corporate expenses consist of home office support costs in areas such as facilities, finance, human resources, information technology, legal, supply chain management and training.

na
Not applicable.

OTHER OPERATING (INCOME) EXPENSE, NET

        Other operating (income) expense includes gains on sales of restaurant businesses, equity in earnings of unconsolidated affiliates, restructuring charges, restaurant closings/asset impairment charges and other transactions related to franchising and the food service business.

Other operating (income) expense, net

	2002	2001	2000
	IN MILLIONS
Gains on sales of restaurant businesses	$(114)	$(112)	$(87)
Equity in earnings of unconsolidated affiliates	(24)	(63)	(121)
Team service system payments—U.S.	22
Bad debts and other expense	96	54	12
Significant items:(1)
Restructuring charges	267	200
Restaurant closings/asset impairment	402	135
Technology write-offs and other charges	184	43

Total significant items	853	378

Total	$833	$257	$(196)

(1)
See other operating (income) expense, net note to consolidated financial statements on page 24 for discussion of significant items and a summary of the activity in the related liabilities.

Gains on sales of restaurant businesses

        Gains on sales of restaurant businesses include gains from sales of Company-operated restaurants as well as gains from exercises of purchase options by franchisees with business facilities lease arrangements (arrangements where the Company leases the businesses, including equipment, to franchisees who have options to purchase the businesses). The Company's purchases and sales of businesses with its franchisees and affiliates are aimed at achieving an optimal ownership mix in each market. Resulting gains or losses are recorded in operating income because the transactions are an integral part of our business.

Equity in earnings of unconsolidated affiliates

        Equity in earnings of unconsolidated affiliates—businesses in which the Company actively participates but does not control—is reported after interest expense and income taxes, except for U.S. restaurant partnerships, which are reported before income taxes. The decrease in 2002 was due to a net loss from our Japanese affiliate. The decrease in 2001 was due to lower earnings from our Japanese affiliate, the increase in Japan's royalty expense and a weaker Japanese Yen. Although the increase in royalty expense reduced McDonald's equity in earnings for Japan in 2001 compared with 2000, it was more than offset at the operating income level by the royalty benefit McDonald's received in franchised revenues.

Team service system payments

        In 2002, the Company made payments to U.S. owner/operators to facilitate the introduction of a new front counter team service system.

Bad debts and other expense

        Bad debts and other expense for 2002 and 2001 increased primarily due to higher provisions for uncollectible receivables (primarily in Europe and Latin America). In addition, other expense for 2002 was partly offset by a benefit from the elimination of goodwill amortization.

INTEREST EXPENSE

        Interest expense decreased in 2002 due to lower average interest rates, partly offset by higher average debt levels and stronger foreign currencies. Interest expense increased in 2001 due to higher average debt levels, partly offset by weaker foreign currencies and lower average interest rates. Average debt levels were higher in both years because the Company used its available credit capacity to repurchase shares of its common stock.

NONOPERATING EXPENSE, NET

        Nonoperating expense includes miscellaneous income and expense items such as interest income, minority interests, and gains and losses related to other investments, financings and translation. Nonoperating expense in 2002 reflected higher minority interest expense and foreign currency translation losses in 2002 compared with foreign currency translation gains in 2001. In addition, nonoperating expense in 2001 included $12 million primarily related to the write-off of a corporate investment as well as minority interest expense related to the sale of real estate in Singapore.

PROVISION FOR INCOME TAXES

        The following table presents the reported effective income tax rates as well as the effective income tax rates excluding significant items.

	2002	2001	2000
Reported effective income tax rates	40.3%	29.8%	31.4%
Impact of significant items(1)	(7.6)	1.3	—

Effective income tax rates, excluding significant items	32.7%	31.1%	31.4%

(1)
Certain significant items were not tax-affected for financial reporting purposes. See page 2 for discussion of significant items.

        The 2001 effective income tax rate reflected a benefit from the impact of tax law changes in certain international markets and the 2000 effective income tax rate reflected a tax benefit resulting from an international transaction.

        Consolidated net deferred tax liabilities included tax assets, net of valuation allowance, of $867 million in 2002 and $720 million in 2001. Substantially all of the net tax assets arose in the U.S. and other profitable markets.

CUMULATIVE EFFECT OF ACCOUNTING CHANGE

        Effective January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, which eliminates the amortization of goodwill and instead subjects it to annual impairment tests. As a result of the initial required goodwill impairment test, the Company recorded a noncash charge of $99 million after tax ($0.07 per diluted share) in first quarter 2002 to reflect the cumulative effect of this accounting change. The impaired goodwill was primarily in Argentina, Uruguay and other markets in Latin America and the Middle East, where economies have weakened significantly in recent years.

NET INCOME AND NET INCOME PER COMMON SHARE

        In 2002, income before the cumulative effect of the goodwill accounting change decreased $645 million or 39%, and diluted income per common share before the cumulative effect of this accounting change decreased $0.48 or 38%. Net income, which included the charge for the cumulative effect of the accounting change decreased 45% and diluted net income per common share decreased 44%. In 2001, net income decreased $340 million or 17% and diluted net income per common share decreased $0.21 or 14%. Results for 2002 included significant charges of $700 million or $0.55 per share, and results for 2001 included significant items totaling $143 million or $0.11 of expense per share discussed on page 2.

CASH FLOWS

        The Company generates significant cash from operations and has substantial credit capacity to fund operating and discretionary spending. Cash from operations totaled $2.9 billion and exceeded capital expenditures by $886 million in 2002, while cash from operations totaled $2.7 billion and exceeded capital expenditures by $782 million in 2001. Cash provided by operations, along with borrowings and other sources of cash, is used for capital expenditures, share repurchases, dividends and debt repayments. The Company expects to use future cash provided by operations to fund the remaining employee severance and lease obligations associated with the significant charges in 2002 and 2001.

Cash provided by operations

	2002	2001	2000
	DOLLARS IN MILLIONS
Cash provided by operations	$2,890	$2,688	$2,751
Cash provided by operations as a percent of capital expenditures	144%	141%	141%
Cash provided by operations as a percent of average total debt	31%	31%	35%

        In addition to its cash provided by operations, the Company can meet short-term funding needs through commercial paper borrowings and line of credit agreements. Accordingly, the Company purposefully maintains a relatively low current ratio, which was .71 at year-end 2002.

RESTAURANT DEVELOPMENT AND CAPITAL EXPENDITURES

Systemwide restaurants at year end(1)

	2002	2001	2000
U.S.	13,491	13,099	12,804
Europe	6,070	5,794	5,460
APMEA	7,555	7,321	6,771
Latin America	1,605	1,581	1,510
Canada	1,304	1,223	1,154
Partner Brands:
Boston Market	662	657	707
Chipotle	232	177	104
Donatos	181	197	156
Other	8	44	41

Total Partner Brands	1,083	1,075	1,008

Total	31,108	30,093	28,707

(1)
Includes satellite units at December 31, 2002, 2001 and 2000 as follows: U.S.—1,159, 1,004, 999; Europe—102, 63, 46; APMEA (primarily Japan)—1,923, 1,879, 1,681; Latin America—19, 46, 45; and Canada—330, 307, 280.

        In 2002, the Company opened 1,247 traditional McDonald's restaurants and 392 satellite restaurants, and closed 474 traditional restaurants and 158 satellite restaurants. In 2001, the Company opened 1,406 traditional McDonald's restaurants and 383 satellite restaurants, and closed 335 traditional restaurants and 135 satellite restaurants.

        In 2002, about 85% of McDonald's restaurant additions occurred in the major markets. Approximately 60% of Company-operated restaurants and more than 85% of franchised restaurants were located in the major markets at the end of 2002. Franchisees and affiliates operated 73% of

McDonald's restaurants at year-end 2002. Partner Brand restaurants are primarily Company-operated.

        Capital expenditures increased $98 million or 5% in 2002 and decreased $39 million or 2% in 2001. The increase in capital expenditures in 2002 was primarily due to higher spending for McDonald's restaurant business in the U.S. and Canada, partly offset by lower capital expenditures for new restaurants in Latin America. The decrease in 2001 was primarily due to lower spending in Europe and Latin America and weaker foreign currencies, partly offset by additional expenditures for Partner Brands as well as for McDonald's restaurant business in the U.S. and China. Capital expenditures for McDonald's restaurants in 2002, 2001 and 2000 reflected our strategy of leasing a higher proportion of new sites and also the U.S. building program, which gave franchisees the option to own new restaurant buildings.

        The Company's expenditures for new restaurants in the U.S. were lower than they would have been as a result of the leasing strategy and the U.S. building program. About 65% in 2002 and 80% in 2001 of new and rebuilt U.S. traditional franchised and affiliated restaurant buildings were purchased by franchisees and affiliates. Beginning in 2003, to give our best franchisees additional financial flexibility to purchase more McDonald's restaurant businesses as well as to reinvest in their existing restaurants, the Company plans to purchase buildings for new franchised restaurants. As a result of owning the buildings, the Company expects to collect additional rent from the franchisees. In addition, the Company is purchasing a higher proportion of land for new restaurants in the U.S.

        The Company and its affiliates owned 38% of the land for its restaurant sites at year-end 2002 and 2001. For leased land, the Company maintains long-term occupancy rights for the land and receives related rental income.

        Capital expenditures invested in major markets excluding Japan represented approximately 70% of the total in 2002 and 60% in 2001 and 2000. (Japan is accounted for under the equity method, and accordingly, its capital expenditures are not included in consolidated amounts.)

Capital expenditures

	2002	2001	2000
	IN MILLIONS
New restaurants	$1,161	$1,198	$1,308
Existing restaurants(1)	659	571	507
Other properties(2)	184	137	130

Total	$2,004	$1,906	$1,945

Total assets	$23,971	$22,535	$21,684

(1)
Includes technology to improve service and food quality and enhancements to facilities to achieve higher levels of customer satisfaction.

(2)
Primarily for computer equipment and furnishings for office buildings.

        Average development costs incurred by the U.S. System (land, building and equipment) for new traditional McDonald's restaurants were $1.7 million in 2002 and 2001 and $1.6 million in 2000.

        Average development costs outside the U.S. vary widely by market depending on the types of restaurants built and the real estate and construction costs within each market. These costs, which include land, buildings and equipment owned by the Company, are managed through the use of optimally sized restaurants, construction and design efficiencies, standardization and global sourcing. In addition, foreign currency fluctuations affect average development costs.

        Average development costs for new traditional McDonald's restaurants in major markets outside the U.S. excluding Japan were approximately $1.6 million in 2002, 2001 and 2000. Average annual sales for new traditional McDonald's restaurants in the same markets were about $1.3 million in 2002 and 2001 and $1.5 million in 2000. Average development costs for new satellite restaurants (excluding lease costs) located in Canada, Germany and Japan, which comprise about 95% of the satellites outside the U.S., were about $250,000 in 2002 and about $220,000 in 2001 and 2000. The use of these small, limited-menu restaurants, for which the land and building generally are leased, has allowed expansion into areas that otherwise would not have been feasible.

        Capital expenditures by affiliates in international markets, primarily Japan, which were not included in consolidated amounts, were about $204 million in 2002, $181 million in 2001 and $204 million in 2000.

OFF-BALANCE SHEET ARRANGEMENTS

        The Company and six unaffiliated companies that supply the "McDonald's System" (McDonald's franchisees, suppliers and the Company) are equal owners of System Capital Corporation (SCC). SCC's purpose is to provide funding to McDonald's franchisees, suppliers to the McDonald's System and McDonald's Corporation and to build equity within SCC that will benefit the McDonald's System. No employees of SCC are employees of the seven shareholders. SCC competes with other lenders who provide similar financing to McDonald's franchisees and suppliers and the Company has no independent obligation to provide financing to these franchisees and suppliers. SCC's function is similar to that of a cooperative and its primary operating activities include (1) providing loans to qualifying U.S. franchisees to purchase existing restaurant businesses as well as finance equipment, buildings and working capital, (2) purchasing accounts receivable and financing inventory and other needs of eligible suppliers and distributors, and (3) acquiring land and leasing it to McDonald's Corporation for new restaurants, primarily in the U.S.

        SCC assets totaled $1.7 billion at December 31, 2002. See summary of significant accounting policies on page 23 for further details on SCC.

SHARE REPURCHASES AND DIVIDENDS

        During 2002, the Company purchased 25.6 million shares of McDonald's stock for approximately $687 million, of which 20.1 million shares for $536 million were under a new $5.0 billion share repurchase program.

        During 2001 and 2000, the Company sold 12.2 million and 16.8 million common equity put options, respectively, in connection with its share repurchase program. Premiums received were recorded in shareholders' equity as a reduction of the cost of treasury stock purchased and were $32 million in 2001 and $56 million in 2000. In 2002, 10.1 million common equity put options were exercised and 2.1 million options expired unexercised, while 21.0 million options were exercised in 2001. The total amount paid to acquire these shares as a result of the options being exercised was $286 million in 2002 and $700 million in 2001. At December 31, 2002, there were no common equity put options outstanding. At December 31, 2001, the $350 million total exercise price of outstanding options was classified in common equity put options and forward contracts in the Consolidated balance sheet, and the related offset was recorded in common stock in treasury, net of premiums received.

        During 2001, the Company also entered into equity forward contracts in connection with its share repurchase program. At December 31, 2001, the $151 million total purchase price of the forward contracts was classified in common equity put options and forward contracts in the Consolidated balance sheet, and the related offset was recorded in common stock in treasury. The forward contracts for 5.5 million shares settled in March 2002, and there were no additional forward contracts outstanding at December 31, 2002.

        The Company has paid dividends on common stock for 27 consecutive years and has increased the dividend amount every year. Additional dividend increases will be considered after reviewing returns to shareholders, profitability expectations, financing needs and tax treatment of dividends. Cash dividends are declared and paid on an annual basis. As in the past, future dividends will be declared at the discretion of the Board of Directors.

FINANCIAL POSITION AND CAPITAL RESOURCES

TOTAL ASSETS AND RETURNS

        Total assets grew by $1.4 billion or 6% in 2002 and $851 million or 4% in 2001. Changes in foreign currency exchange rates increased total assets by approximately $785 million in 2002 and decreased total assets by approximately $765 million in 2001. At year-end 2002 and 2001, approximately 65% of consolidated assets was located in the major markets excluding Japan. Net property and equipment rose $1.3 billion in 2002 and represented 78% of total assets at year end.

        Operating income is used to compute return on average assets, while income before cumulative effect of accounting change is used to calculate return on average common equity. Month-end balances are used to compute both average assets and average common equity.

Returns on assets and equity

	2002	2001	2000
Return on average assets	9.2%	12.3%	15.9%
Return on average common equity	8.9	17.5	21.6
Adjusted return on average assets(1)	12.9%	14.1%	na
Adjusted return on average common equity(1)	16.8	19.1	na

(1)
Excludes the significant items noted on page 2.

na
Not applicable.

        Return on average assets and return on average common equity both declined in 2002 and 2001, primarily due to weak operating results in APMEA and Latin America. During 2003, the Company will continue to concentrate McDonald's restaurant openings in markets with acceptable returns and will significantly reduce the amount of capital we invest in APMEA and Latin America, where returns have been pressured in recent years by weak economies.

FINANCINGS AND MARKET RISK

        The Company generally borrows on a long-term basis and is exposed to the impact of interest-rate changes and foreign currency fluctuations. Debt obligations at December 31, 2002 totaled $10.0 billion compared with $8.9 billion at December 31, 2001. The increase in 2002 was due to the impact of changes in exchange rates on foreign currency-denominated debt ($645 million), SFAS No. 133 noncash fair value adjustments ($271 million), and an increase in net borrowings ($145 million).

Debt highlights(1)

	2002	2001	2000
Fixed-rate debt as a percent of total debt(2)	62%	45%	58%
Weighted-average annual interest rate of total debt	4.1	5.4	5.8
Foreign currency-denominated debt as a percent of total debt(2)	64	57	60
Total debt as a percent of total capitalization (total debt and total shareholders' equity)	49	48	48

(1)
All percentages are as of December 31, except for the weighted-average annual interest rate, which is for the year.

(2)
Includes the effect of interest-rate and foreign currency exchange agreements, and excludes the effect of SFAS No.133 fair value adjustments.

        Moody's, Standard & Poor's and Fitch currently rate McDonald's commercial paper P-1, A-1 and F1 and its long-term debt A2, A+ and A, respectively. The Company has not historically experienced difficulty in obtaining financing or refinancing existing debt. Certain of the Company's debt obligations contain cross-acceleration provisions and restrictions on Company and subsidiary mortgages and the long-term debt of certain subsidiaries. In addition, the Company is required to maintain a minimum net worth (defined as consolidated assets less consolidated liabilities) of $5 billion to comply with its line of credit agreements. There are no provisions in the Company's debt obligations that would accelerate repayment of debt as a result of a change in credit ratings. The Company has $1.3 billion available under committed line of credit agreements (see debt financing note on page 27) as well as $1.8 billion under a U.S. shelf registration and $700 million under a Euro Medium-Term Notes program for future debt issuance.

        The Company uses major capital markets, bank financings and derivatives to meet its financing requirements and reduce interest expense. The Company manages its debt portfolio in response to changes in interest rates and foreign currency rates by periodically retiring, redeeming and repurchasing debt, terminating exchange agreements and using derivatives.

The Company does not use derivatives with a level of complexity or with a risk higher than the exposures to be hedged and does not hold or issue derivatives for trading purposes. All exchange agreements are over-the-counter instruments.

        In December 2002, the Company terminated certain interest-rate exchange agreements to effectively create fixed-rate financing for $1.8 billion of debt at interest rates that were near all-time low yields, and to reduce the potential exposure in the Company's future interest expense due to a rise in interest rates.

        In managing the impact of interest-rate changes and foreign currency fluctuations, the Company uses interest-rate exchange agreements and finances in the currencies in which assets are denominated. All derivatives were recorded at fair value in the Company's Consolidated balance sheet at December 31, 2002 as follows: miscellaneous other assets—$134 million; other long-term liabilities (excluding interest)—$39 million; and accrued payroll and other liabilities—$24 million. See summary of significant accounting policies related to financial instruments on page 21 for additional information regarding their use and the impact of SFAS No. 133 regarding derivatives.

        The Company uses foreign currency debt and derivatives to hedge certain foreign currency royalties, intercompany financings and long-term investments in foreign subsidiaries and affiliates. This reduces the impact of fluctuating foreign currencies on cash flows and shareholders' equity. Total foreign currency denominated debt, including the effects of foreign currency exchange agreements, was $6.2 billion and $5.0 billion at year-end 2002 and 2001, respectively.

        The Company does not have significant exposure to any individual counterparty and has master agreements that contain netting arrangements. Certain of these agreements also require each party to post collateral if credit ratings fall below, or aggregate exposures exceed, certain contractual limits. During 2002, certain counterparties were required to post collateral as aggregate exposures exceeded certain contractual limits due to increased values. At December 31, 2002, collateral in the amount of $2.2 million was posted by a counter-party while the Company was not required to collateralize any of its obligations.

        The Company actively hedges selected currencies to minimize the cash exposure of foreign currency royalty and other payments received in the U.S. In addition, where practical, McDonald's restaurants purchase goods and services in local currencies resulting in natural hedges, and the Company typically finances in local currencies, creating economic hedges.

        The Company's net asset exposure is diversified among a broad basket of currencies. At year-end 2002 and 2001, assets in hyperinflationary markets were principally financed in U.S. Dollars. The Company's largest net asset exposures (defined as foreign currency assets less foreign currency liabilities) at year end were as follows:

Foreign currency net asset exposures

	2002	2001
	IN MILLIONS OF U.S. DOLLARS
Euro	$1,536	$1,251
British Pounds Sterling	700	786
Canadian Dollars	808	738
Australian Dollars	620	516
Brazilian Reais	385	490

        The Company prepared sensitivity analyses of its financial instruments to determine the impact of hypothetical changes in interest rates and foreign currency exchange rates on the Company's results of operations, cash flows and the fair value of its financial instruments. The interest-rate analysis assumed a one percentage point adverse change in interest rates on all financial instruments but did not consider the effects of the reduced level of economic activity that could exist in such an environment. The foreign currency rate analysis assumed that each foreign currency rate would change by 10% in the same direction relative to the U.S. Dollar on all financial instruments; however, the analysis did not include the potential impact on sales levels or local currency prices or the effect of fluctuating currencies on the Company's anticipated foreign currency royalties and other payments received in the U.S. Based on the results of these analyses of the Company's financial instruments, neither a one percentage point adverse change in interest rates from 2002 levels nor a 10% adverse change in foreign currency rates from 2002 levels would materially affect the Company's results of operations, cash flows or the fair value of its financial instruments.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

        The Company has long-term contractual obligations primarily in the form of lease obligations (related to both Company-operated and franchised restaurants) and debt obligations. In addition, the Company has long-term revenue and cash flow streams that relate to its franchise arrangements. Cash provided by operations (including cash provided by these franchise arrangements) along with our borrowing capacity and other sources of cash will be used to satisfy the obligations. The following table summarizes the Company's contractual obligations and their aggregate maturities as well as future minimum rent payments due to the Company under existing franchise arrangements as of December 31, 2002. (See discussions of cash flows, financial position and capital resources as well as the Notes to the December 31, 2002 consolidated financial statements for further details.)

Contractual cash flows

	Outflows		Inflows
	Operating leases	Debt obligations(1)	Minimum rent under franchise arrangements
	IN MILLIONS
2003	$913	$337	$1,735
2004	848	975	1,707
2005	789	2,017	1,662
2006	735	1,014	1,613
2007	683	663	1,566
Thereafter	6,059	4,609	13,127

Total	$10,027	$9,615	$21,410

(1)
The maturities reflect reclassifications of short-term obligations to long-term obligations of $810 million in 2005 and $500 million thereafter as they are supported by long-term line of credit agreements. Debt obligations do not include $365 million of SFAS No.133 fair value adjustments.

        In addition to long-term obligations, the Company had guaranteed certain affiliate and other loans totaling $102 million at December 31, 2002.

OUTLOOK FOR 2003

        >    The Company's strategies for 2003 are designed to reverse the negative comparable sales trend through a heightened focus on restaurant-level execution and marketing. The Company's outlook remains cautious until we see improved performance in our major markets. As a guideline, generally one percentage point of comparable sales in the U.S. impacts annual earnings per share by 1.5 cents and one percentage point of comparable sales in Europe impacts annual earnings per share by about 1 cent, assuming no change in profit margins.

        >    The Company expects the total amount of selling, general & administrative expenses in 2003 to be relatively flat in constant currencies compared with 2002.

        >    A significant part of McDonald's operating income is from outside the U.S. and more than 60% of total debt is denominated in foreign currencies. The Euro and the British Pound are the most significant currencies impacting our business. If the Euro and the British Pound move 10% (compared with 2002 average rates), McDonald's annual reported earnings per share would change by about 4 cents to 5 cents.

        >    The Company expects to decrease its debt level in 2003, excluding the impact of foreign currency exchange rates.

        >    The Company expects its 2003 effective income tax rate to be in the range of 33.5% to 34.5%.

        >    The Company is currently reviewing its previously announced plans for capital expenditures and restaurant openings for 2003 and expects to reduce both its capital expenditures and restaurant openings compared with 2002. The plans are expected to be finalized and communicated in early April.

OTHER MATTERS

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        Management's discussion and analysis of financial condition and results of operations are based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses as well as related disclosures. On an ongoing basis, the Company evaluates its estimates and judgments based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

        The Company annually reviews its financial reporting and disclosure practices and accounting policies to ensure that they provide accurate and transparent information relative to the current economic and business environment. The Company believes that of its significant accounting policies the following involve a higher degree of judgment and/or complexity. (See summary of significant accounting policies more fully described on pages 20 through 24.)

Property and equipment

        Property and equipment are depreciated or amortized on a straight-line basis over their useful lives based on management's estimates of the period over which the assets will generate revenue. The useful lives are estimated based on historical experience with similar assets, taking into account anticipated technological or other changes. The Company periodically reviews these lives relative to physical factors, economic factors and industry trends. If there are changes in the planned use of property and equipment or if technological changes were to occur more rapidly than anticipated, the useful lives assigned to these assets may need to be shortened, resulting in the recognition of increased depreciation and amortization expense in future periods.

Long-lived assets

        Long-lived assets (including goodwill) are reviewed for impairment annually and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In assessing the recoverability of the Company's long-lived assets, the Company considers changes in economic conditions and makes assumptions regarding estimated future cash flows and other factors. Estimates of future cash flows are judgments based on the Company's experience and knowledge of operations. These estimates can be significantly impacted by many factors including changes in global and local business and economic conditions, operating costs, inflation, competition, and consumer and demographic trends. If the Company's estimates or the underlying assumptions change in the future, the Company may be required to record impairment charges.

Restructuring and litigation accruals

        In 2002 and 2001, the Company recorded charges related to restructuring markets, eliminating positions and strategic changes. The accruals recorded included estimates pertaining to employee termination costs and remaining lease obligations for closed facilities. Although the Company does not anticipate significant changes, the actual costs may differ from these estimates.

        From time to time, the Company is subject to proceedings, lawsuits and other claims related to franchisees, suppliers, employees, customers and competitors. The Company is required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of accrual required, if any, for these contingencies is made after careful analysis of each matter. The required accrual may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy in dealing with these matters. The Company does not believe that any such matter will have a material adverse effect on its financial condition or results of operations.

Income taxes

        The Company records a valuation allowance to reduce its deferred tax assets if it is more likely than not that some portion or all of the deferred assets will not be realized. While the Company has considered future taxable income and ongoing prudent and feasible tax strategies in assessing the need for the valuation allowance, if these estimates and assumptions change in the future, the Company may be required to adjust its valuation allowance. This could result in a charge to, or an increase in, income in the period such determination is made.

        Deferred U.S. income taxes have not been recorded for basis differences totaling $3.2 billion related to investments in certain foreign subsidiaries or affiliates. The basis differences consist primarily of undistributed earnings considered permanently invested in the businesses. If management's intentions change in the future, deferred taxes may need to be provided.

        In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. The Company records accruals for the estimated outcomes of these audits, and the accruals may change in the future due to new developments in each matter.

NEW ACCOUNTING STANDARDS

Asset retirement obligations

        In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003. The Statement requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time that the obligations are incurred. Upon initial recognition of a liability, the cost will be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset.

        Application of the new rules, which for the Company relates to lease obligations in certain international markets, is expected to result in a cumulative effect of adoption in the first quarter 2003 that will reduce net income and shareholders' equity by $30 million to $40 million. The adoption of the new rules is not expected to have a material effect on the Company's ongoing results of operations or financial position.

Variable interest entities

        In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 (FIN No. 46), Consolidation of Variable Interest Entities, which requires an enterprise to consolidate or make certain disclosures about variable interest entities that meet certain criteria, effective July 1, 2003. The Company is currently performing an analysis to determine the applicability of FIN No. 46 to SCC. See summary of significant accounting policies on page 23 for further details.

EFFECTS OF CHANGING PRICES—INFLATION

        The Company has demonstrated an ability to manage inflationary cost increases effectively. This is because of rapid inventory turnover, the ability to adjust menu prices, cost controls and substantial property holdings—many of which are at fixed costs and partly financed by debt made less expensive by inflation. In hyperinflationary markets, menu board prices typically are adjusted to keep pace with inflation, mitigating the effect on reported results.

FORWARD-LOOKING STATEMENTS

        Certain forward-looking statements are included in this report. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this report. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: effectiveness of operating initiatives; success in advertising and promotional efforts; changes in global and local business and economic conditions, including their impact on consumer confidence; fluctuations in currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets, including the effects of war and terrorist activities; competition, including pricing and marketing initiatives and new product offerings by the Company's competitors; consumer preferences or perceptions concerning the Company's product offerings; spending patterns and demographic trends; availability of qualified restaurant personnel; severe weather conditions; existence of positive or negative publicity regarding the Company or its industry generally; effects of legal claims; cost and deployment of capital; changes in future effective tax rates; changes in governmental regulations; and changes in applicable accounting policies and practices. The foregoing list of important factors is not all inclusive.

        The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Consolidated statement of income

	Years ended December 31,
	2002	2001	2000
	IN MILLIONS, EXCEPT PER SHARE DATA
REVENUES
Sales by Company-operated restaurants	$11,499.6	$11,040.7	$10,467.0
Revenues from franchised and affiliated restaurants	3,906.1	3,829.3	3,776.0

Total revenues	15,405.7	14,870.0	14,243.0

OPERATING COSTS AND EXPENSES
Company-operated restaurant expenses
Food & paper	3,917.4	3,802.1	3,557.1
Payroll & employee benefits	3,078.2	2,901.2	2,690.2
Occupancy & other operating expenses	2,911.0	2,750.4	2,502.8
Franchised restaurants—occupancy expenses	840.1	800.2	772.3
Selling, general & administrative expenses	1,712.8	1,661.7	1,587.3
Other operating (income) expense, net	833.3	257.4	(196.4)

Total operating costs and expenses	13,292.8	12,173.0	10,913.3

Operating income	2,112.9	2,697.0	3,329.7

Interest expense—net of capitalized interest of $14.3, $15.2 and $16.3	374.1	452.4	429.9
McDonald' s Japan IPO gain		(137.1)
Nonoperating expense, net	76.7	52.0	17.5

Income before provision for income taxes and cumulative effect of accounting change	1,662.1	2,329.7	2,882.3

Provision for income taxes	670.0	693.1	905.0

Income before cumulative effect of accounting change	992.1	1,636.6	1,977.3

Cumulative effect of accounting change, net of tax benefit of $17.6	(98.6)

Net income	$893.5	$1,636.6	$1,977.3

Per common share—basic:
Income before cumulative effect of accounting change	$.78	$1.27	$1.49
Cumulative effect of accounting change	(.08)
Net income	$.70	$1.27	$1.49

Per common share—diluted:
Income before cumulative effect of accounting change	$.77	$1.25	$1.46
Cumulative effect of accounting change	(.07)
Net income	$.70	$1.25	$1.46

Dividends per common share	$.24	$.23	$.22

Weighted-average shares—basic	1,273.1	1,289.7	1,323.2
Weighted-average shares—diluted	1,281.5	1,309.3	1,356.5

See notes to consolidated financial statements.

Consolidated balance sheet

	December 31,
	2002	2001
	IN MILLIONS, EXCEPT PER SHARE DATA
ASSETS
Current assets
Cash and equivalents	$330.4	$418.1
Accounts and notes receivable	855.3	881.9
Inventories, at cost, not in excess of market	111.7	105.5
Prepaid expenses and other current assets	418.0	413.8

Total current assets	1,715.4	1,819.3

Other assets
Investments in and advances to affiliates	1,037.7	990.2
Goodwill, net	1,559.8	1,320.4
Miscellaneous	1,074.2	1,115.1

Total other assets	3,671.7	3,425.7

Property and equipment
Property and equipment, at cost	26,218.6	24,106.0
Accumulated depreciation and amortization	(7,635.2)	(6,816.5)

Net property and equipment	18,583.4	17,289.5

Total assets	$23,970.5	$22,534.5

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Notes payable	$0.3	$184.9
Accounts payable	635.8	689.5
Income taxes	16.3	20.4
Other taxes	191.8	180.4
Accrued interest	199.4	170.6
Accrued restructuring and restaurant closing costs	328.5	144.2
Accrued payroll and other liabilities	774.7	680.7
Current maturities of long-term debt	275.5	177.6

Total current liabilities	2,422.3	2,248.3

Long-term debt	9,703.6	8,555.5
Other long-term liabilities and minority interests	560.0	629.3
Deferred income taxes	1,003.7	1,112.2
Common equity put options and forward contracts		500.8
Shareholders' equity
Preferred stock, no par value; authorized—165.0 million shares; issued—none
Common stock, $.01 par value; authorized—3.5 billion shares; issued—1,660.6 million shares	16.6	16.6
Additional paid-in capital	1,747.3	1,591.2
Unearned ESOP compensation	(98.4)	(106.7)
Retained earnings	19,204.4	18,608.3
Accumulated other comprehensive income (loss)	(1,601.3)	(1,708.8)
Common stock in treasury, at cost; 392.4 and 379.9 million shares	(8,987.7)	(8,912.2)

Total shareholders' equity	10,280.9	9,488.4

Total liabilities and shareholders' equity	$23,970.5	$22,534.5

See notes to consolidated financial statements.

Consolidated statement of cash flows

	Years ended December 31,
	2002	2001	2000
	IN MILLIONS
Operating activities
Net income	$893.5	$1,636.6	$1,977.3
Adjustments to reconcile to cash provided by operations
Cumulative effect of accounting change	98.6
Depreciation and amortization	1,050.8	1,086.3	1,010.7
Deferred income taxes	(44.6)	(87.6)	60.5
Changes in working capital items
Accounts receivable	1.6	(104.7)	(67.2)
Inventories, prepaid expenses and other current assets	(38.1)	(62.9)	(29.6)
Accounts payable	(11.2)	10.2	89.7
Taxes and other accrued liabilities	448.0	270.4	(45.8)
Other (including noncash portion of significant items)	491.5	(60.0)	(244.1)

Cash provided by operations	2,890.1	2,688.3	2,751.5

Investing activities
Property and equipment expenditures	(2,003.8)	(1,906.2)	(1,945.1)
Purchases of restaurant businesses	(548.4)	(331.6)	(425.5)
Sales of restaurant businesses and property	369.5	375.9	302.8
Other	(283.9)	(206.3)	(144.8)

Cash used for investing activities	(2,466.6)	(2,068.2)	(2,212.6)

Financing activities
Net short-term borrowings (repayments)	(606.8)	(248.0)	59.1
Long-term financing issuances	1,502.6	1,694.7	2,381.3
Long-term financing repayments	(750.3)	(919.4)	(761.9)
Treasury stock purchases	(670.2)	(1,068.1)	(2,023.4)
Common stock dividends	(297.4)	(287.7)	(280.7)
Other	310.9	204.8	88.9

Cash used for financing activities	(511.2)	(623.7)	(536.7)

Cash and equivalents increase (decrease)	(87.7)	(3.6)	2.2

Cash and equivalents at beginning of year	418.1	421.7	419.5

Cash and equivalents at end of year	$330.4	$418.1	$421.7

Supplemental cash flow disclosures
Interest paid	$359.7	$446.9	$469.7
Income taxes paid	572.2	773.8	854.2

See notes to consolidated financial statements.

Consolidated statement of shareholders' equity

						Accumulated other comprehensive income(loss)
	Common stock issued							Common stock in treasury
				Unearned ESOP compen- sation
			Additional paid-in capital		Retained earnings	Deferred hedging adjustment	Foreign currency translation			Total shareholders' equity
	Shares	Amount						Shares	Amount
	IN MILLIONS, EXCEPT PER SHARE DATA
Balance at December 31, 1999	1,660.6	$16.6	$1,288.3	$(133.3)	$15,562.8	$—	$(886.8)	(309.8)	$(6,208.5)	$9,639.1

Net income					1,977.3					1,977.3
Translation adjustments (including taxes of $65.1)							(400.5)			(400.5)
Comprehensive income										1,576.8
Common stock cash dividends ($.22 per share)					(280.7)					(280.7)
ESOP loan payment				20.1						20.1
Treasury stock purchases								(56.7)	(2,002.2)	(2,002.2)
Common equity put option issuances and expirations, net									25.5	25.5
Stock option exercises and other (including tax benefits of $80.3)			153.5	(1.8)				10.8	74.1	225.8

Balance at December 31, 2000	1,660.6	16.6	1,441.8	(115.0)	17,259.4	—	(1,287.3)	(355.7)	(8,111.1)	9,204.4

Net income					1,636.6					1,636.6
Translation adjustments (including taxes of $65.7)							(412.2)			(412.2)
SFAS No.133 transition adjustment (including tax benefits of $9.2)						(17.0)				(17.0)
Fair value adjustments—cash flow hedges (including taxes of $1.4)						7.7				7.7
Comprehensive income										1,215.1
Common stock cash dividends ($.23 per share)					(287.7)					(287.7)
ESOP loan payment				8.0						8.0
Treasury stock purchases								(36.1)	(1,090.2)	(1,090.2)
Common equity put option issuances and expirations, net and forward contracts									199.2	199.2
Stock option exercises and other (including tax benefits of $70.0)			149.4	0.3				11.9	89.9	239.6

Balance at December 31, 2001	1,660.6	16.6	1,591.2	(106.7)	18,608.3	(9.3)	(1,699.5)	(379.9)	(8,912.2)	9,488.4

Net income					893.5					893.5
Translation adjustments (including taxes of $150.5)							106.7			106.7
Fair value adjustments—cash flow hedges (including taxes of $3.5)						0.8				0.8
Comprehensive income										1,001.0
Common stock cash dividends ($.24 per share)					(297.4)					(297.4)
ESOP loan payment				7.4						7.4
Treasury stock purchases								(25.6)	(686.9)	(686.9)
Common equity put option expirations and forward contracts settled									500.8	500.8
Stock option exercises and other (including tax benefits of $61.3)			156.1	0.9				13.1	110.6	267.6

Balance at December 31, 2002	1,660.6	$16.6	$1,747.3	$(98.4)	$19,204.4	$(8.5)	$(1,592.8)	(392.4)	$(8,987.7)	$10,280.9

See notes to consolidated financial statements.

Notes to consolidated financial statements

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

        The Company operates in the food service industry and primarily operates and franchises quick-service restaurant businesses under the McDonald's brand. The Company also operates other restaurant concepts under its Partner Brands: Boston Market, Chipotle Mexican Grill and Donatos Pizzeria. In addition, McDonald's has a minority ownership in Pret A Manger. In March 2002, the Company sold its Aroma Café business in the U.K.

        All restaurants are operated by the Company, or under the terms of franchise arrangements, by franchisees who are independent entrepreneurs or by affiliates operating under joint-venture agreements between the Company and local business people.

CONSOLIDATION

        The consolidated financial statements include the accounts of the Company and its subsidiaries. Substantially all investments in affiliates owned 50% or less (primarily McDonald's Japan and Pret A Manger) are accounted for by the equity method.

ESTIMATES IN FINANCIAL STATEMENTS

        The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

        Sales by Company-operated restaurants are recognized on a cash basis. Revenues from franchised and affiliated restaurants include continuing rent and service fees, initial fees and royalties received from foreign affiliates and developmental licensees. Continuing fees and royalties are recognized in the period earned. Initial fees are recognized upon opening of a restaurant, which is when the Company has performed substantially all initial services required by the franchise arrangement.

FOREIGN CURRENCY TRANSLATION

        The functional currency of substantially all operations outside the U.S. is the respective local currency, except for a small number of countries with hyperinflationary economies, where the functional currency is the U.S. Dollar.

ADVERTISING COSTS

        Production costs for radio and television advertising, primarily in the U.S., are expensed when the commercials are initially aired. Advertising expenses included in costs of Company-operated restaurants and in selling, general & administrative expenses were (in millions): 2002—$647.6; 2001—$600.9; 2000—$595.3. In addition, significant advertising expenses are incurred by franchisees through advertising cooperatives in individual markets.

STOCK-BASED COMPENSATION

        The Company accounts for stock options as prescribed by Accounting Principles Board Opinion No. 25 and discloses pro forma information, as provided by Statement of Financial Accounting Standards (SFAS) No.123, Accounting for Stock-Based Compensation.

        Pro forma net income and net income per common share were determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No.123. The fair value of these options was estimated at the date of grant using an option pricing model. The model was designed to estimate the fair value of exchange-traded options that, unlike employee stock options, can be traded at any time and are fully transferable. In addition, such models require the input of highly subjective assumptions including the expected volatility of the stock price. For pro forma disclosures, the options' estimated fair value was amortized over their vesting period. The following tables present the pro forma disclosures and the weighted-average assumptions used to estimate the fair value of these options.

	Pro forma disclosures
	2002	2001	2000
	IN MILLIONS, EXCEPT PER SHARE DATA
As reported—net income	$893.5	$1,636.6	$1,977.3
Deduct: Total stock option compensation expense under fair value method, net of related tax effects	(251.7)	(210.0)	(153.7)

Pro forma—net income	$641.8	$1,426.6	$1,823.6

Earnings per share:
As reported—basic	$.70	$1.27	$1.49
Pro forma—basic	$.50	$1.11	$1.38
As reported—diluted	$.70	$1.25	$1.46
Pro forma—diluted	$.50	$1.10	$1.36

	Assumptions
	2002	2001	2000
Expected dividend yield	.75%	.65%	.65%
Expected stock price volatility	27.5%	25.7%	24.1%
Risk-free interest rate	5.25%	5.03%	6.39%
Expected life of options IN YEARS	7	7	7

Weighted-average fair value per option granted	$10.88	$9.93	$14.08

PROPERTY AND EQUIPMENT

        Property and equipment are stated at cost, with depreciation and amortization provided using the straight-line method over the following estimated useful lives: buildings—up to 40 years; leasehold improvements—the lesser of useful lives of assets or lease terms including option periods; and equipment—three to 12 years.

GOODWILL

        Goodwill represents the excess of cost over the net tangible assets of acquired restaurant businesses. In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No.141, Business Combinations, and No.142, Goodwill and Other Intangible Assets. SFAS No.141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business combinations. SFAS No.142, effective January 1, 2002, eliminates the amortization of goodwill (and intangible assets deemed to have indefinite lives) and instead subjects it to annual impairment tests. Other intangible assets continue to be amortized over their useful lives.Application of the nonamortization provisions of SFAS No.142 in 2001 and 2000 would have increased net income by approximately $30 million ($0.02 per share) in each year.

        The Company's goodwill primarily consists of amounts paid in excess of net tangible assets for (1) purchases of McDonald's restaurants from franchisees, (2) ownership percentage increases in international joint-ventures and (3) acquisitions of other businesses such as Partner Brands. Under SFAS No.142, goodwill is generally assigned to the reporting units that are expected to benefit from the synergies of the combination. The Company has defined reporting units as each individual country for McDonald's restaurant business as well as each individual Partner Brand.

        The annual goodwill impairment test compares the fair value of a reporting unit, generally based on discounted cash flows, with its carrying amount including goodwill. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss is measured as the difference between the fair value of reporting unit goodwill and the carrying amount of goodwill.

        The Company performed the initial required goodwill impairment test as of January 1, 2002 and recorded a noncash pretax charge of $116.2 million ($98.6 million after tax or $0.07 per diluted share) for the cumulative effect of this accounting change. The impaired goodwill resulted primarily from businesses in Argentina, Uruguay and other markets in Latin America and the Middle East, where economies have weakened significantly in recent years. In addition, the Company completed its annual impairment testing of goodwill in the fourth quarter of 2002, which resulted in no significant charges.

        The carrying amount of goodwill totaled $1,559.8 million and $1,320.4 million as of December 31, 2002 and 2001, respectively (U.S.—$676.3, $516.7; Europe—$353.5, $278.6; Asia/Pacific, Middle East and Africa (APMEA)—$211.0, $171.3; Latin America—$97.3, $158.5; Canada—$77.5, $51.2; and Partner Brands—$144.2, $144.1). The changes in carrying amounts of goodwill from December 31, 2001 to December 31, 2002 were due to (1) the charge of $116.2 million for the cumulative effect of the accounting change, (2) goodwill generated in 2002 as a result of purchases of McDonald's restaurant businesses and (3) foreign currency rate fluctuations.

LONG-LIVED ASSETS

        In accordance with SFAS No.144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets are reviewed for impairment annually and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of annually reviewing McDonald's restaurant assets for potential impairment, assets are initially grouped together at a television market level in the U.S. and at a country level for each of the international markets. For Partner Brands, assets are grouped by each individual brand. If an indicator of impairment (e.g., negative operating cash flows for the most recent trailing twelve-month period) exists for any grouping of assets, an estimate of undiscounted future cash flows produced by each restaurant within the asset grouping is compared to its carrying value. If an asset is determined to be impaired, the loss is measured by the excess of the carrying amount of the asset over its fair value as determined by an estimate of discounted future cash flows.

        Losses on assets held for disposal are recognized when management has approved and committed to a plan to dispose of the assets, and the assets are available for disposal. Generally, such losses relate to either restaurants that have closed and ceased operations or businesses or restaurants that are available for sale.

FINANCIAL INSTRUMENTS

        The Company generally borrows on a long-term basis and is exposed to the impact of interest-rate changes and foreign currency fluctuations. The Company uses foreign currency denominated debt and derivative instruments to manage the impact of these changes. The Company does not use derivatives with a level of complexity or with a risk higher than the exposures to be hedged and does not hold or issue derivatives for trading purposes.

        The counterparties to these agreements consist of a diverse group of financial institutions. The Company continually monitors its positions and the credit ratings of its counterparties, and adjusts positions as appropriate. The Company did not have significant exposure to any individual counterparty at December 31, 2002 and has master agreements that contain netting arrangements. Certain of these agreements also require each party to post collateral if credit ratings fall below, or aggregate exposures exceed, certain contractual limits. During 2002, certain counterparties were required to post collateral as aggregate exposures exceeded certain contractual limits due to increased values. At December 31, 2002, collateral in the amount of $2.2 million was posted by a counterparty while the Company was not required to collateralize any of its obligations.

        Effective January 1, 2001, the Company adopted SFAS No.133, Accounting for Derivative Instruments and Hedging Activities, as amended. SFAS No.133 requires companies to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. SFAS No.133 also requires companies to designate all derivatives that qualify as hedging instruments as either fair value hedges, cash flow hedges or hedges of net investments in foreign operations. This designation is based upon the exposure being hedged.

        The Company recorded a transition adjustment at January 1, 2001 related to cash flow hedges, which reduced accumulated other comprehensive income in shareholders' equity by $17.0 million, after tax. This adjustment was primarily related to interest-rate exchange agreements used to lock in long-term borrowing rates. The cumulative effect of adopting SFAS No.133 at January1,2001 was not material to the Company's Consolidated statement of income.

        All derivatives, primarily interest-rate exchange agreements and foreign currency exchange agreements, were classified in the Company's Consolidated balance sheet at December 31, 2002 as follows: miscellaneous other assets—$133.9 million; other long-term liabilities (excluding accrued interest)—$39.2 million; and accrued payroll and other liabilities—$23.8 million.

Fair value hedges

        The Company enters into fair value hedges to reduce the exposure to changes in the fair value of an asset or a liability, or an identified portion thereof, which is attributable to a particular risk. The types of fair value hedges the Company enters into include: (1) interest-rate exchange agreements to convert a portion of its fixed-rate debt to floating-rate debt and (2) foreign currency exchange agreements for the exchange of various currencies and interest rates. The foreign currency exchange agreements are entered into to hedge the currency risk associated with debt and intercompany loans denominated in foreign currencies, and essentially result in floating-rate assets or liabilities denominated in U.S. Dollars or appropriate functional currencies.

        For fair value hedges, the gains or losses on derivatives as well as the offsetting gains or losses on the related hedged items are recognized in current earnings. During the years ended December 31, 2002 and 2001, there was no significant impact to the Company's earnings related to the ineffective portion of fair value hedging instruments.

Cash flow hedges

        The Company enters into cash flow hedges to mitigate the exposure to variability in expected future cash flows attributable to a particular risk. The types of cash flow hedges the Company enters into include: (1) interest-rate exchange agreements that effectively convert a portion of floating-rate debt to fixed-rate debt and are designed to reduce the impact of interest-rate changes on future interest expense, (2) forward foreign exchange contracts and foreign currency options that are designed to protect against the reduction in value of forecasted foreign currency cash flows such as royalties and other payments denominated in foreign currencies, and (3) foreign currency exchange agreements for the exchange of various currencies and interest rates. The foreign currency exchange agreements hedge the currency risk associated with debt and intercompany loans denominated in foreign currencies, and essentially result in fixed-rate assets or liabilities denominated in U.S. Dollars or appropriate functional currencies.

        For cash flow hedges, the effective portion of the gains or losses on derivatives is reported in the deferred hedging adjustment component of accumulated other comprehensive income in shareholders' equity and reclassified into earnings in the same period or periods in which the hedged transaction affects earnings. The remaining gain or loss in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in earnings during the period of change. During the years ended December 31, 2002 and 2001, there was no significant impact to the Company's earnings related to the ineffective portion of cash flow hedging instruments.

        The Company recorded net increases to the deferred hedging adjustment component of accumulated other comprehensive income in shareholders' equity of $0.8 million and $7.7 million, after tax, related to cash flow hedges during the years ended December 31, 2002 and 2001, respectively. Based on interest rates and foreign currency exchange rates at December 31, 2002, no significant amount of deferred hedging adjustments, after tax, included in accumulated other comprehensive income in shareholders' equity at December 31, 2002 will be recognized in earnings in 2003 as the underlying hedged transactions are realized. The maximum maturity date of any cash flow hedge of forecasted transactions at December 31, 2002 was 12 months, excluding instruments hedging forecasted payments of variable interest on existing financial instruments that have various maturity dates through 2011.

Hedges of net investments in foreign operations

        The Company uses forward foreign exchange contracts and foreign currency denominated debt to hedge its investments in certain foreign subsidiaries and affiliates. Realized and unrealized translation adjustments from these hedges are included in shareholders' equity in the foreign currency translation component of accumulated other comprehensive income and offset translation adjustments on the underlying net assets of foreign subsidiaries and affiliates, which also are recorded in accumulated other comprehensive income.

        During the year ended December 31, 2002, the Company recorded a net decrease in translation adjustments in accumulated other comprehensive income of $312.0 million after tax (included in the net increase of $106.7 million of translation adjustments in the Consolidated statement of shareholders' equity) related primarily to foreign currency denominated debt designated as hedges of net investments. During the year ended December 31, 2001, the Company recorded a net increase in translation adjustments in accumulated other comprehensive income of $168.5 million after tax related to hedges of net investments.

VARIABLE INTEREST ENTITIES

        In January 2003, the FASB issued Interpretation No. 46 (FIN No. 46), Consolidation of Variable Interest Entities, which requires an enterprise to consolidate or make certain disclosures about variable interest entities that meet certain criteria, effective July 1, 2003. If it is reasonably possible that an enterprise will consolidate or disclose information about a variable interest entity on the effective date, the Interpretation requires certain information to be disclosed as of December 31, 2002.

        The Company and six unaffiliated companies that supply the "McDonald's System" (McDonald's franchisees, suppliers and the Company) are equal owners of System Capital Corporation (SCC). The Company is currently performing an analysis to determine the applicability of FIN No. 46 to SCC. SCC's purpose is to provide funding to McDonald's franchisees, suppliers to the McDonald's System and McDonald's Corporation and to build equity within SCC that will benefit the McDonald's System. No employees of SCC are employees of the seven shareholders. SCC competes with other lenders who provide similar financing to McDonald's franchisees and suppliers. SCC's function is similar to that of a cooperative and its primary operating activities include (1) providing loans to qualifying U.S. franchisees to purchase existing restaurant businesses as well as finance equipment, buildings and working capital, (2) purchasing accounts receivable and financing inventory and other needs of eligible suppliers and distributors and (3) acquiring land and leasing it to McDonald's Corporation for new restaurants, primarily in the U.S.

        The leases are generally for 20 years, provide for up to 20 additional years in renewal options and include an option for the Company to purchase some or all of the real estate subject to the lease at a price equal to SCC's acquisition cost. The Company's commitments under these leases are included in operating lease commitments on pages 14 and 26 and total approximately $14 million annually based on SCC's current cost of financing.

        SCC funds its operations through borrowings by its wholly owned subsidiary, Golden Funding Corp. (Golden Funding). Golden Funding had approximately $1.7 billion of commercial paper and medium-term notes outstanding at December 31, 2002. SCC assets included $900 million of loans to McDonald's franchisees, $500 million of land leased to the Company, and $300 million of loans to McDonald's suppliers. Moody's, Standard & Poor's and Fitch periodically review Golden Funding, including reviews of key performance indicators and asset quality. These rating agencies currently rate Golden Funding's commercial paper P-1, A-1 and F1 and its long-term debt Aa2, AA and AA, respectively. Credit support for Golden Funding's financing consists of: $14 million of cash reserves held by Golden Funding, $14 million of preferred shares (primarily supplier trade receivables purchased by SCC and contributed to Golden Funding), and a $30 million letter of credit issued jointly by a syndication of banks.

        The Company's investment in SCC is accounted for on the cost basis.

ASSET RETIREMENT OBLIGATIONS

        In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003. The Statement requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time that the obligations are incurred. Upon initial recognition of a liability, the cost will be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset.

        Application of the new rules, which for the Company relates to lease obligations in certain international markets, is expected to result in a cumulative effect of adoption in the first quarter 2003 that will reduce net income and shareholders' equity by $30 million to $40 million. The adoption of the new rules is not expected to have a material effect on the Company's ongoing results of operations or financial position.

COMMON EQUITY PUT OPTIONS AND FORWARD CONTRACTS

        During 2001 and 2000, the Company sold 12.2 million and 16.8 million common equity put options, respectively, in connection with its share repurchase program. Premiums received were recorded in shareholders' equity as a reduction of the cost of treasury stock purchased and were $31.8 million in 2001 and $56.0 million in 2000. In 2002, 10.1 million common equity put options were exercised and 2.1 million options expired unexercised, while 21.0 million options were exercised in 2001. The total amount paid to acquire these shares as a result of the options being exercised was $286 million in 2002 and $700 million in 2001. At December 31, 2002, there were no common equity put options outstanding. At December 31, 2001, the $350.0 million total exercise price of outstanding options was classified in common equity put options and forward contracts in the Consolidated balance sheet, and the related offset was recorded in common stock in treasury, net of premiums received.

        During 2001, the Company also entered into equity forward contracts in connection with its share repurchase program. At December 31, 2001, the $150.8 million total purchase price of the forward contracts was classified in common equity put options and forward contracts in the Consolidated balance sheet, and the related offset was recorded in common stock in treasury. The forward contracts for 5.5 million shares settled in March 2002, and there were no forward contracts outstanding at December 31, 2002.

SALES OF STOCK BY SUBSIDIARIES AND AFFILIATES

        As permitted by Staff Accounting Bulletin No. 51 issued by the Securities and Exchange Commission, when a subsidiary or affiliate sells unissued shares in a public offering, the Company records an adjustment to reflect an increase or decrease in the carrying value of its investment and a resulting nonoperating gain or loss.

PER COMMON SHARE INFORMATION

        Diluted net income per common share is calculated using net income divided by diluted weighted-average shares. Diluted weighted-average shares include weighted-average shares outstanding plus the dilutive effect of stock options, calculated using the treasury stock method. The dilutive effect of stock options was (in millions of shares): 2002—8.4; 2001—19.6; 2000—33.3. Stock options that were not included in diluted weighted-average shares because they would have been antidilutive were (in millions of shares): 2002—148.0; 2001—83.1; 2000—49.2. The dilutive effect of common equity put options and forward contracts in 2001 and 2000 was not significant.

STATEMENT OF CASH FLOWS

        The Company considers short-term, highly liquid investments to be cash equivalents. The impact of fluctuating foreign currencies on cash and equivalents was not material.

OTHER OPERATING (INCOME) EXPENSE, NET

	2002	2001	2000
	IN MILLIONS
Gains on sales of restaurant businesses	$(113.6)	$(112.4)	$(86.9)
Equity in earnings of unconsolidated affiliates	(24.1)	(62.7)	(120.9)
Team service system payments	21.6
Bad debts and other expense	96.2	54.9	11.4
Significant items:
Restructuring charges	266.9	200.0
Restaurant closings/asset impairment	402.4	135.2
Technology write-offs and other charges	183.9	42.4

Total significant items	853.2	377.6

Other operating (income) expense, net	$833.3	$257.4	$(196.4)

TEAM SERVICE SYSTEM PAYMENTS

        In 2002, the Company made payments to U.S. owner/operators to facilitate the introduction of a new front counter team service system.

RESTRUCTURING CHARGES

        In 2002, the Company recorded $266.9 million of pretax charges ($243.6 million after tax) related to transferring ownership in four countries in the Middle East and Latin America, ceasing operations in three countries in Latin America, eliminating positions (approximately 600 positions, about half of which were in the U.S. and half of which were in international markets) and reallocating resources and consolidating certain home office facilities to control costs.

        The 2002 charges consisted of: $136.8 million of asset write-offs and losses on the sale of assets and $64.6 million of costs for leases and other obligations in the markets restructured or exited, $55.9 million of severance and other employee-related costs, $14.7 million of lease cancellation and other costs related to the closing of certain home office facilities, and $9.9 million of payments made to facilitate a change of ownership from U.S. franchisees who have had a history of financial difficulty and consequently were unable to deliver the level of operational excellence needed to succeed in the future. These charges were partially offset by a $15.0 million reversal of accrued restructuring costs recorded in 2001, primarily due to lower employee-related costs than originally estimated.

        In 2001, the Company recorded $200.0 million of pretax charges ($136.1 million after tax) related to strategic changes and restaurant initiatives in the U.S. and certain international markets. The changes in the U.S. included streamlining operations by reducing the number of regions and divisions, enabling the Company to combine staff functions. In connection with these initiatives, the Company eliminated approximately 850 positions, consisting of 700 positions in the U.S., primarily in the divisions and regions, and 150 positions in international markets.

        The 2001 charges consisted of: $114.4 million of severance and other employee-related costs, $68.8 million of lease cancellation and other costs related to the closing of region and division facilities, and $16.8 million of other cash costs, primarily consisting of payments made to facilitate a change of ownership from U.S. franchisees who have had a history of financial difficulty and consequently were unable to deliver the level of operational excellence needed to succeed in the future.

RESTAURANT CLOSINGS/ASSET IMPAIRMENT

        In 2002, the Company recorded $402.4 million of pretax charges ($335.8 million after tax) consisting of: $302.3 million related to management's decision to close 751 underperforming restaurants (234 were closed in 2002 and 517 will close throughout 2003) primarily in the U.S. and Japan, and $100.1 million primarily related to the impairment of assets for certain existing restaurants in Europe and Latin America.

        In 2001, the Company recorded $135.2 million of pretax charges ($106.3 million after tax) consisting of: $91.2 million related to the closing of 163 underperforming restaurants in international markets in 2001, a $24.0 million asset impairment charge due to an assessment of the ongoing impact of Turkey's significant currency devaluation on our business, and $20.0 million related to the disposition of Aroma Café in the U.K.

TECHNOLOGY WRITE-OFFS AND OTHER CHARGES

        In 2002, the Company recorded $183.9 million of pretax charges ($120.5 million after tax) consisting of: $170.0 million primarily related to the write-off of software development costs as a result of management's decision to terminate a long-term technology project, and $13.9 million primarily related to the write-off of receivables and inventory in Venezuela as a result of the temporary closure of all McDonald's restaurants due to the national strike that began in early December.

        In 2001, the Company recorded $42.4 million of pretax charges ($29.1 million after tax) consisting of: $17.4 million primarily related to the write-off of certain technology, and $25.0 million primarily related to the unrecoverable costs incurred in connection with the theft of winning game pieces from the Company's Monopoly and certain other promotional games over an extended period of time, and the related termination of the supplier of the game pieces. Fifty individuals (none of whom were Company employees) were convicted of conspiracy and/or mail fraud charges.

        The following table presents the activity included in accrued restructuring and restaurant closing costs in the Consolidated balance sheet.

	2001 activity				2002 activity
				Liability at December 31, 2001				Liability at December 31, 2002
	Provision	Cash	Noncash		Provision	Cash	Noncash
	IN MILLIONS
Restructuring charges:
Asset write-offs	$10.0		$(10.0)	—	$141.7		$(141.7)	—
Employee-related costs	114.4	$(34.6)		$79.8	40.9	$(48.4)		$72.3
Lease termination and other	75.6	(29.4)		46.2	84.3	(27.2)		103.3

	200.0	(64.0)	(10.0)	126.0	266.9	(75.6)	(141.7)	175.6

Restaurant closings/asset impairment:
Asset write-offs	119.0		(119.0)	—	282.3		(282.3)	—
Lease termination and other	16.2	(5.1)		11.1	120.1	(2.8)		128.4

	135.2	(5.1)	(119.0)	11.1	402.4	(2.8)	(282.3)	128.4

Technology write-offs and other charges:
Asset write-offs	17.4		(17.4)	—	164.4		(164.4)	—
Other	25.0	(17.9)		7.1	19.5	(2.1)		24.5

	42.4	(17.9)	(17.4)	7.1	183.9	(2.1)	(164.4)	24.5

Total accrued restructuring and restaurant closing costs	$377.6	$(87.0)	$(146.4)	$144.2	$853.2	$(80.5)	$(588.4)	$328.5

        Employee severance is paid in installments over a period of up to one year after termination, and the remaining lease payments for closed facilities will generally be paid through 2020. No significant adjustments have been made to the original plans approved by management.

McDONALD'S JAPAN INITIAL PUBLIC OFFERING (IPO) GAIN

        In 2001, McDonald's Japan, the Company's largest market in the APMEA segment, completed an IPO of 12 million shares. The Company owns 50% of McDonald's Japan, while the Company's founding partner Den Fujita and his family own approximately 26%. The Company recorded a $137.1 million gain (pre and after tax) in nonoperating income to reflect an increase in the carrying value of its investment as a result of the cash proceeds from the IPO received by McDonald's Japan.

FRANCHISE ARRANGEMENTS

        Individual franchise arrangements generally include a lease and a license and provide for payment of initial fees, as well as continuing rent and service fees to the Company based upon a percent of sales with minimum rent payments. McDonald's franchisees are granted the right to operate a restaurant using the McDonald's system and, in certain cases, the use of a restaurant facility, generally for a period of 20 years. Franchisees pay related occupancy costs including property taxes, insurance and maintenance. In addition, franchisees outside the U.S. generally pay a refundable, noninterest-bearing security deposit. Foreign affiliates and developmental licensees pay a royalty to the Company based upon a percent of sales.

        The results of operations of restaurant businesses purchased and sold in transactions with franchisees, affiliates and others were not material to the consolidated financial statements for periods prior to purchase and sale.

        Revenues from franchised and affiliated restaurants consisted of:

	2002	2001	2000
	IN MILLIONS
Minimum rents	$1,479.9	$1,477.9	$1,465.3
Percent rent and service fees	2,375.1	2,290.2	2,247.0
Initial fees	51.1	61.2	63.7

Revenues from franchised and affiliated restaurants	$3,906.1	$3,829.3	$3,776.0

        Future minimum rent payments due to the Company under existing franchise arrangements are:

	Owned sites	Leased sites	Total
	IN MILLIONS
2003	$989.5	$745.6	$1,735.1
2004	972.8	734.3	1,707.1
2005	949.6	712.6	1,662.2
2006	922.6	690.4	1,613.0
2007	891.8	674.3	1,566.1
Thereafter	7,367.7	5,758.9	13,126.6

Total minimum payments	$12,094.0	$9,316.1	$21,410.1

        At December 31, 2002, net property and equipment under franchise arrangements totaled $9.5 billion (including land of $2.8 billion) after deducting accumulated depreciation and amortization of $4.0 billion.

INCOME TAXES

        Income before provision for income taxes and cumulative effect of accounting change, classified by source of income, was as follows:

	2002	2001	2000
	IN MILLIONS
U.S.	$876.3	$958.2	$1,280.6
Outside the U.S.	785.8	1,371.5	1,601.7

Income before provision for income taxes and cumulative effect of accounting change	$1,662.1	$2,329.7	$2,882.3

        The provision for income taxes, classified by the timing and location of payment, was as follows:

	2002	2001	2000
	IN MILLIONS
U.S. federal	$307.0	$357.3	$361.1
U.S. state	54.6	59.7	77.0
Outside the U.S.	353.0	363.7	406.4

Current tax provision	714.6	780.7	844.5

U.S. federal	(47.4)	57.7	75.2
U.S. state	(7.6)	4.3	9.5
Outside the U.S.	10.4	(149.6)	(24.2)

Deferred tax provision (benefit)(1)	(44.6)	(87.6)	60.5

Provision for income taxes	$670.0	$693.1	$905.0

(1)
Includes the benefit of tax law changes in certain international markets of $147.3 million in 2001. Amounts in 2002 and 2000 were not significant.

        Net deferred tax liabilities consisted of:

	December 31,
	2002	2001
	IN MILLIONS
Property and equipment	$1,316.3	$1,304.4
Other	448.4	429.9

Total deferred tax liabilities	1,764.7	1,734.3

Intangible assets	(199.7)	(207.9)
Operating loss carryforwards	(186.1)	(166.0)
Employee benefit plans	(129.7)	(137.2)
Property and equipment	(89.4)	(108.8)
Capital loss carryforwards	(88.0)
Foreign tax credit carryforwards	(45.0)	(21.6)
Other	(450.9)	(258.4)

Total deferred tax assets before valuation allowance	(1,188.8)	(899.9)

Valuation allowance	322.1	180.1

Net deferred tax liabilities(1)	$898.0	$1,014.5

(1)
Net of current tax assets included in prepaid expenses and other current assets in the Consolidated balance sheet (in millions): 2002-$105.7; 2001-$97.7.

        The statutory U.S. federal income tax rate reconciles to the effective income tax rates as follows:

	2002	2001	2000
Statutory U.S. federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of related federal income tax benefit	2.2	2.1	1.9
Benefits and taxes related to foreign operations(1)	(6.3)	(6.5)	(4.8)
Significant items(2)	8.7	(1.6)
Other, net	.7	.8	(.7)

Effective income tax rates	40.3%	29.8%	31.4%

(1)
Includes the benefit of tax law changes.

(2)
Includes the impact of significant items in other operating (income) expense, net and McDonald's Japan IPO gain. Certain of these items were not tax-affected for financial reporting purposes (see page 2).

        Deferred U.S. income taxes have not been recorded for basis differences related to investments in certain foreign subsidiaries and affiliates. These basis differences were approximately $3.2 billion at December 31, 2002 and consisted primarily of undistributed earnings considered permanently invested in the businesses. Determination of the deferred income tax liability on these unremitted earnings is not practicable because such liability, if any, is dependent on circumstances existing if and when remittance occurs.

LEASING ARRANGEMENTS

        At December 31, 2002, the Company was lessee at 6,871 restaurant locations through ground leases (the Company leases the land and the Company or franchisee owns the building) and at 7,823 restaurant locations through improved leases (the Company leases land and buildings). Lease terms for most restaurants are generally for 20 to 25 years and, in many cases, provide for rent escalations and renewal options, with certain leases providing purchase options. For most locations, the Company is obligated for the related occupancy costs including property taxes, insurance and maintenance. In addition, the Company is lessee under noncancelable leases covering certain offices and vehicles.

        Future minimum payments required under existing operating leases with initial terms of one year or more are:

	Restaurant	Other	Total
	IN MILLIONS
2003	$829.6	$83.3	$912.9
2004	798.1	50.2	848.3
2005	746.1	42.4	788.5
2006	698.8	36.5	735.3
2007	652.3	30.5	682.8
Thereafter	5,893.6	165.1	6,058.7

Total minimum payments	$9,618.5	$408.0	$10,026.5

        Rent expense was (in millions): 2002—$1,032.5; 2001—$958.6; 2000—$886.4. These amounts included percent rents in excess of minimum rents (in millions): 2002—$131.3; 2001—$119.6; 2000—$133.0.

SEGMENT AND GEOGRAPHIC INFORMATION

        The Company operates in the food service industry. Substantially all revenues result from the sale of menu products at restaurants operated by the Company, franchisees or affiliates. All intercompany revenues and expenses are eliminated in computing revenues and operating income. Operating income includes the Company's share of operating results of affiliates after interest expense and income taxes, except for U.S. affiliates, which are reported before income taxes. Royalties and other payments received from subsidiaries outside the U.S. were (in millions): 2002—$644.1; 2001—$607.7; 2000—$603.6.

        Corporate general & administrative expenses are included in the corporate segment of operating income and consist of home office support costs in areas such as facilities, finance, human resources, information technology, legal, supply chain management and training. Corporate assets include corporate cash and equivalents, asset portions of financing instruments, home office facilities and deferred tax assets.

	2002	2001	2000
	IN MILLIONS
U.S.	$5,422.7	$5,395.6	$5,259.1
Europe	5,136.0	4,751.8	4,753.9
APMEA	2,367.7	2,203.3	2,101.8
Latin America	813.9	971.3	949.3
Canada	633.6	608.1	615.1
Partner Brands	1,031.8	939.9	563.8

Total revenues	$15,405.7	$14,870.0	$14,243.0

U.S.	$1,673.3	$1,622.5	$1,795.7
Europe	1,021.8	1,063.2	1,180.1
APMEA	64.3	325.0	451.2
Latin America	(133.4)	10.9	102.3
Canada	125.4	123.7	126.3
Partner Brands	(66.8)	(66.5)	(41.5)
Corporate	(571.7)	(381.8)	(284.4)

Total operating income	$2,112.9 (1)	$2,697.0 (2)	$3,329.7

U.S.	$8,687.4	$8,288.4	$7,856.9
Europe	8,310.6	7,139.1	7,083.7
APMEA	3,332.0	3,144.5	2,983.4
Latin America	1,425.3	1,898.3	1,855.6
Canada	703.2	574.2	552.0
Partner Brands	780.4	637.1	450.7
Corporate	731.6	852.9	901.2

Total assets	$23,970.5	$22,534.5	$21,683.5

U.S.	$752.7	$552.3	$475.6
Europe	579.4	635.8	797.6
APMEA	230.4	275.7	253.5
Latin America	119.9	197.5	245.7
Canada	111.6	80.4	52.5
Partner Brands	190.4	153.3	79.6
Corporate	19.4	11.2	40.6

Total capital expenditures	$2,003.8	$1,906.2	$1,945.1

U.S.	$383.4	$425.0	$402.6
Europe	334.9	313.7	296.5
APMEA	141.7	133.2	129.8
Latin America	59.6	79.3	69.4
Canada	35.6	32.9	34.9
Partner Brands	40.3	36.8	16.6
Corporate	55.3	65.4	60.9

Total depreciation and amortization	$1,050.8	$1,086.3	$1,010.7

(1)
Includes $853.2 million of charges (U.S.—$99.2; Europe—$147.8; APMEA—$222.3; Latin America—$142.3; Canada—$9.7; Partner Brands—$34.0; and Corporate—$197.9) primarily related to restructuring markets and eliminating positions, restaurant closings/asset impairment and the write-off of technology costs. See other operating (income) expense, net note for further discussion.

(2)
Includes $377.6 million of charges (U.S.—$181.0; Europe—$45.8; APMEA—$41.5; Latin America—$40.4; Canada—$9.8; Partner Brands—$24.9; and Corporate—$34.2) primarily related to the U.S. business reorganization and other global change initiatives, and restaurant closings/asset impairment. See other operating (income) expense, net note for further discussion.

        Total long-lived assets, primarily property and equipment, were (in millions)—Consolidated: 2002—$21,976.6; 2001—$20,355.3; 2000—$19,798.3. U.S. based: 2002—$9,254.3; 2001—$8,670.4; 2000—$8,373.2.

DEBT FINANCING

LINE OF CREDIT AGREEMENTS

        At December 31, 2002, the Company had several line of credit agreements with various banks totaling $1.3 billion, all of which remained unused at year-end 2002. Subsequent to year end, the Company renegotiated the line of credit agreements as follows: $810.0 million of lines expiring in 2004 with a term of 364 days and fees based on current credit ratings of .05% per annum on the total commitment, with a feature that allows the Company to convert the borrowings to a one-year loan at expiration; a $500.0 million line expiring in 2008 with fees based on current credit ratings of .07% per annum on the total commitment; and a $25.0 million line expiring in 2003 with a term of 364 days and fees of .07% per annum on the total commitment. Fees and interest rates on these lines are based on the Company's long-term credit rating assigned by Moody's and Standard & Poor's. Under terms of these agreements, the Company is required to maintain a minimum net worth (defined as consolidated assets less consolidated liabilities) of $5 billion. In addition, certain subsidiaries outside the U.S. had unused lines of credit totaling $1.1 billion at December 31, 2002; these were principally short-term and denominated in various currencies at local market rates of interest.

        The weighted-average interest rate of short-term borrowings, consisting of commercial paper and foreign currency bank line borrowings, was 3.4% at both December 31, 2002 and December 31, 2001.

FAIR VALUES

        At December 31, 2002, the fair value of the Company's debt and notes payable obligations was estimated at $10.5 billion compared to a carrying amount of $10.0 billion. This fair value was estimated using various pricing models or discounted cash flow analyses that incorporated quoted market prices. The Company has no current plans to retire a significant amount of its debt prior to maturity.

        The carrying amounts for both cash and equivalents and notes receivable approximate fair value. Foreign currency and interest-rate exchange agreements, foreign currency options and forward foreign exchange contracts were recorded in the Consolidated balance sheet at fair value using various pricing models or discounted cash flow analyses that incorporated quoted market prices. No fair value was estimated for noninterest-bearing security deposits by franchisees, because these deposits are an integral part of the overall franchise arrangements.

ESOP LOANS AND OTHER GUARANTEES

        At December 31, 2002, the Company has guaranteed and included in total debt $22.6 million of Notes issued by the Leveraged Employee Stock Ownership Plan (ESOP) with payments through 2006. Borrowings related to the ESOP at December 31, 2002, which include $85.9 million of loans from the Company to the ESOP and the $22.6 million of Notes guaranteed by the Company, are reflected as long-term debt with a corresponding reduction of shareholders' equity (unearned ESOP compensation). The ESOP is repaying the loans and interest through 2018 using Company contributions and dividends from its McDonald's common stock holdings. As the principal amount of the borrowings is repaid, the debt and the unearned ESOP compensation are being reduced.

        The Company also has guaranteed certain affiliate and other loans totaling $102.0 million at December 31, 2002. These guarantees are contingent commitments issued by the Company generally to support borrowing arrangements of certain U.S. partnerships and franchisees, and certain affiliates. The terms of the guarantees vary and are equal to the remaining term of the related debt. At December 31, 2002, there was no carrying value for obligations under these guarantees in the Company's Consolidated balance sheet.

DEBT OBLIGATIONS

        The Company has incurred debt obligations principally through public and private offerings and bank loans. There are no provisions in the Company's debt obligations that would accelerate repayment of debt as a result of a change in credit ratings. Certain of the Company's debt obligations contain cross-acceleration provisions and restrictions on Company and subsidiary mortgages and the long-term debt of certain subsidiaries. Under certain agreements, the Company has the option to retire debt prior to maturity, either at par or at a premium over par.

        The following table summarizes the Company's debt obligations (the interest rates reflected in the table include the effects of interest-rate and foreign currency exchange agreements).

		Interest rates(1) December 31		Amounts outstanding December 31
	Maturity dates
		2002	2001	2002	2001
		IN MILLIONS OF U.S. DOLLARS
Fixed—original issue(2)		5.2%	6.2%	$3,659.4	$3,293.8
Fixed—converted via exchange agreements(3)		5.2	5.3	(995.4)	(1,829.9)
Floating		1.3	2.3	793.1	2,364.8

Total U.S. Dollars	2003-2033			3,457.1	3,828.7

Fixed		5.5	5.7	677.8	629.7
Floating		3.1	3.5	1,954.7	1,724.9

Total Euro	2003-2012			2,632.5	2,354.6

Fixed		6.2	6.1	1,152.6	698.8
Floating		5.5	5.6	186.1	150.3

Total British Pounds Sterling	2003-2032			1,338.7	849.1

Fixed		6.2	4.5	156.0	276.9
Floating		1.9	6.2	237.3	58.9

Total other European currencies(4)	2003-2007			393.3	335.8

Fixed		1.9	2.3	900.4	584.0
Floating			0.1		227.9

Total Japanese Yen	2003-2030			900.4	811.9

Fixed		7.2	7.1	455.8	317.6
Floating		4.8	6.2	415.7	300.0

Total other Asia/Pacific currencies(5)	2003-2008			871.5	617.6

Fixed		4.8	5.8	3.2	3.2
Floating		3.2	15.5	17.9	23.2

Total other currencies	2003-2016			21.1	26.4

Debt obligations before fair value adjustments(6)				9,614.6	8,824.1

Fair value adjustments(7)				364.8	93.9

Total debt obligations(8)				$9,979.4	$8,918.0

(1)
Weighted-average effective rate, computed on a semiannual basis.

(2)
Includes $150 million of debentures that mature in 2027, which are subordinated to senior debt and which provide for the ability to defer interest payments up to five years under certain conditions.

(3)
A portion of U.S. Dollar fixed-rate debt effectively has been converted into other currencies and/or into floating-rate debt through the use of exchange agreements. The rates shown reflect the fixed rate on the receivable portion of the exchange agreements. All other obligations in this table reflect the net effects of these and other exchange agreements.

(4)
Primarily consists of Swiss Francs, Swedish Kronor and Danish Kroner.

(5)
Primarily consists of Korean Won, Chinese Renminbi, New Taiwanese Dollars and Hong Kong Dollars.

(6)
Aggregate maturities for 2002 debt balances, before fair value adjustments, are as follows (in millions): 2003—$337.4; 2004—$974.8; 2005—$2,016.7; 2006—$1,013.6; 2007—$662.7; and thereafter—$4,609.4. These amounts include reclassifications of short-term obligations to long-term obligations of $810.0 in 2005 and $500.0 thereafter, as they are supported by the long-term line of credit agreements discussed on page 27.

(7)
SFAS No. 133 requires that the underlying items in fair value hedges, in this case debt obligations, be recorded at fair value. The related hedging instrument is also recorded at fair value in either miscellaneous other assets or other long-term liabilities. A portion ($155.9 million) of the adjustments at December 31, 2002 related to interest-rate exchange agreements that were terminated in December 2002 and will amortize as a reduction to interest expense over the remaining life of the related debt.

(8)
Includes notes payable, current maturities of long-term debt and long-term debt included in the Consolidated balance sheet. The increase in debt obligations from December 31, 2001 to December 31, 2002 was due to the impact of changes in exchange rates on foreign currency-denominated debt ($645.0 million), SFAS No. 133 fair value adjustments ($270.9 million) and an increase in net borrowings ($145.5 million).

PROPERTY AND EQUIPMENT

        Net property and equipment consisted of:

	December 31,
	2002	2001
	IN MILLIONS
Land	$4,169.6	$3,975.6
Buildings and improvements on owned land	8,747.2	8,127.0
Buildings and improvements on leased land	8,872.5	8,020.2
Equipment, signs and seating	3,765.1	3,371.7
Other	664.2	611.5

	26,218.6	24,106.0

Accumulated depreciation and amortization	(7,635.2)	(6,816.5)

Net property and equipment	$18,583.4	$17,289.5

        Depreciation and amortization expense was (in millions): 2002—$971.1; 2001—$945.6; 2000—$900.9.

EMPLOYEE BENEFIT PLANS

        The Company's Profit Sharing and Savings Plan for U.S.-based employees includes profit sharing, 401(k) and leveraged employee stock ownership (ESOP) features. The 401(k) feature allows participants to make pretax contributions that are partly matched from shares released under the ESOP. McDonald's executives, staff and restaurant managers participate in additional ESOP allocations and profit sharing contributions, based on their compensation. The profit sharing contribution is discretionary, and the Company determines the amount each year.

        Participant 401(k) contributions, the Company's matching contributions, profit sharing contributions and any related earnings can be invested in McDonald's common stock or among several other investment alternatives. ESOP allocations are generally invested in McDonald's common stock.

        In addition, the Company maintains a nonqualified, unfunded Supplemental Plan that allows participants to make tax-deferred contributions and receive Company-provided allocations that cannot be made under the Profit Sharing and Savings Plan because of Internal Revenue Service limitations. The investment alternatives and returns in the Supplemental Plan are based on certain of the investment alternatives under the Profit Sharing and Savings Plan. Total liabilities under the Supplemental Plan were $297.3 million at December 31, 2002 and $301.1 million at December 31, 2001 and were included in other long-term liabilities in the Consolidated balance sheet.

        The Company has entered into derivative contracts to hedge changes in the Supplemental Plan liabilities. At December 31, 2002, derivatives with a fair value of $34.5 million indexed to the Company's stock and $38.4 million indexed to certain market indices were included in miscellaneous other assets in the Consolidated balance sheet. All changes in Plan liabilities and in the fair value of the derivatives are recorded in selling, general & administrative expenses. Changes in fair value of the derivatives indexed to the Company's stock are recorded in the Consolidated statement of income because the contracts provide the counterparty with a choice of cash settlement or settlement in shares.

        Total U.S. costs for the Profit Sharing and Savings Plan, including nonqualified benefits and related hedging activities, were (in millions): 2002—$50.1; 2001—$54.6; 2000—$49.6.

        Certain subsidiaries outside the U.S. also offer profit sharing, stock purchase or other similar benefit plans. Total plan costs outside the U.S. were (in millions): 2002—$36.8; 2001—$39.7; 2000—$38.1.

        Other postretirement benefits and postemployment benefits, excluding severance benefits related to the 2002 and 2001 restructuring charges, were immaterial.

STOCK OPTIONS

        At December 31, 2002, the Company had five stock-based compensation plans for employees and nonemployee directors. Options to purchase common stock are granted at the fair market value of the stock on the date of grant. Therefore, no compensation cost has been recognized in the Consolidated statement of income for these plans.

        Substantially all of the options become exercisable in four equal installments, beginning a year from the date of the grant, and expire 10 years from the grant date. In 2001, the Board of Directors approved a three-year extension to the term of 44.2 million options granted between May 1, 1999 and December 31, 2000 with an exercise price greater than $28.90. Because the market value of the stock was less than the exercise price of the options at the time of extension, no compensation expense was required to be recorded.

        Also in 2001, the Board of Directors approved a special grant of 11.9 million options at a price of $28.90 as an incentive to meet an operating income performance goal for calendar year 2003. The options vest on January 31, 2004, and if the performance goal is met, the options will retain their original 10-year term; otherwise, they will expire on June 30, 2004. The Company does not expect to meet this performance goal.

        At December 31, 2002, the number of shares of common stock reserved for issuance under the plans was 231.9 million, including 33.0 million available for future grants. A summary of the status of the Company's plans as of December 31, 2002, 2001 and 2000, and changes during the years then ended, is presented in the following table.

	2002		2001		2000
Options	Shares	Weighted- average exercise price	Shares	Weighted- average exercise price	Shares	Weighted- average exercise price
	IN MILLIONS		IN MILLIONS		IN MILLIONS
Outstanding at beginning of year	192.9	$26.65	175.8	$25.34	164.7	$23.06
Granted(1)	26.3	28.26	38.6	29.37	26.5	35.16
Exercised	(13.1)	14.91	(11.9)	13.70	(10.8)	13.68
Forfeited	(7.2)	29.22	(9.6)	29.03	(4.6)	27.81

Outstanding at end of year	198.9	$27.57	192.9	$26.65	175.8	$25.34

Exercisable at end of year	110.9		98.2		79.3

(1)
Includes the special grant in 2001 of 11.9 million options discussed above.

        Options granted each year were 2.1%, 3.0% and 2.0% of weighted-average common shares outstanding for 2002, 2001 and 2000, representing grants to approximately 13,900, 15,100, and 14,100 employees in those three years.

        The following table presents information related to options outstanding and options exercisable at December 31, 2002, based on ranges of exercise prices.

	December 31, 2002
	Options outstanding
				Options exercisable
		Weighted- average remaining contractual life
Range of exercise prices	Number of options		Weighted- average exercise price	Number of options	Weighted- average exercise price
	IN MILLIONS	IN YEARS		IN MILLIONS
$12 to 22	31.9	1.9	$15.46	30.6	$15.30
23 to 27	62.8	4.5	24.94	42.3	24.75
28 to 34	59.5	7.4	29.11	8.1	29.59
35 to 46	44.7	9.6	37.85	29.9	38.28

$12 to 46	198.9	6.1	$27.57	110.9	$26.14

Quarterly results (unaudited)

	Quarters Ended December 31				Quarters Ended September 30			Quarters Ended June 30			Quarters Ended March 31
	2002		2001		2002	2001		2002	2001		2002		2001
IN MILLIONS, EXCEPT PER SHARE DATA
Revenues
Sales by Company-operated restaurants	$2,932.8		$2,811.4		$3,019.3	$2,876.9		$2,869.0	$2,738.2		$2,678.5		$2,614.2
Revenues from franchised and affiliated restaurants	966.4		960.1		1,027.7	1,002.4		993.1	969.3		918.9		897.5

Total revenues	3,899.2		3,771.5		4,047.0	3,879.3		3,862.1	3,707.5		3,597.4		3,511.7

Company-operated margin	374.5		383.5		434.5	436.1		415.1	396.6		368.9		370.8
Franchised margin	749.2		758.1		813.5	799.0		787.1	771.4		716.2		700.6
Operating income (loss)	(203.4	)(1)	482.7	(2)	829.8	746.6	(3)	845.2	772.5	(4)	641.3	(5)	695.2
Income (loss) before cumulative effect of accounting change	$(343.8	)(1)	$271.9	(2)	$486.7	$545.5	(6)	$497.5	$440.9	(4)	$351.7	(5)	$378.3
Cumulative effect of accounting change, net of tax											(98.6)
Net income (loss)	$(343.8	)(1)	$271.9	(2)	$486.7	$545.5	(6)	$497.5	$440.9	(4)	$253.1	(5)	$378.3

Per common share—basic:
Income (loss) before cumulative effect of accounting change	$(.27	)(1)	$.21	(2)	$.38	$.42	(6)	$.39	$.34	(4)	$.28	(5)	$.29
Cumulative effect of accounting change											(.08)
Net income (loss)	$(.27	)(1)	$.21	(2)	$.38	$.42	(6)	$.39	$.34	(4)	$.20	(5)	$.29

Per common share—diluted:
Income (loss) before cumulative effect of accounting change	$(.27	)(1)	$.21	(2)	$.38	$.42	(6)	$.39	$.34	(4)	$.27	(5)	$.29
Cumulative effect of accounting change											(.07)
Net income (loss)	$(.27	)(1)	$.21	(2)	$.38	$.42	(6)	$.39	$.34	(4)	$.20	(5)	$.29

Dividends per common share	$.235		$.225		$—	$—		$—	$—		$—		$—

Weighted-average shares—basic	1,268.8		1,282.7		1,273.1	1,286.1		1,273.2	1,289.7		1,277.2		1,300.7
Weighted-average shares—diluted	1,268.8		1,299.3		1,280.5	1,305.8		1,290.6	1,311.1		1,292.7		1,325.3

Systemwide sales(7)	$10,489.5		$10,112.7		$10,908.1	$10,629.2		$10,429.9	$10,238.8		$9,698.5		$9,649.7

Market price per common share
High	$19.95		$30.10		$28.62	$31.00		$30.72	$30.96		$29.06		$35.06
Low	15.17		25.00		17.42	26.00		27.00	25.39		25.38		24.75
Close	16.08		26.47		17.66	27.14		28.45	27.06		27.75		26.55

(1)
Includes the following pretax charges totaling $0.52 per share:

>
$266.9 million ($243.6 million after tax) primarily related to transferring ownership in four countries in the Middle East and Latin America, ceasing operations in three countries in Latin America and eliminating positions, reallocating resources and consolidating certain home office facilities to control costs.

>
$359.4 million ($292.8 million after tax) consisting of $292.2 million related to management's decision to close 719 underperforming restaurants (202 were closed in 2002 and 517 will close throughout 2003), mainly in the U.S. and Japan, and $67.2 million primarily related to the impairment of assets for certain existing restaurants in Europe and Latin America.

>
$183.9 million ($120.5 million after tax) consisting of $170.0 million related to management's decision to terminate a long-term technology project, and $13.9 million primarily related to the write-off of receivables and inventory in Venezuela as a result of the temporary closure of all McDonald's restaurants due to the national strike that began in early December.

(2)
Includes the following pretax charges totaling $0.13 per share:

>
$200.0 million ($136.1 million after tax) related to strategic changes and restaurant initiatives in the U.S. and certain international markets.

>
$25.0 million ($17.0 million after tax) primarily related to unrecoverable costs incurred in connection with the theft of winning game pieces and the related termination of the supplier.

>
$27.1 million ($18.4 million after tax) consisting of a $20.0 million asset impairment charge related to the disposition of Aroma Café and $7.1 million primarily related to the closing of nine underperforming restaurants in international markets.

(3)
Includes the following pretax charges totaling $101.5 million:

>
$84.1 million ($63.9 million after tax) primarily related to the closing of 154 underperforming restaurants in international markets.

>
$17.4 million ($12.1 million after tax) primarily related to the write-off of certain technology.

(4)
Includes a $24.0 million asset impairment charge (pre and after tax or $0.01 per share) in Turkey.

(5)
Includes $43.0 million of asset impairment charges (pre and after tax or $0.03 per share), primarily related to the impairment of assets in existing restaurants in Chile and other Latin American markets and the closing of 32 underperforming restaurants in Turkey, as a result of continuing economic weakness.

(6)
Includes net pretax income of $23.2 million ($53.0 million of income after tax or $0.04 per share) consisting of the $101.5 million pretax charges noted in (3) above, a $137.1 million gain (pre and after tax) on the initial public offering of McDonald's Japan and a $12.4 million pretax charge ($8.1 million after tax) primarily related to the write-off of a corporate investment.

(7)
Systemwide sales include sales by all restaurants, whether operated by the Company, by franchisees or by affiliates operating under joint-venture agreements. See page 4 for further discussion.

Management's report

        Management is responsible for the preparation, integrity and fair presentation of the consolidated financial statements and notes to the consolidated financial statements. The financial statements were prepared in accordance with accounting principles generally accepted in the U.S. and include certain amounts based on management's judgment and best estimates. Other financial information presented is consistent with the financial statements.

        The Company maintains a system of internal controls over financial reporting including safeguarding of assets against unauthorized acquisition, use or disposition, which is designed to provide reasonable assurance to the Company's management and Board of Directors regarding the preparation of reliable published financial statements and asset safeguarding. The system includes a documented organizational structure and appropriate division of responsibilities; established policies and procedures that are communicated throughout the Company; careful selection, training, and development of our people; and utilization of an internal audit program. Policies and procedures prescribe that the Company and all employees are to maintain high standards of proper business practices throughout the world.

        There are inherent limitations to the effectiveness of any system of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control system can provide only reasonable assurance with respect to financial statement preparation and safeguarding of assets. Furthermore, the effectiveness of an internal control system can change with circumstances. The Company believes that it maintains an effective system of internal control over financial reporting and safeguarding of assets against unauthorized acquisition, use or disposition.

        The consolidated financial statements have been audited by independent auditors, Ernst & Young LLP, who were given unrestricted access to all financial records and related data. The audit report of Ernst & Young LLP is presented herein.

        The Board of Directors, operating through its Audit Committee composed entirely of independent Directors, provides oversight to the financial reporting process. Ernst & Young LLP has unrestricted access to the Audit Committee and regularly meets with the Committee to discuss accounting, auditing and financial reporting matters.

McDONALD'S CORPORATION
January 23, 2003

Report of independent auditors

The Board of Directors and Shareholders
McDonald's Corporation

        We have audited the accompanying Consolidated balance sheets of McDonald's Corporation as of December 31, 2002 and 2001, and the related Consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of McDonald's Corporation management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the U.S. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of McDonald's Corporation at December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the U.S.

        As discussed in the Notes to the consolidated financial statements, effective January 1, 2002, the Company changed its method for accounting for goodwill to conform with SFAS No.142, Goodwill and Other Intangible Assets. Effective January 1, 2001, the Company changed its method for accounting for derivative financial instruments to conform with SFAS No.133, Accounting for Derivative Instruments and Hedging Activities.

ERNST & YOUNG LLP
Chicago, Illinois
January 23, 2003

McDONALD'S ANNUAL REPORT ON FORM 10-K

        Shareholders may obtain a copy of the Company's 2002 Annual Report to the Securities and Exchange Commission (SEC) on Form 10-K by going to the investor section of McDonald's website at www.mcdonalds.com, by going to the SEC's website at www.sec.gov or by calling us at 1-630-623-7428. This information is also available at no charge by sending a request to the Company's Investor Relations Service Center, McDonald's Plaza, Oak Brook, Illinois 60523.

HOME OFFICE

McDonald's Corporation
McDonald's Plaza
Oak Brook IL 60523
1-630-623-3000
 www.mcdonalds.com

Cover photo: James Schnepf
Printed on recycled paper with 20% post-consumer content.
© 2003 McDonald's Corporation
McD 03-4243

Proxy

I (we), revoking any proxy previously given, appoint James R. Cantalupo and Gloria Santona, or either of them, as proxies with full powers of substitution to vote all shares the undersigned is entitled to vote at the McDonald's Corporation 2003 Annual Shareholders' Meeting, or any adjournment thereof, and authorize each to vote at his or her discretion on any other matter that may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of McDonald's Corporation. The Board of Directors recommends	The Board of Directors recommends a vote FOR items 1 and 2.
a vote FOR all nominees for Director, FOR the approval of	1.	Election of Directors:
auditors and AGAINST the shareholder proposal on animal welfare standards. If this signed card contains no specific voting instructions, my (our) shares will be voted with the Board's recommendations.		01. Charles H. Bell 02. James R. Cantalupo 03. Robert A. Eckert 04. Enrique Hernandez, Jr. 05. Jeanne P. Jackson 06. Andrew J. McKenna 07. Cary D. McMillan 08. John W. Rogers, Jr. 09. Roger W. Stone	FOR ALL ☐		WITHHOLD FROM ALL ☐
For all, except vote withheld from the following

			FOR	AGAINST	ABSTAIN
	2.	Approval of auditors	☐	☐	☐

The Board of Directors recommends a vote AGAINST item 3.

Please sign as your name(s) appear(s) above and return this			FOR	AGAINST	ABSTAIN
proxy promptly. If signing for a corporation or partnership, or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you attend the meeting and decide to vote by ballot, such vote will supersede this proxy.	3.	Shareholder proposal on animal welfare standards	☐	☐	☐
x
x Date: , 2003	☐ Comments are on reverse side

\/ Please detach the Proxy from the Proxy Voting Instructions before mailing. \/

McDONALD'S CORPORATION McDonald's Plaza Oak Brook, IL 60523

Annual Meeting Information and Proxy Voting Instructions

Dear Shareholder:

McDonald's 2003 Annual Shareholders' Meeting will be held at 9:00 a.m. Central Time on Thursday, May 22, 2003, in the Prairie Ballroom at The Lodge on McDonald's Office Campus in Oak Brook, Illinois. If you are unable to attend the meeting, you can watch a live webcast and submit questions via e-mail by going to www.investor.mcdonalds.com and selecting the Annual Meeting webcast. A replay of the meeting also will be available for a limited time.

Prior to the Annual Meeting, please consider the issues discussed in the Proxy Statement and exercise your right to vote using one of the following methods:

Internet voting: www.eproxyvote.com/mcd
Phone voting: 877-PRX-VOTE (877-779-8683) toll-free from the U.S./Canada, or 201-536-8073 call collect from other countries
Voting by mail: complete, date, sign, detach and mail the above Proxy in the enclosed envelope

Your proxy covers the voting of shares of McDonald's Corporation Common Stock that you are entitled to vote or for which you may direct the voting.

If voting by phone or via the Internet, the voter control number in the box above is necessary to verify your authority to vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned the proxy card. If you choose to vote your shares by phone or Internet, there is no need to mail your proxy card.

Your vote is important. Thank you for voting!

McDonald's E-Delivers

Don't wait for the mail—sign up to receive future Annual Meeting materials online when you vote via the Internet or sign up anytime at www.econsent.com/mcd. As soon as the materials are available, we will send you an e-mail with information on how to access the Summary Annual Report, Financial Report, Proxy Statement and the Internet voting site—it's fast, convenient and helps reduce McDonald's printing and postage costs, as well as save natural resources.

Online Investor Services at www.mcdonalds.equiserve.com

Obtain a MCDirect Shares prospectus, open a MCDirect Shares account, or authorize automatic monthly investments and execute transactions in your existing MCDirect shares account at www.mcdonalds.equiserve.com.

Account access is available on this secure website for investors holding McDonald's stock certificates, participating in MCDirect shares, or holding shares in safekeeping. Obtain account balances, transaction history, dividend information and daily stock quotes. Track the estimated value of your holdings, make address changes, download forms and get answers to frequently asked questions 24 hours a day, seven days a week at www.mcdonalds.equiserve.com.

Comments:

Thank you for sharing your comments. Please note that by sharing your comments, you are waiving confidential voting. Although we are unable to personally respond to every proxy card comment, be assured that your remarks will help us learn how to better serve you.

McDonald's Annual Meeting Information

The Prairie Ballroom at The Lodge
McDonald's Office Campus—Oak Brook, Illinois
Thursday, May 22, 2003, 9:00 a.m.

Admission
Please bring this tear-off portion of your proxy card or other proof of share ownership to the Annual Meeting to obtain an admission ticket. Seating in the Prairie Ballroom is limited; however, overflow rooms will be available for viewing the meeting. Admission to the Prairie Ballroom will be provided to shareholders on a first-come, first-serve basis. Also, to help ensure the security of those attending the meeting, please be aware that all items brought to the meeting will be subject to inspection.

Parking
Limited parking is available on campus.

Directions
A map and directions to the meeting are available:
• In the Proxy Statement
• On the investor section of our website: www.investor.mcdonalds.com
• Via fax-back by calling 630-623-0172

Unable to attend McDonald's 2003 Annual Meeting in person?
To watch a live webcast and submit questions via e-mail, go to www.investor.mcdonalds.com on May 22 at 9:00 a.m. CT and select the Annual Meeting webcast.
A replay of the meeting also will be available for a limited time.

Proxy

I (we), revoking any proxy previously given, appoint James R. Cantalupo and Gloria Santona, or either of them, as proxies with full powers of substitution to vote all shares the undersigned is entitled to vote at the McDonald's Corporation 2003 Annual Shareholders' Meeting, or any adjournment thereof, and authorize each to vote at his or her discretion on any other matter that may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of McDonald's Corporation. The Board of Directors recommends	The Board of Directors recommends a vote FOR items 1 and 2.
a vote FOR all nominees for Director, FOR the approval of	1.	Election of Directors:
auditors and AGAINST the shareholder proposal on animal welfare standards. If this signed card contains no specific voting instructions, my (our) shares will be voted with the Board's recommendations.		01. Charles H. Bell 02. James R. Cantalupo 03. Robert A. Eckert 04. Enrique Hernandez, Jr. 05. Jeanne P. Jackson 06. Andrew J. McKenna 07. Cary D. McMillan 08. John W. Rogers, Jr. 09. Roger W. Stone	FOR ALL ☐		WITHHOLD FROM ALL ☐
For all, except vote withheld from the following

			FOR	AGAINST	ABSTAIN
	2.	Approval of auditors	☐	☐	☐

The Board of Directors recommends a vote AGAINST item 3.

Please sign as your name(s) appear(s) above and return this			FOR	AGAINST	ABSTAIN
proxy promptly. If signing for a corporation or partnership, or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you attend the meeting and decide to vote by ballot, such vote will supersede this proxy.	3.	Shareholder proposal on animal welfare standards	☐	☐	☐
x
x Date: , 2003	☐ Comments are on reverse side

\/ Please detach the Proxy from the Proxy Voting Instructions before mailing. \/

McDONALD'S CORPORATION McDonald's Plaza Oak Brook, IL 60523

Annual Meeting Information and Proxy Voting Instructions

Dear Shareholder:

McDonald's 2003 Annual Shareholders' Meeting will be held at 9:00 a.m. Central Time on Thursday, May 22, 2003, in the Prairie Ballroom at The Lodge on McDonald's Office Campus in Oak Brook, Illinois. If you are unable to attend the meeting, you can watch a live webcast and submit questions via e-mail by going to www.investor.mcdonalds.com and selecting the Annual Meeting webcast. A replay of the meeting also will be available for a limited time.

Prior to the Annual Meeting, please consider the issues discussed in the Proxy Statement and exercise your right to vote using one of the following methods:

Internet voting: www.eproxyvote.com/mcd
Phone voting: 877-PRX-VOTE (877-779-8683) toll-free from the U.S./Canada, or 201-536-8073 call collect from other countries
Voting by mail: complete, date, sign, detach and mail the above Proxy in the enclosed envelope

Your proxy covers the voting of shares of McDonald's Corporation Common Stock that you are entitled to vote or for which you may direct the voting.

If voting by phone or via the Internet, the voter control number in the box above is necessary to verify your authority to vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned the proxy card. If you choose to vote your shares by phone or Internet, there is no need to mail your proxy card.

Your vote is important. Thank you for voting!

Information for McDonald's Employees Only
If you wish to vote all of your shares, including shares in the McDonald's Corporation Profit Sharing and Savings Plan, in the same manner as shares held outside the Plan, you do NOT need to complete the section below. Simply follow the voting instructions on the front of this card.

The Board of Directors recommends a vote FOR all nominees for Director, FOR the approval of auditors and AGAINST the shareholder proposal on animal welfare standards.

The Board of Directors recommends a vote FOR items 1 and 2.

1.	Election of Directors:	PLAN SHARES OWNED			PLAN SHARES NOT YET CREDITED OR VOTED
	01. Charles H. Bell	FOR		WITHHOLD	FOR		WITHHOLD
	02. James R. Cantalupo	ALL		FROM ALL	ALL		FROM ALL
03. Robert A. Eckert
	04. Enrique Hernandez, Jr.	☐		☐	☐		☐
05. Jeanne P. Jackson
06. Andrew J. McKenna 07. Cary D. McMillan
08. John W. Rogers, Jr.
	09. Roger W. Stone	For all, except vote withheld from the following			For all, except vote withheld from the following

		FOR	AGAINST	ABSTAIN	FOR	AGAINST	ABSTAIN
2.	Approval of auditors	☐	☐	☐	☐	☐	☐
The Board of Directors recommends a vote AGAINST item 3.
		FOR	AGAINST	ABSTAIN	FOR	AGAINST	ABSTAIN
3.	Shareholder proposal on animal welfare standards	☐	☐	☐	☐	☐	☐

Thank you for sharing your comments. Although we are unable to personally respond to every proxy card comment, be assured that your remarks will help us learn how to better serve you.

Comments:

Profit Sharing and Savings Plan Voting Instructions

Your vote on the front of this proxy card directs the trustees of the McDonald's Corporation Profit Sharing and Savings Plan to vote the McDonald's shares credited to your accounts under the Plan. When you vote these shares, you should consider your long-term best interests as a Plan participant.

In addition, you are also directing the trustees to vote shares held in the Plan that have not been voted by other participants and shares that have not yet been credited to participants' accounts.When you direct the vote of these shares, you have a special responsibility to consider the long-term best interests of other participants.

If you want to vote the Plan shares you own or the shares you are voting for other participants differently from your shares held outside the Plan, do not vote by phone or Internet. Instead, complete the front of the proxy card and check the "comment" box, then mark your voting direction for Plan shares above and return the proxy card in the enclosed envelope.

Your directions to vote shares held in the McDonald's Corporation Profit Sharing and Savings Plan will be kept confidential by EquiServe Trust Company, N.A., the independent inspector of election.

QuickLinks

  Item 1. Election of Directors
  Item 2. Approval of auditors
  Item 3. Shareholder proposal